Exhibit 4.1

EXECUTION VERSION

SECOND AMENDMENT

TO SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

This SECOND AMENDMENT TO SIXTH AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), dated as of April 19, 2013, is entered into among REGAL CINEMAS CORPORATION, a Delaware corporation (the “Borrower”), the GUARANTORS (as defined in the Credit Agreement referred to below), REGAL ENTERTAINMENT HOLDINGS, INC., a Delaware corporation (“Holdings”), REGAL ENTERTAINMENT GROUP, a Delaware corporation (“Parent”), the LENDERS party hereto, and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent (the “Administrative Agent”).

RECITALS

WHEREAS, the Borrower, the Administrative Agent and the Lenders from time to time party thereto entered into that certain Sixth Amended and Restated Credit Agreement, dated as of May 19, 2010 (as amended by that certain Permitted Secured Refinancing Agreement dated as of February 23, 2011, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, the Borrower has requested that the Lenders make certain amendments to the Credit Agreement (as in effect immediately prior to the effectiveness of this Amendment) as provided herein, such that, from and after the Amendment Effective Date (as defined below), the terms and provisions of the Credit Agreement shall be as set forth on Exhibit A attached hereto; and

WHEREAS, the Lenders by executing a Lender Consent to the Second Amendment to Sixth Amended and Restated Credit Agreement, in the form attached hereto as Exhibit C (the “Acknowledgement and Consent”) are consenting to the amendments to the Credit Agreement reflected on Exhibit A attached hereto.

WHEREAS, concurrently with the amendments to the Credit Agreement, the Guarantors and the Administrative Agent will make certain amendments to the Guaranty and Collateral Agreement and the Parent Guaranty as provided herein;

NOW, THEREFORE, in consideration of the covenants made hereunder, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.                            Definitions.  Except as expressly provided herein, capitalized terms used in this Amendment but not defined in this Amendment shall have the meanings set forth for such terms in the Credit Agreement.

SECTION 2.                            Amendments to Credit Agreement.  The terms and provisions of the Credit Agreement are hereby amended as set forth on Exhibit A attached hereto such that all of the newly inserted and underscored provisions and any formatting changes reflected therein shall be deemed inserted or made, as applicable, and all of the stricken provisions shall be deemed to be deleted therefrom, which Credit Agreement shall immediately and automatically become effective upon the effectiveness of this Amendment in accordance with Section 5 below.  Schedules and Exhibits to the Credit Agreement shall remain as in effect under the Credit Agreement, except with respect to Exhibits set forth on Exhibit D attached hereto, which shall replace the respective Exhibit to the Credit Agreement in its entirety.  To the extent any Default or Event of Default exists prior the effectiveness of this Amendment as a result of the failure to comply with Section 5.9 of the Credit Agreement in connection with any pledge or guarantee required with respect to the assets acquired pursuant to the Great Escapes Acquisition Agreement, which would not exist after giving effect to this Amendment, such Default or Event of Default is hereby waived.

SECTION 3.                            Amendments to Guaranty and Collateral Agreement.

(a)                                 Section 1.1 of the Guaranty and Collateral Agreement is hereby amended by adding the following definition in proper alphabetical order:

““Qualified ECP Guarantor” shall mean in respect of any Swap Obligation, each Grantor that has total assets exceeding $10,000,000 at the time the Guaranty set forth in Section 2 or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.”

(b)                                 The following Section 2.8 is added to the Guaranty and Collateral Agreement:

“2.8. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Grantor to honor all of its obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 2.8 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2.8, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until a discharge of the Obligations. Each Qualified ECP Guarantor intends that this Section 2.8 constitute, and this Section 2.8 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Grantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.”

(c)                                  Clause (b) of Section 3.2 of the Guaranty and Collateral Agreement is hereby amended by deleting such clause in its entirety and replacing it with the following:

“(b) any of the outstanding capital stock of an Excluded Foreign Subsidiary or U.S. Holding Company in excess of 65% of the voting power of all classes of capital stock of such Excluded Foreign Subsidiary or U.S. Holding Company, as applicable; provided that immediately upon the amendment of the Code to allow the pledge of a greater percentage of the voting power of capital stock in an Excluded Foreign Subsidiary or U.S. Holding Company without adverse tax consequences, the Collateral shall include, and the security interest granted by each Grantor shall attach to, such greater percentage of capital stock of each Excluded Foreign Subsidiary or U.S Holding Company,”

(d)                                 Section 4.6(a) of the Guaranty and Collateral Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

“(a)                           The shares of Pledged Stock pledged by such Grantor hereunder constitute all of the issued and outstanding shares of all classes of Capital Stock of each Issuer owned by such Grantor or, in the case of an Excluded Foreign Subsidiary or U.S. Holding Company, 65% of the outstanding Excluded Foreign Subsidiary Voting Stock or U.S. Holding Company Voting Stock, as applicable, of each relevant Issuer.”

SECTION 4.                            Amendment to Parent Guaranty. Section 2.5 of the Parent Guaranty is hereby amended by inserting the following at the end of such section:

“The guaranty contained in this Section 2 shall also be reinstated in the circumstances set forth in Section 9.22(b) of the Credit Agreement.”

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SECTION 5.                            Conditions to Effectiveness of this Amendment.   This Amendment shall become effective when all the conditions set forth in this Section 5 shall have been satisfied (provided that such conditions are satisfied no later than 5:00 p.m (eastern) on April 30, 2013) (the date such conditions are satisfied being the “Amendment Effective Date”).

(a)                                 Execution of Counterparts. The Administrative Agent shall have executed this Amendment, in its capacity as Administrative Agent and on behalf of all consenting Lenders holding Term Loan Exposure on the Amendment Effective Date (after giving effect to any assignments of Term Loan Exposure effective pursuant to Section 2.20 of the Credit Agreement on or prior to the Amendment Effective Date) and all consenting Lenders holding Revolving Loan Exposure, and received (i) counterparts of this Amendment executed by the Borrower, Holdings and each Guarantor and (ii) Acknowledgement and Consents, duly executed by all of the Lenders holding Term Loan Exposure on the Amendment Effective Date (after giving effect to any assignments of Term Loan Exposure effectuated pursuant to Section 2.20 of the Credit Agreement on or prior to the Amendment Effective Date) and such Lenders holding Revolving Loan Exposure that execute such Acknowledgement and Consents.

(b)                                 Organizational Documents; Incumbency.  Administrative Agent shall have received (i) a copy of each Organizational Document of Borrower, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, dated the Amendment Effective Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of Borrower executing this Amendment and the other Loan Documents executed as of the Amendment Effective Date to which it is a party; (iii) resolutions of the board of directors or similar governing body of Borrower approving and authorizing the execution, delivery and performance of this Amendment and the other Loan Documents executed as of the Amendment Effective Date to which it is a party as of the Amendment Effective Date, certified as of the Amendment Effective Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) such good standing certificates as Administrative Agent may request from the applicable Governmental Authority of Borrower’s jurisdiction of incorporation, dated a recent date prior to the Amendment Effective Date; and (v) such other documents as Administrative Agent may reasonably request.

(c)                                  Fees and Expenses. The Administrative Agent (and its affiliates) shall have received all fees required to be paid to the Administrative Agent or its affiliates, and all expenses (including the reasonable fees and expenses of legal counsel) for which invoices have been presented, on or before the Amendment Effective Date.

(d)                                 Opinions of Counsel to Loan Parties, Parent and Holdings.  Administrative Agent and Lenders shall have received an originally executed copy of the written opinion of Hogan Lovells US LLP, counsel for the Loan Parties as to such matters as Administrative Agent may reasonably request, dated as of the Amendment Effective Date and in form and substance reasonably satisfactory to Administrative Agent.  The Borrower, the other Loan Parties and the Administrative Agent hereby instruct such counsel to deliver such legal opinion.

(e)                                  Amendment Effective Date Certificate.  Borrower shall have delivered to Administrative Agent an originally executed Amendment Effective Date Certificate, substantially in the form attached hereto as Exhibit B, together with all attachments thereto.

(f)                                   Amendment Effective Date Representations and Warranties.

a.              As of the Amendment Effective Date, the representations and warranties contained herein, in the Credit Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the Amendment Effective Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.

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b.              As of the Amendment Effective Date, after giving effect to this Amendment, no event shall have occurred and be continuing or would result from the consummation of the transactions contemplated by this Amendment on the Amendment Effective Date that would constitute an Event of Default or a Default.

SECTION 6.                            Representations and Warranties.  Parent, Holdings, the Borrower and each other Loan Party represents and warrants as follows:

(a)                                 Power; Authorization; Enforceable Obligations. Parent, Holdings, the Borrower and each other Loan Party has the requisite power and authority, and the legal right, to enter into this Amendment.  Parent, Holdings, the Borrower and each other Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of this Amendment.  This Amendment constitutes a legal, valid and binding obligation of Parent, Holdings, the Borrower and each other Loan Party signatory hereto and thereto, enforceable against Parent, Holdings, the Borrower and each other Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).  The Credit Agreement, as amended by this Amendment, and each other Loan Document constitutes a legal, valid and binding obligation of Parent, Holdings, the Borrower and each other Loan Party, in each case, to the extent party to such Loan Document, enforceable against the Parent, Holdings, the Borrower and each other Loan Party in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(b)                                 No Legal Bar. The execution, delivery and performance of this Amendment will not violate any Requirement of Law or any material Contractual Obligation of Parent, Holdings, the Borrower and each other Loan Party, nor result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Loan Documents).

(c)                                  Accuracy of Representations and Warranties. The representations and warranties of each Parent, Holdings, the Borrower and each other Loan Party set forth in the Loan Documents (including, for avoidance of doubt, in the Credit Agreement) are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.

(d)                                 No Default or Event of Default. As of the date hereof, after giving effect to this Amendment, no event has occurred and is continuing that would constitute an Event of Default or a Default.

SECTION 7.                            Validity of Obligations and Liens.

(a)                                 Validity of Obligations.  Parent, Holdings, the Borrower and each other Loan Party acknowledges and agrees that, both before and after giving effect to this Amendment, the Borrower and each other Loan Party (and, (i) as provided in the Guaranty and Pledge Agreement, Holdings and (ii) as provided in the Parent Guaranty, Parent) is, jointly and severally, indebted to the Lenders and the other Secured Parties for the Obligations, without defense, counterclaim or offset of any kind and Parent, Holdings, the Borrower and each other Loan Party hereby ratifies and reaffirms the validity, enforceability and binding nature of such Obligations.

(b)                                 Validity of Guarantees.  Parent, Holdings and each Guarantor hereby (i) acknowledges and agrees to the terms of this Amendment and (ii) confirms and agrees that, its guarantee under the Guaranty and Collateral

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Agreement (or (i) in the case of Holdings, under the Guaranty and Pledge Agreement or (ii) in the case of Parent, under the Parent Guaranty) is, and shall continue to be, in full force and effect, and shall apply to all Obligations and such guarantee is hereby ratified and confirmed in all respects.

(c)                                  Validity of Liens and Loan Documents.  Holdings, the Borrower and each other Loan Party hereby ratifies and reaffirms the validity and enforceability (without defense, counterclaim or offset of any kind) of the Liens and security interests granted to the Administrative Agent for the benefit of the Secured Parties to secure any of the Obligations by Holdings, the Borrower or any other Loan Party pursuant to the Loan Documents to which any of Holdings, the Borrower or any other Loan Party is a party and hereby confirms and agrees that notwithstanding the effectiveness of this Amendment, and except as expressly amended by this Amendment, each such Loan Document is, and shall continue to be, in full force and effect and each is hereby ratified and confirmed in all respects, except that, on and after the effectiveness of this Amendment, each reference in the Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” (and each reference in the Credit Agreement to this “Agreement”, “hereunder” or “hereof”) or words of like import shall mean and be a reference to the Credit Agreement as amended by this Amendment.  This Amendment shall constitute a “Loan Document” for purposes of the Credit Agreement.

SECTION 8.                            Lender Consent and Authorization to Amend Other Loan Documents.  Each of the Lenders hereby consents to, and authorizes Parent, Holdings, the Borrower, each other Loan Party and the Administrative Agent to enter into such amendments, restatements, amendment and restatements, supplements and modifications to the Notes, the Guaranty and Collateral Agreement, the Guaranty and Pledge Agreement, the Intellectual Property Security Agreement, the Control Agreements and the other Security Documents and Loan Documents as the Administrative Agent deems reasonably necessary or desirable in connection with this Amendment.

SECTION 9.                            Governing Law.  This Amendment shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York.

SECTION 10.                     Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Amendment by telecopier or electronic image scan transmission (e.g., PDF via electronic mail) shall be effective as delivery of an original executed counterpart of this Amendment.

SECTION 11.                     Execution of Amendment.  This Amendment shall be executed by Parent, Holdings, the Borrower, each Guarantor under the Credit Agreement, and the Administrative Agent, in its capacity as Administrative Agent under the Credit Agreement, acting upon the instruction of each consenting Lender that has executed an Acknowledgement and Consent.  Execution of this Amendment by any Person constitutes the agreement of such Person to the terms of (and results in such Person being bound by) this Amendment. Execution of an Acknowledgment and Consent by a Lender under the Credit Agreement constitutes the agreement of such Lender to (and results in such Person being bound by) the terms of this Amendment and the Credit Agreement.

SECTION 12.                     Severability.  In case any provision in or obligation under this Amendment shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

SECTION 13.                     Integration.  This Amendment, the Credit Agreement, the other Loan Documents and any separate letter agreements among the Borrower and the Administrative Agent or its affiliates or any other agent party to the Credit Agreement relating to this Amendment or with respect to fees payable to the Administrative Agent (or its affiliates) constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

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SECTION 14.                     No Novation.  This Amendment shall not discharge or release the priority of any Loan Document or any other security therefor.  Nothing herein contained shall be construed as a substitution or novation of the instruments, documents and agreements securing the Obligations, which shall remain in full force and effect.  Nothing in this Amendment shall be construed as a release or other discharge of Parent, Holdings, the Borrower or any other Loan Party from any of its obligations and liabilities under the Credit Agreement or the other Loan Documents, all of which are continued on the terms set forth in the Credit Agreement.

SECTION 15.                     WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AMENDMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 16.                     Headings.  Section and subsection headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.

SECTION 17.                     Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the Parent, Holdings, the Borrower and each other Loan Party party hereto and their respective successors and assigns, and upon the Administrative Agent and the Lenders and each of their respective successors and assigns.  Neither the Parent’s, Holdings’, the Borrower’s nor any other Loan Parties’ rights and obligations hereunder and any interest therein may be assigned or delegated by Parent, Holdings, the Borrower or any other Loan Party without the prior written consent of all Lenders.

[signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

PARENT:

REGAL ENTERTAINMENT GROUP

By:	/s/ David H. Ownby
Name:	David H. Ownby
Title:	Chief Financial Officer

HOLDINGS:

REGAL ENTERTAINMENT HOLDINGS, INC.

By:	/s/ David H. Ownby
Name:	David H. Ownby
Title:	Chief Financial Officer

BORROWER:

REGAL CINEMAS CORPORATION

By:	/s/ David H. Ownby
Name:	David H. Ownby
Title:	Chief Financial Officer

GUARANTORS:

A 3 THEATRES OF TEXAS, INC.
A 3 THEATRES OF SAN ANTONIO, LTD.,
by: A3 THEATRES OF TEXAS, INC., ITS GENERAL PARTNER
CONSOLIDATED THEATRES MANAGEMENT, L.L.C.
EASTGATE THEATRE, INC.
EDWARDS THEATRES, INC.
FREDERICK PLAZA CINEMA, INC.
HOYTS CINEMAS CORPORATION
INTERSTATE THEATRES CORPORATION
R.C. COBB II, LLC
R.C. COBB, INC.
RCI/FSSC, LLC
RCI/RMS, LLC
REGAL CINEMAS HOLDINGS, INC.
REGAL CINEMAS II, LLC
REGAL CINEMEDIA CORPORATION,
REGAL GALLERY PLACE, LLC
REGAL INVESTMENT COMPANY
RICHMOND I CINEMA, L.L.C.
UA SWANSEA, LLC
UNITED ARTISTS PROPERTIES I CORP.
UNITED ARTISTS REALTY COMPANY
UNITED ARTISTS THEATRE COMPANY

By:	/s/ David H. Ownby
Name:	David H. Ownby
Title:	Vice President

REGAL CINEMAS, INC.

By:	/s/ David H. Ownby
Name:	David H. Ownby
Title:	Chief Financial Officer

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH
as Administrative Agent, and as a Lender

By:	/s/ Bill O’Daly
	Name:	Bill O’Daly
	Title:	Director

By:	/s/ Michael D. Spaight
	Name:	Michael D. Spaight
	Title:	Associate

EXHIBIT A

AMENDED CREDIT AGREEMENT

See attached.

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

dated as of May 19, 2010

As modified through the Second Amendment to Sixth Amended and Restated Credit Agreement dated as of April [  ], 2013 among

REGAL CINEMAS CORPORATION,
as Borrower,

VARIOUS LENDERS,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Administrative Agent,

and

CREDIT SUISSE SECURITIES (USA) LLC,
as ~~Joint~~ Lead Arranger and ~~Joint~~ Bookrunner,

~~BARCLAYS CAPITAL,~~
~~as Joint Lead Arranger and Joint Bookrunner,~~

~~BANC OF AMERICA SECURITIES LLC,~~
~~as Joint Bookrunner and Co-Documentation Agent~~

~~and~~

~~DEUTSCHE BANK SECURITIES INC.,~~
~~as Joint Bookrunner and Co-Documentation Agent~~

~~$1,335,000,000 Senior Secured Credit Facilities~~

TABLE OF CONTENTS

		Page

SECTION 1.	DEFINITIONS AND INTERPRETATION	2
1.1	Definitions	2
1.2	Accounting Terms	~~35~~36
1.3	Interpretation, Etc.	~~35~~36
1.4	Relationship with Fifth Restated Credit Agreement	~~36~~37
1.5	Confirmation, Ratification and Continuation of Term Loans	~~36~~37
1.6	Confirmation, Ratification and Conversion of Revolving Loans and Letters of Credit	~~37~~38
1.7	Prior Periods	38
1.8	Pro Forma Compliance with Section 6	38

SECTION 2.	LOANS AND LETTERS OF CREDIT	~~37~~38
2.1	Term Loans	~~37~~38
2.2	Revolving Loans	~~40~~41
2.3	Issuance of Letters of Credit and Purchase of Participations Therein	~~41~~42
2.4	Pro Rata Shares; Availability of Funds	~~45~~46
2.5	Use of Proceeds	~~45~~47
2.6	Evidence of Debt; Register; Lenders’ Books and Records; Notes	~~46~~47
2.7	Interest on Loans	~~47~~48
2.8	Conversion/Continuation	~~48~~50
2.9	Default Interest	~~49~~50
2.10	Fees	~~49~~50
2.11	Scheduled Payments	~~50~~51
2.12	Voluntary Prepayments/Commitment Reductions	53
2.13	Mandatory Prepayments	54
2.14	Application of Prepayments/Reductions	55
2.15	General Provisions Regarding Payments	56
2.16	Ratable Sharing	57
2.17	Making or Maintaining Eurodollar Rate Loans	57
2.18	Increased Costs; Capital Adequacy	59
2.19	Taxes; Withholding, Etc.	60
2.20	Removal or Replacement of a Lender	64
2.21	Repricing Protection	65
2.22	Loan Modification Offers	65

SECTION 3.	CONDITIONS PRECEDENT	~~65~~68
3.1	Closing Date	~~65~~68
3.2	Conditions to Each Credit Extension	~~69~~71

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SECTION 4.	REPRESENTATIONS AND WARRANTIES	~~70~~72
4.1	Financial Condition	~~70~~72
4.2	No Change	~~70~~73
4.3	Corporate Existence and Compliance with Laws	~~71~~73
4.4	Corporate Power; Authorization; Enforceable Obligations	~~71~~73
4.5	No Legal Bar	~~71~~74
4.6	No Material Litigation	~~71~~74
4.7	No Default	~~72~~74
4.8	Ownership of Property; Liens	~~72~~74
4.9	Intellectual Property	~~72~~74
4.10	Taxes	~~73~~75
4.11	Federal Regulations	~~73~~75
4.12	Labor Matters	~~73~~76
4.13	ERISA	~~73~~76
4.14	Investment Company Act; Other Regulations	~~74~~76
4.15	Subsidiaries	~~74~~76
4.16	Use of Proceeds	~~74~~77
4.17	Environmental Matters	~~74~~77
4.18	Accuracy of Information, Etc.	~~75~~78
4.19	Security Documents	~~76~~78
4.20	Solvency	~~77~~79
4.21	Senior Indebtedness	~~77~~79
4.22	Regulation H	~~77~~79
4.23	Insurance	~~77~~80
4.24	Real Estate	~~77~~80
4.25	Permits	~~79~~81
4.26	Leases	~~80~~82

SECTION 5.	AFFIRMATIVE COVENANTS	~~80~~83
5.1	Financial Statements and Other Reports	~~80~~83
5.2	Certificates and Other Information	~~81~~84
5.3	Payment of Obligations	~~82~~85
5.4	Conduct of Business and Maintenance of Existence, Etc.	~~82~~85
5.5	Maintenance of Properties; Leases; Insurance	~~83~~85
5.6	Inspection of Property; Books and Records; Discussions	~~84~~87
5.7	Notices	~~84~~87
5.8	Environmental Laws	~~86~~88
5.9	Additional Collateral, Etc.	~~86~~88
5.10	Use of Proceeds	~~88~~90
5.11	ERISA Documents	~~88~~90
5.12	Unrestricted Subsidiaries	~~89~~90
5.13	Interest Rate Protection	~~89~~90
5.14	Maintenance of Rating	~~89~~91
5.15	Further Assurances	~~89~~91
5.16	Post Closing Matters	~~89~~91

SECTION 6.	NEGATIVE COVENANTS	~~89~~91
6.1	Financial Covenants	~~89~~91
6.2	Indebtedness	~~90~~91
6.3	Liens	~~94~~96
6.4	Limitation on Fundamental Changes	~~96~~98
6.5	Limitation on Disposition of Property	~~96~~98
6.6	Limitation on Restricted Payments	~~98~~99
6.7	Limitation on Capital Expenditures	~~100~~102
6.8	Limitation on Investments	~~101~~102
6.9	Limitation on Optional Payments and Modifications of Indebtedness and Organizational Documents	~~103~~105
6.10	Limitations on Transactions with Affiliates	~~104~~106
6.11	Limitation on Sales and Leasebacks	~~104~~106
6.12	Limitation on Changes in Fiscal Periods	~~104~~106
6.13	Limitation on Negative Pledge Clauses	~~104~~106
6.14	Limitation on Restrictions on Subsidiary Distributions, Etc.	~~105~~107
6.15	Limitation on Lines of Business	~~105~~107
6.16	Limitation on Hedge Agreements	~~105~~107
6.17	[Omitted]	~~106~~107
6.18	Limitation on Issuance of Preferred Stock	~~106~~107
6.19	Maintenance of Restricted Payments Basket for NCM Liabilities	~~106~~107

SECTION 7.	EVENTS OF DEFAULT	~~106~~108
7.1	Events of Default	~~106~~108

SECTION 8.	AGENTS	~~109~~112
8.1	Appointment of Agents	~~109~~112
8.2	Powers and Duties	~~110~~112
8.3	General Immunity	~~110~~113
8.4	Agents Entitled to Act as Lender	~~111~~113
8.5	Lenders’ Representations, Warranties and Acknowledgment	~~111~~114
8.6	Right to Indemnity	~~111~~114
8.7	Successor Administrative Agent	~~112~~114
8.8	Security Documents and Guaranty	~~113~~115

SECTION 9.	MISCELLANEOUS	~~114~~116
9.1	Notices	~~114~~116
9.2	Expenses	~~115~~118
9.3	Indemnity	~~116~~119
9.4	Set-Off	~~117~~120
9.5	Amendments and Waivers	~~118~~120
9.6	Successors and Assigns; Participations	~~120~~123
9.7	Independence of Covenants	~~124~~128
9.8	Survival of Representations, Warranties and Agreements	~~125~~128
9.9	No Waiver; Remedies Cumulative	~~125~~128

9.10	Marshalling; Payments Set Aside	~~125~~128
9.11	Severability	~~125~~128
9.12	Obligations Several; Independent Nature of Lenders’ Rights	~~125~~128
9.13	Headings	~~126~~129
9.14	APPLICABLE LAW	~~126~~129
9.15	CONSENT TO JURISDICTION	~~126~~129
9.16	WAIVER OF JURY TRIAL	~~126~~129
9.17	Confidentiality	~~127~~130
9.18	Usury Savings Clause	~~127~~130
9.19	Counterparts	~~128~~131
9.20	Patriot Act	~~128~~131
9.21	Integration	~~128~~131
9.22	Release of Collateral and Guaranty Obligations	~~128~~131
9.23	Effectiveness	~~129~~132
9.24	Existing Agreements Superseded	~~129~~132

APPENDICES:	A-1	Existing Term Loans and Existing Revolving Loans
	A-2	Revolving Commitments
	B	Notice Addresses

SCHEDULES:	1.1	Existing Letters of Credit
	1.1A	Unrestricted Subsidiaries as of the Closing Date
	4.3	Corporate Existence and Good Standing
	4.4	Consents, Authorizations, Filings and Notices
	4.6	Litigation
	4.9(b)	Trademarks, Service Marks and Trade Names
	4.9(c)	Patents
	4.9(d)	Copyrights
	4.9(e)	Intellectual Property Licenses
	4.15	Subsidiaries
	4.17	Environmental Matters
	4.19(a)	UCC Filing Jurisdictions — Collateral
	4.19(b)	Existing Mortgages
	4.24(a)	Real Estate Assets
	4.24(g)	Structural Defects
	4.24(h)	Real Estate Transfer Rights
	4.26(b)	Lease Defaults
	5.9(b)	Title Insurance Requirements
	5.16	Post Closing Matters
	6.2(d)	Existing Indebtedness
	6.3(f)	Existing Liens

EXHIBITS:	A-1	Funding Notice
	A-2	Conversion/Continuation Notice
	A-3	Issuance Notice
	B-1	Term Loan Note
	B-2	Revolving Loan Note
	C	Compliance Certificate
	D	Assignment Agreement
	E	Certificate Re Non Bank Status
	F-1	Closing Date Certificate
	F-2	Solvency Certificate
	G-1	Guaranty and Collateral Agreement
	G-2	Guaranty and Pledge Agreement
	G-3	Parent Guaranty
	H	New Mortgage
	I	Intercompany Note

v

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

This SIXTH AMENDED AND RESTATED CREDIT AGREEMENT, dated as of May 19, 2010 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), by and among REGAL CINEMAS CORPORATION, a Delaware corporation (“Borrower”), the Lenders party hereto from time to time, CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent (together with its permitted successors in such capacity, the “Administrative Agent”) and as Issuing Bank, and CREDIT SUISSE SECURITIES (USA) LLC (“CS Securities”), as joint lead arranger and joint  bookrunner, BARCLAYS CAPITAL, the investment banking division of Barclays Bank PLC (“Barclays Capital”), as joint lead arranger and joint bookrunner, BANC OF AMERICA SECURITIES LLC (“BOAS”), as joint bookrunner and co-documentation agent and DEUTSCHE BANK SECURITIES INC. (“DBS”), as joint bookrunner and co-documentation agent (CS Securities, Barclays Capital, BOAS and DBS, in such capacities, the “Arrangers”), amends and restates in full the Fifth Amended and Restated Credit Agreement, dated as of October 27, 2006 (as amended by the First Amendment, dated as of January 20, 2009 and as otherwise amended, restated, supplemented or otherwise modified from time to time to the date hereof, the “Fifth Restated Credit Agreement”), which Fifth Restated Credit Agreement amended and restated in full the Fourth Amended and Restated Credit Agreement, dated as of May 10, 2004 (as amended, restated, supplemented or otherwise modified from time to time to the date of the Fifth Restated Credit Agreement, the “Fourth Restated Credit Agreement”), which Fourth Restated Credit Agreement amended and restated in full the Third Amended and Restated Credit Agreement, dated as of August 27, 2003 (as amended, restated, supplemented or otherwise modified from time to time to the date of the Fourth Restated Credit Agreement, the “Third Restated Credit Agreement”), which Third Restated Credit Agreement amended and restated in full the Second Amended and Restated Credit Agreement, dated as of June 6, 2003 (as amended, restated, supplemented or otherwise modified from time to time to the date of the Third Restated Credit Agreement, the “Second Restated Credit Agreement”), which Second Restated Credit Agreement amended and restated in full the Amended and Restated Credit Agreement, dated as of August 12, 2002 (as amended, restated, supplemented or otherwise modified from time to time to the date of the Second Restated Credit Agreement, the “Restated Credit Agreement”), which Restated Credit Agreement amended and restated in full the Credit Agreement, dated as of January 29, 2002 (as amended, restated, supplemented or otherwise modified from time to time to the date of the Restated Credit Agreement, the “Original Credit Agreement” and, together with the Fifth Restated Credit Agreement, the Fourth Restated Credit Agreement, the Third Restated Credit Agreement, the Second Restated Credit Agreement and the Restated Credit Agreement, the “Prior Credit Agreements”~~,~~).

RECITALS

WHEREAS, undefined capitalized terms used in these recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, the parties hereto have agreed to amend and restate the Fifth Restated Credit Agreement on the terms set forth herein;

WHEREAS, Borrower has agreed to secure all of its Obligations by granting to Administrative Agent, for the benefit of Secured Parties, a First Priority Lien on certain of its real property assets and substantially all of its personal property assets, including a pledge of all of the Capital Stock of each of its Domestic Subsidiaries and Foreign Subsidiaries (other than Excluded Foreign Subsidiaries and U.S. Holding Companies) and 65% of all the Capital Stock of each of its Excluded Foreign Subsidiaries and each U.S. Holding Company;

WHEREAS, Guarantors have agreed to guarantee the obligations of Borrower hereunder and to secure their respective Obligations by granting to Administrative Agent, for the benefit of Secured Parties, a First Priority Lien on certain real property assets and substantially all of their respective personal property assets, including a pledge of all of the Capital Stock of each of their respective Domestic Subsidiaries and Foreign Subsidiaries (other than Excluded Foreign Subsidiaries and U.S. Holding Companies) and 65% of all the Capital Stock of each of their respective Excluded Foreign Subsidiaries and each U.S. Holding Company;

WHEREAS, Holdings has agreed to guarantee the obligations of Borrower hereunder, on a limited-recourse basis, and to secure its obligations by granting to Administrative Agent, for the benefit of the Secured Parties, a First Priority Lien on all of the Capital Stock of Borrower;

WHEREAS, Parent has agreed to guarantee the obligations of Borrower hereunder;

WHEREAS, the Fifth Restated Credit Agreement is being amended and restated on and subject to the terms and conditions set forth herein, and this Agreement is made in renewal, amendment, restatement and modification of, but not in extinguishment or novation of, the obligations under the Fifth Restated Credit Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.                DEFINITIONS AND INTERPRETATION

1.1          Definitions.  The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Accepting Lender” as defined in Section 2.22(a).

“Acquired Indebtedness” means Indebtedness (i) assumed by Borrower or any of its Restricted Subsidiaries in connection with a Permitted Acquisition that does not result in the creation of a new Restricted Subsidiary, (ii) of a Person that becomes a Restricted Subsidiary in connection with a Permitted Acquisition or in connection with a contribution of a Person as a capital contribution to Borrower or any Restricted Subsidiary, or (iii) of an Unrestricted Subsidiary at the time it becomes a Restricted Subsidiary.

“Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period, the rate per annum obtained by dividing (i) (a) the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on such Interest Rate Determination Date by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period or (b) in the event the rate referenced in the preceding clause (a) is not ascertainable pursuant to the provisions of the foregoing clause (a), the rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on such Interest Rate Determination Date , by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement.

“Administrative Agent” as defined in the preamble hereto.

“Affected Class” as defined in Section 2.22(a).

“Affected Lender” as defined in Section 2.17(b).

“Affected Loans” as defined in Section 2.17(b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person, or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent” means each of the Arrangers and Administrative Agent.

“Aggregate Amounts Due” as defined in Section 2.16.

“Agreement” as defined in the preamble hereto.

“Applicable Margin” means (i) with respect to Term Loans (other than New Term Loans) a percentage, per annum, determined by reference to the Consolidated Leverage Ratio (calculated on a pro forma basis to give effect to all New Term Loans drawn since the most recent calculation of the Consolidated Leverage Ratio, any repayments of Indebtedness made with such New Term Loans and any use of the proceeds of such New Term Loans for Permitted Acquisitions) in effect from time to time as set forth below, (ii) with respect to Revolving Loans, a percentage, per annum, determined by reference to the Consolidated Leverage Ratio (calculated on a pro forma basis to give effect to all New Term Loans drawn since the most recent calculation of the Consolidated Leverage Ratio, any repayments of Indebtedness made with such New Term

Loans and any use of the proceeds of such New Term Loans for Permitted Acquisitions) in effect from time to time as set forth below and (iii) with respect to Loans that are New Term Loans, the Applicable Margin shall be as provided for in the Joinder Agreement relating to the New Term Loan Commitment in respect of such New Term Loan.

Consolidated Leverage Ratio	Applicable Margin for Eurodollar Rate Revolving Loans	Applicable Margin for ABR Rate Revolving Loans	Applicable Margin for Eurodollar Rate Term Loans	Applicable Margin for ABR Rate Term Loans
> 3.00:1.00	3.75%	2.75%	~~3.25~~2.75%	~~2.25~~1.75%
< 3.00:1.00	3.50%	2.50%	~~3.00~~2.50%	~~2.00~~1.50%

No change in the Applicable Margin shall be effective until three Business Days after the date on which Administrative Agent shall have received the applicable financial statements and a Compliance Certificate calculating the Consolidated Leverage Ratio; provided that notwithstanding the foregoing, a change in the Applicable Margin as a result of a change to the Consolidated Leverage Ratio resulting from the pro forma effect of a drawing of New Term Loans as provided above shall be given effect one Business Day following any such drawing of New Term Loans.  At any time Borrower has not submitted to Administrative Agent the applicable information as and when required, the Applicable Margin shall be determined as if the Consolidated Leverage Ratio were in excess of 3.00:1.00.  Promptly after receipt of the applicable information under Section 5.2(b), Administrative Agent shall give each Lender notice of the Applicable Margin in effect from such date.  As of the First Amendment Effective Date, the Applicable Margin shall be based on a Consolidated Leverage Ratio in excess of 3.00:1.00

“Applicable Reserve Requirement” means, at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator.  Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities that includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets that include Eurodollar Rate Loans.  A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender.  The rate of interest on

Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Arrangers” as defined in the preamble hereto.

“Asset Sale” means any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by clause (a), (b), (c) or (d) or (i) of Section 6.5) that yields gross proceeds to Borrower or any of its Restricted Subsidiaries (in the case of noncash proceeds consisting of notes or other debt securities, valued at the initial principal amount thereof, and in the case of other noncash proceeds, valued at fair market value as reasonably determined by Borrower, or, if requested by Administrative Agent, determined by a reputable, independent third party reasonably satisfactory to Administrative Agent and paid for by Borrower) in excess of $5,000,000.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit D, with such amendments or modifications as may be approved by Administrative Agent.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if also an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), chief financial officer or treasurer.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (iii) the Adjusted Eurodollar Rate then in effect for Eurodollar Rate Loans with an Interest Period of one month plus 1%; provided that, for the avoidance of doubt, the Adjusted Eurodollar Rate for any day shall be based on the rate determined on such day at approximately 11 a.m. (London time) by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized vendor for the purpose of displaying such rates).  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate or the Adjusted Eurodollar Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate or the Adjusted Eurodollar Rate, respectively.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Beneficiary” means each Agent, Issuing Bank, Lender and Lender Counterparty.

“Borrower” as defined in the preamble hereto.

“Borrower Affiliated Group” as defined in Section 6.6(f).

“Business Day” means (i) any day excluding Saturday, Sunday and any day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” shall mean any day that is a Business Day described in clause (i) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, with respect to any Person, the aggregate of all expenditures made by such Person and its Subsidiaries, on a consolidated basis, for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries; provided that expenditures for the acquisition of Digital Cinema Equipment that is intended in good faith and reasonably expected to be sold or contributed to a DCIP Entity under a DCIP Investment Transaction shall not constitute Capital Expenditures except to the extent any such Digital Cinema Equipment that has not been so sold or contributed, shall at any time cease to be intended in good faith or reasonably expected to be so sold or contributed (in which case, such expenditures (to the extent constituting Capital Expenditures without giving effect to this proviso) shall at such time be deemed to be Capital Expenditures made as at such time).

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under any (i) lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP and (ii) any lease financing arrangements set forth on the balance sheet of such Person other than EITF 97-10 Capital Lease Obligations.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase (other than convertible or exchangeable Indebtedness that is not otherwise capital stock) or other arrangements or rights to acquire any of the foregoing.

“Cash” means money, currency or a credit balance in any Deposit Account.

“Cash Equivalents” means, as at any date of determination, (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender (other than a Lender that, at the time of such acquisition, was a Defaulting Lender) or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least “A-1” by S&P or “P-1” by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender (other than a Lender that, at the time of such acquisition, was a Defaulting Lender) or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least “A” by S&P or “A” by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender (other than a Lender that, at the time of such acquisition, was a Defaulting Lender) or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds that invest at least 95% of their assets in securities satisfying the requirements of clauses (a) through (f) of this definition.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Certificate Re Non-Bank Status” means a certificate substantially in the form of Exhibit E.

“Class” means (i) with respect to Lenders, each of the following classes of Lenders:  (a) Lenders having Term Loan Exposure and (b) Lenders having Revolving Loan Exposure, and (ii) with respect to Loans, each of the following classes of Loans:  (a) Term Loans and (b) Revolving Loans.  For the avoidance of doubt, (a) any Term Loans having the same terms and conditions as an Existing Class of Term Loans may specify that such Term Loans are of the same Class, but otherwise any Term Loans incurred pursuant to a Loan Modification Offer shall be deemed to constitute a separate Class of Term Loans, and (b) any Revolving Commitments and related Revolving Loans having the same terms and conditions as an Existing Class of Revolving Commitments and related Revolving Loans may specify that such Revolving Commitments and related Revolving Loans are of the same Class, but otherwise any Revolving Commitments and related Revolving Loans incurred pursuant to a Loan Modification Offer shall be deemed to constitute a separate Class of Revolving Commitments and related Revolving Loans.

“Closing Date” means the date on which this Agreement becomes effective.

“Closing Date Certificate” means a certificate substantially in the form of Exhibit F-1.

“Closing Date Projections” as defined in Section 4.1(b).

“Closing Date Transactions” means (i) the execution, delivery and performance on the Closing Date by the Loan Parties of the Loan Documents to which they are party, (ii) the payment of related fees and expenses, (iii) the continuation of Existing Term Loans as Term Loans hereunder pursuant to Section 1.5, (iv) the termination of the Existing Revolving Commitments and replacement of any Existing Revolving Loans, (v) the effectiveness of the Revolving Commitments hereunder and (vi) the deemed issuance of Existing Letters of Credit as Letters of Credit issued hereunder pursuant to Sections 1.6 and 2.3(h).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted pursuant to the Security Documents as security for the Obligations.

“Commitment” means any Revolving Commitment or Term Loan Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commonly-Controlled Entity” means an entity, whether or not incorporated, that is under common control with Borrower within the meaning of Section 4001 of ERISA, or is part of a group that includes Borrower and that is treated as a single employer under Section 414 of the Code or of which Borrower is a general partner.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Confidential Information Memorandum” means the Confidential Information Memorandum dated May, 2010 and furnished to Lenders.

“Consolidated Adjusted Debt” means, as of the last day of any period, the sum of (a) Funded Debt of Borrower and its Restricted Subsidiaries as of such date, determined according to the face or principal amount thereof, based on the amount owing under the applicable Contractual Obligation (without regard to any election by the Borrower, Parent, Holdings or any other Person to measure an item of Indebtedness using fair value or any other discount to par that may be applicable under GAAP) on a consolidated basis with respect to the Borrower and its Subsidiaries, in accordance with consolidation principles utilized in GAAP, less the amount of unrestricted and unencumbered Cash and Cash Equivalents of Borrower and its Restricted Subsidiaries as of such date (provided that, Cash and Cash Equivalents subject to Liens granted under the Security Documents shall not be deemed to be restricted or encumbered as a result thereof) and (b) the product of 8 times Consolidated Lease Expense for such period.

~~“Consolidated Adjusted Interest Coverage Ratio” means, for any period, the ratio of (a) Consolidated EBITDAR of Borrower and its Restricted Subsidiaries for such period, to (b) the~~

~~sum of (i) Consolidated Interest Expense of Borrower and its Restricted Subsidiaries for such period (provided that, Consolidated Interest Expense shall be calculated on a pro forma basis to give effect to Indebtedness incurred during such period to finance Permitted Acquisitions or other acquisitions as if such Indebtedness had been incurred on the first day of such period), and (ii) Consolidated Lease Expense of Borrower and its Restricted Subsidiaries for such period.~~

“Consolidated Adjusted Leverage Ratio” means, for any period, the ratio of (a) Consolidated Adjusted Debt as of the last day of such period to, (b) Consolidated EBITDAR of Borrower and its Restricted Subsidiaries for such period.

“Consolidated Current Assets” means, as at any date of determination, the total assets of Borrower and its Restricted Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of Borrower and its Restricted Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding (i) the current portion of long term debt and (ii) the current portion of any balance sheet liabilities attributable to NCM Extraordinary Payments.

“Consolidated EBITDA” means, as to Borrower and its Restricted Subsidiaries, for any applicable period, the difference of (a) the sum (without duplication) of (i) Consolidated Net Income of Borrower and its Restricted Subsidiaries for such period, plus (ii) the amounts deducted by Borrower and its Restricted Subsidiaries in determining such Consolidated Net Income for such period representing (s) noncash noncontrolling minority interest expense, (t) noncash charges (including noncash Consolidated Lease Expense and noncash theatre closing costs), amortization (including amortization of deferred financing fees), depreciation, noncash restructuring charges or reserves, and other noncash reserves and nonrecurring charges, (u) all federal, state and local taxes (whether paid in cash or deferred) computed on the basis of income, (v) Consolidated Interest Expense and noncash interest expense, (w) expenses or charges incurred in connection with the issuance of debt or equity securities, and up-front fees paid with respect to credit facilities provided by banks and other financial institutions, (x) Transaction Costs and other one-time fees, costs and expenses (including legal fees and costs) in connection with the Closing Date Transactions and actions related thereto (including obtaining title insurance, making filings and recordings of mortgages, deeds of trust, financing statements and other actions contemplated by the Loan Documents), (y) expenses or charges incurred in connection with real estate financings consummated during such period, and (z) fees and expenses paid in connection with Permitted Acquisitions consummated and Investments made during such period, minus (b) the amounts included by Borrower and its Restricted Subsidiaries in determining such Consolidated Net Income for such period representing (x) noncash gains (including any gains or income associated with cancellation of indebtedness), (y) nonrecurring gains, and (z) cash payments made during such period with respect to noncash charges or reserves included in (a)(ii) above for a prior period; provided that (without duplication), “Consolidated EBITDA” for any applicable period shall be (A) determined on the basis that any Permitted Acquisitions, or other acquisitions or dispositions of revenue producing assets that were consummated during such period, were consummated on the first day of such period, (B) determined on the basis that any designation of a Subsidiary as an Unrestricted Subsidiary or a Restricted Subsidiary, as the case may be, that occurred during such period occurred on the first day of such period, and (C) increased or decreased, as the case may be, to reflect the projected good faith identifiable and supportable net cost saving or additional net costs, as the case may be, resulting from any Permitted Acquisition consummated during such period by combining the operations of such acquisition with the operations of Borrower and its Restricted Subsidiaries (as determined by Borrower based on reasonable assumptions and computations set forth in sufficient detail and that are reasonably acceptable, in substance, to Administrative Agent, which determination shall be made on each date on which a Compliance Certificate for such applicable period is delivered, all in compliance with the requirements of Regulation S-X for a Form S-1 registration statement under the Securities Act); provided further that, so long as such net savings or additional net costs will be realizable at any time during such period, it may be assumed, for the purpose of this clause, that such net cost savings or additional net costs will be realizable during the entire period.

“Consolidated EBITDAR” means, as to Borrower and its Restricted Subsidiaries for any period, Consolidated EBITDA for such period plus, without duplication, the sum of all rent expense (calculated by giving effect to the adjustments to the asset base described in the definition of “Consolidated EBITDA” herein) of Borrower and its Restricted Subsidiaries for such period.

“Consolidated Excess Cash Flow” means, as to Borrower and its Restricted Subsidiaries for the period commencing on May 1, 2004 and ending on July 1, 2004 or December 30, 2004, as applicable, and for each Fiscal Quarter and Fiscal Year thereafter, an amount equal to:  (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, (b) Consolidated Working Capital Adjustment, (c) to the extent deducted in calculating Consolidated Net Income, expenses, premiums or charges incurred in connection with the issuance of debt or equity securities, fees paid in respect of credit facilities provided by banks and other financial institutions, and one-time fees, costs and expenses (including legal fees and costs) in connection with the Closing Date Transactions and actions related thereto (including obtaining title insurance, making filings and recordings of mortgages, deeds of trust, financing statements, and other actions contemplated by the Loan Documents), (d) depreciation and amortization deducted in determining such Consolidated Net Income, and (e) other noncash charges or losses deducted in determining such Consolidated Net Income, minus (ii) the sum, without duplication, of the amounts for such period of (a) voluntary and scheduled repayments of Consolidated Total Debt (excluding (1) voluntary repayments of the Loans, and (2) repayments financed with Indebtedness), (b) Capital Expenditures made with internally-generated cash (net of any proceeds of (x) any related financings with respect to such expenditures, and (y) any Asset Sales used to finance such expenditures), and (c) noncash gains included in determining such Consolidated Net Income.

“Consolidated Interest Expense” means, as to Borrower and its Restricted Subsidiaries for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of Borrower and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of Borrower and its Restricted Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under (and net payments received under) Hedge Agreements in respect of interest rates to the extent such net costs (or net payments) are allocable to such period in accordance with GAAP).

“Consolidated Lease Expense” means, for any period, the aggregate amount of fixed and contingent cash rentals payable by Borrower and its Restricted Subsidiaries (determined on a consolidated basis in accordance with GAAP), for such period with respect to leases of real and personal property; provided that, (i) payments in respect of Capital Lease Obligations or EITF 97-10 Capital Lease Obligations or lease obligations in respect of Digital Cinema Equipment owing to any DCIP Entity shall not constitute Consolidated Lease Expense, (ii) Consolidated Lease Expense shall be calculated by giving effect to the adjustments to the asset base described in the definition of “Consolidated EBITDA” herein, and (iii) payments in respect of Synthetic Lease Obligations shall not constitute Consolidated Lease Expense.

“Consolidated Leverage Ratio” means, as at the last day of any period of four consecutive Fiscal Quarters, the ratio of (a) Consolidated Total Debt on such day, to (b) Consolidated EBITDA for such period.

“Consolidated Net Income” means, as to Borrower and its Restricted Subsidiaries for any period, the consolidated net income (or loss) of Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that, in calculating such Consolidated Net Income for any period, there shall be excluded (a) the income (or deficit) of any Restricted Subsidiary accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with Borrower or any of its Restricted Subsidiaries, except as set forth in clause (A) of the first proviso of the definition of Consolidated EBITDA, (b) the income (or deficit) of any Person (other than a Restricted Subsidiary) in which Borrower or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Borrower or such Restricted Subsidiary in the form of dividends or similar distributions; notwithstanding the foregoing, all dividends or similar distributions actually received by Borrower or such Restricted Subsidiary from NCM shall be included in Consolidated Net Income to the extent not excluded pursuant to clause (e) below, (c) the undistributed earnings of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Restricted Subsidiary, (d) all gains (but not losses) that are either extraordinary (as determined in accordance with GAAP) or are either unusual or nonrecurring (including any gain from the sale or other disposition of assets outside the ordinary course of business or from the issuance or sale of any capital stock and from any cancellation of indebtedness gains or income) and (e) NCM Extraordinary Payments and taxes relating to such NCM Extraordinary Payments.

“Consolidated Total Debt” means, at any date of determination, the aggregate principal amount of all Funded Debt of Borrower and its Restricted Subsidiaries at such date, determined according to the face or principal amount thereof, based on the amount owing under the applicable Contractual Obligation (without regard to any election by the Borrower, Parent,

Holdings or any other Person to measure an item of Indebtedness using fair value or any other discount to par that may be applicable under GAAP) on a consolidated basis with respect to the Borrower and its Subsidiaries, in accordance with consolidation principles utilized in GAAP, less the amount of unrestricted and unencumbered Cash and Cash Equivalents of Borrower and its Restricted Subsidiaries as of such date (provided that, Cash and Cash Equivalents subject to Liens granted under the Security Documents shall not be deemed to be restricted or unencumbered as a result thereof).

“Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities as at such date.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as at the beginning of such period exceeds (or is less than) Consolidated Working Capital as at the end of such period.

“Contingent Obligation” means, as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation, or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that, the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Contingent Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made, and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Contingent Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Contingent Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by Borrower in good faith.

“Continuing Director” means, as of any date of determination, any member of the board of directors of Parent who: (1) was a member of Parent’s board of directors on the Closing Date; (2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election; or (3) was nominated for election pursuant to the provisions of the Amended and Restated Stockholders Agreement, dated May 14, 2002 between Parent and Sponsor as in effect on the Closing Date.

“Contractual Obligation” means, as to any Person, any provision of any security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control Agreement” as defined in the Guaranty and Collateral Agreement.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a notice substantially in the form of Exhibit A-2.

“Credit Date” means the date of a Credit Extension.

“Credit Extension” means the making of a Loan or the issuing of a Letter of Credit.

“CS” means Credit Suisse AG, Cayman Islands Branch.

“CS Securities” means Credit Suisse Securities (USA) LLC.

“DCIP” means Digital Cinema Implementation Partners, LLC, a Delaware limited liability company.

“DCIP Entity” means DCIP and its direct and indirect subsidiaries.

“DCIP Investment Transaction” means (x) a capital contribution by the Borrower or any Restricted Subsidiary (of cash or of Digital Cinema Equipment), whether directly or indirectly (including, without limitation, through an Unrestricted Subsidiary), to any DCIP Entity or (y) the sale of Digital Cinema Equipment of the Borrower or any Restricted Subsidiary to any DCIP Entity as part of a sale and leaseback transaction with any DCIP Entity for such equipment in which the Borrower or a Restricted Subsidiary is the lessee, in each case, in connection with the implementation, maintenance and support of digital cinema in theaters of the Borrower and its Restricted Subsidiaries; provided that the Borrower is the beneficial owner of no less than 5% of the ordinary Capital Stock of DCIP at the time of such contribution or sale.

“DCIP Sale and Leaseback Transaction” as defined in Section 6.11.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Excess” means, with respect to any Defaulting Lender that caused a Funding Default, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of the Loans of all Lenders (calculated as if all Defaulting Lenders (including such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.

“Default Period” means, with respect to any Defaulting Lender, (A) the period commencing on the date of the applicable Funding Default and ending on the earliest of:  (i) the date on which all Commitments are cancelled or terminated or the Obligations are declared or become immediately due and payable, (ii) the date on which (a) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any of its Defaulted Loans or by the non pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms of Section 2.12 or 2.13 or by a combination thereof), and (b) such Defaulting Lender shall have delivered to Borrower and Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments, and (iii) the date on which Borrower, Administrative Agent and Requisite Lenders waive all Funding Defaults of such Defaulting Lender in writing and (B) in the case of any Defaulting Lender that is a Revolving Lender, the period commencing on the date such Defaulting Lender, or any Person that directly or indirectly controls such Defaulting Lender, becomes the subject of a proceeding under the Bankruptcy Code, or any Federal, state or foreign bankruptcy, insolvency, receivership or similar law or management of which have been taken over by any Governmental Authority and ending on the date such Defaulting Lender or such Person is no longer the subject of such proceeding (if any) and such Defaulting Lender shall have delivered to Borrower and Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments.

“Defaulted Loan” as defined in the definition of “Defaulting Lender”.

“Defaulting Lender” means (1) any Lender that (x) defaults in its obligation to fund within three Business Days of the date required to be funded by it hereunder, unless such obligation is the subject of a bona fide good faith dispute or (y) notifies the Administrative Agent or a Loan Party that it does not intend to satisfy any such obligation to fund, any Revolving Loan or to fund its participation under Section 2.3(e) (in each case, a “Defaulted Loan” and any such default or notification, a “Funding Default”); (2) any Revolving Lender that becomes insolvent or is the subject of a proceeding under the Bankruptcy Code, or any Federal, state or foreign bankruptcy, insolvency, receivership or similar law or the assets or management of which have been taken over by any Governmental Authority or (3) any Revolving Lender that is controlled (directly or indirectly) by or is a Subsidiary of a Person that has become insolvent or is the subject of a proceeding under the Bankruptcy Code, or any Federal, state or foreign bankruptcy, insolvency, receivership or similar law or the assets or management of which has been taken over by any Governmental Authority.

“Deposit Account” as defined in the UCC.

“Derivatives Counterparty” as defined in Section 6.6.

“Digital Cinema Equipment” means digital projectors and related equipment and software used primarily for digital cinema exhibition.

“Discharge of the Obligations” occurs when (i) the Commitments have terminated or expired, no Letter of Credit is outstanding (other than Letters of Credit that have been fully cash collatereralized or supported in full by another letter of credit, in either case, in a manner satisfactory to the Issuing Bank) and all Obligations of all Loan Parties (other than obligations in respect of Hedge Agreements and indemnification obligations that are then inchoate) have been paid in full, and (ii) to the extent obligations in respect of Hedge Agreements are then outstanding, unless otherwise agreed in writing by the applicable counterparties, no event of default or termination event shall have occurred and be continuing under any such Hedge Agreements, and no event described in Section 7.1(f) or 7.1(g) (in respect of Borrower only) shall have occurred and be continuing.

“Disposition” means with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof (including any sale, assignment, conveyance, transfer, disposition or issuance of Capital Stock of any Restricted Subsidiary or any sale, assignment, conveyance, transfer or disposition of Capital Stock held by Borrower or any Restricted Subsidiary); and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Stock” means any Capital Stock or other ownership or profit interest of any of Borrower or its Subsidiaries that any such Person is or, upon the passage of time or the occurrence of any event may become, obligated to redeem, purchase, retire, defease or otherwise make any payment in respect of such Capital Stock in consideration other than additional Capital Stock (other than Disqualified Stock), if such obligation matures or has the potential to mature sooner than one year after the repayment in full of all Obligations hereunder.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Restricted Subsidiary organized under the laws of the United States of America, any state thereof or the District of Columbia.

“EITF 97-10 Capital Lease Obligations” means obligations that are classified as “Capital Lease Obligations” under generally accepted accounting principles in the United States of America due to the application of Emerging Issues Task Force Regulation 97-10, and that, but for such regulation, would not constitute Capital Lease Obligations.

“Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and that extends credit or buys loans as one of its primary businesses; provided that, no Affiliate or competitor of Borrower, or Terminated Lender shall be an Eligible Assignee.  For purposes of this definition, “competitor” means (x) a Person primarily engaged in the same Line of Business as Borrower, (y) a Person directly or indirectly controlled by or under common control with any Person identified in the preceding clause (x), and (z) a Subsidiary of any Person identified in the preceding clause (x).

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand (conditional or otherwise), by any Governmental Authority or any other Person or any order or directive by any Governmental Authority, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity, or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all applicable laws, rules, orders, regulations, statutes, ordinances, codes, decrees, or other legally enforceable requirements (including common law) of any international authority, foreign government, the United States, or any state, local, municipal or other Governmental Authority, regulating, relating to or imposing liability or standards of conduct concerning Hazardous Materials Activity, protection of the environment, human health, or the generation, use, storage, transportation or disposal of Hazardous Materials, as has been, is now, or may at any time hereafter be, in effect.

“Environmental Permits” means any and all permits, licenses, approvals, registrations, notifications, exemptions and any other authorization required under any Environmental Law.

“ECP” shall have the meaning set forth in the definition of Excluded Swap Obligation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member, (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member, and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.  Any former ERISA Affiliate of Borrower or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Borrower or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Borrower or such Subsidiary and with respect to liabilities arising after such period for which Borrower or such Subsidiary could be liable under the Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043(c) of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30 day notice to the PBGC has been waived by regulation), (ii) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Code) or the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan, (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA, (iv) the withdrawal by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Borrower, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA, (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (vi) the imposition of liability on Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA, (vii) the withdrawal of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA, (viii) the occurrence of an act or omission which could give rise to the imposition on Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan, (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan, (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code, or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Code or pursuant to ERISA with respect to any Pension Plan.

“Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Event of Default” means any of the conditions or events set forth in Section 7.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded FATCA Tax” means any tax, assessment or other governmental charge that would not have been imposed but for a failure by a Lender (or any financial institution through which any payment is made to such Lender) to comply with the requirements of FATCA.

“Excluded Foreign Subsidiary” means a Foreign Subsidiary in respect of which either (i) the pledge of all of the Capital Stock of such Subsidiary as Collateral, or (ii) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of Borrower, result in ~~material~~ adverse tax consequences to Borrower and its Restricted Subsidiaries, taken as a whole; provided that, a Foreign Subsidiary that is treated as a pass-through entity for United States federal income tax purposes shall not be an Excluded Foreign Subsidiary while so treated.

“Excluded NCM Equity Interests” means Capital Stock of NCM and NCM, Inc., in each case, owned by the Borrower and its Subsidiaries (i) prior to the Closing Date or (ii) acquired on or after the Closing Date in a transaction that does not constitute an Investment (or constitutes an Investment for no or nominal consideration), including, for the avoidance of doubt, Capital Stock of NCM and NCM, Inc. acquired or otherwise obtained under the NCM Unit Adjustment Agreement substantially in the form in effect as of the date hereof or that constitutes (or is funded pursuant to) an Investment under Section 6.8(j).

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, the Parent or Holdings, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Person of, or the grant by such Person of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Person’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (each, an “ECP”) at the time the guaranty of such Person or the grant of such security interest becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Existing Class” shall mean, at any time, a Class of Term Loans or a Class of Revolving Loans existing at such time (not including any Class of Term Loans or Class of Revolving Loans being made or established at such time).

“Existing Letters of Credit” means all letters of credit outstanding under the Fifth Restated Credit Agreement immediately prior to giving effect to this Agreement, including those described on Schedule 1.1 hereto.

“Existing Mortgage” means any mortgage, deed of trust or deed to secure debt, as applicable, granted as security for all or any of the obligations under any of the Original Credit Agreement, Restated Credit Agreement, Second Restated Credit Agreement, Third Restated Credit Agreement, Fourth Restated Credit Agreement or Fifth Restated Credit Agreement and that is still in effect on the Closing Date, as the same has been or may be amended, supplemented or otherwise modified from time to time; provided, however, that except for purposes of Section 9.22(c), no mortgage, deed of trust or deed to secure debt that covers any leasehold, but not fee, interest in any Real Estate Asset shall constitute an Existing Mortgage.

“Existing Notes” means (i) the 6.25% convertible senior notes due 2011 issued by Parent and (ii) the 9.375% senior subordinated notes due 2012 issued by the Borrower.

“Existing Revolving Commitments” means the revolving commitments outstanding under the Fifth Restated Credit Agreement immediately prior to the effectiveness of this Agreement.

“Existing Revolving Loans” means the revolving loans outstanding under the Fifth Restated Credit Agreement immediately prior to the effectiveness of this Agreement, as more particularly described on Appendix A-1.

“Existing Term Loans” means the term loans outstanding under the Fifth Restated Credit Agreement immediately prior to the effectiveness of this Agreement, as more particularly described on Appendix A-1.

“Existing Title Policy” means each of the mortgagee’s title insurance policies that were issued pursuant to the terms of the Original Credit Agreement, the Restated Credit Agreement, the Second Restated Credit Agreement, the Third Restated Credit Agreement, the Fourth Restated Credit Agreement, the Fifth Restated Credit Agreement or the Credit Agreement.

“Extended Term Loans” as defined in Section 2.22(c).

“Extended Revolving Commitments” as defined in Section 2.22(c).

“Extension Date” as defined in Section 2.22(c).

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Borrower or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“FATCA” means Sections 1471 through 1474 of the Code as of the date hereof and any Treasury Regulations promulgated thereunder or other official interpretations thereof.

“Federal Funds Effective Rate” means for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by Administrative Agent.

“First Amendment” means that certain Permitted Secured Refinancing Agreement, dated as of February 23, 2011, by and among Parent, Holdings, the Borrower, the Guarantors, the Lenders party thereto and the Administrative Agent.

“First Amendment Effective Date” means February 23, 2011.

“Fifth Restated Credit Agreement” as defined in the preamble hereto.

“Final Maturity Date” means the latest to occur of the Term Loan Maturity Date and the maturity date of each Series or other tranche of term loans hereunder, if any.

“Financial Covenant Default” means a failure to comply with the covenants set forth in Section 6.1. It is understood and agreed that this definition may not be amended without the written consent of the Requisite Revolving Lenders.

“Financial Covenant Remedy” as defined in Section 7.1(c).

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.

“Fiscal Quarter” means each fiscal quarter of Borrower.  References herein to a particular Fiscal Quarter (e.g., “2nd Fiscal Quarter of 2010” refers to the number of Fiscal Quarters elapsed in a particular Fiscal Year (including such Fiscal Quarter)).

“Fiscal Year” means a fiscal year of Borrower, each of which shall, subject to any change in accordance with Section 6.12, commence on the first Friday after December 25, and end on the first Thursday after the ensuing December 25.  References herein to a particular Fiscal Year (e.g., “Fiscal Year 2010”), shall mean the Fiscal Year for which the majority of such period of time occurs during the identified calendar year.

“Flood Hazard Property” means any Real Estate Asset subject to a Mortgage in favor of Administrative Agent, for the benefit of the Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Assets” means assets (other than Persons constituting Foreign Subsidiaries) acquired by a Foreign Subsidiary in a Permitted Acquisition or pursuant to Section 6.8(m).

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Investment Basket” means an amount (not less than zero) equal to $150,000,000, minus (a) the fair market value (determined at the time of acquisition) of Foreign Subsidiaries or Foreign Assets acquired pursuant to Section 6.8(f) and applied to reduce the Foreign Subsidiary Investment Basket as set forth therein, minus (b) the aggregate amount of Investments made by Borrower and its Domestic Subsidiaries in Foreign Subsidiaries or Foreign Assets since the Closing Date (other than those referred to in clause (a) and those received as a capital contribution), plus (c) the aggregate amount of Net Cash Proceeds received by Borrower and its Domestic Subsidiaries from Dispositions of Foreign Subsidiaries or Foreign Assets since the Closing Date.

“Fourth Restated Credit Agreement” as defined in the preamble hereto.

“Fourth Restated Credit Agreement Closing Date” means May 10, 2004.

“Fund” means any Person (other than a natural person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” means, as to any Person, all Indebtedness of such Person of the types described in clauses (a) through (e) of the definition of “Indebtedness” herein.

“Funding Default” as defined in the definition of “Defaulting Lender”.

“Funding Notice” means a notice substantially in the form of Exhibit A-1.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Great Escapes Acquisition” means the acquisitions effectuated pursuant to the Great Escape Acquisition Agreement.

“Great Escapes Acquisition Agreement” means that certain Equity Purchase Agreement dated as of October 4, 2012, by and among Regal Cinemas, Inc., Ragains Enterprises LLC, McIntosh Properties, LLC, Great Escape Theatres of Harrisburg, LP, The Anne Ragains Enterprises GRAT dated February 1, 2009, The Anne Ragains Gift Trust dated February 14, 2001, Jared C. Ragains, Alicia A. Stafford, Great Escape of Pennsylvania, Inc., Anne M. Ragains and Aliance Entertainment, Inc.

“Guarantied Obligations” as defined in the Guaranty and Collateral Agreement.

“Guarantor” means each Restricted Subsidiary, other than (i) any Excluded Foreign Subsidiary, (ii) any U.S. Holding Company, (iii) Green Hills Commons, LLC and (~~iii~~iv) the UA Subsidiaries (solely when the UA Pass-Through Certificates Restriction is in effect).

“Guaranty” means the guaranty of each Guarantor set forth in the Guaranty and Collateral Agreement.

“Guaranty and Collateral Agreement” means the Second Amended and Restated Guaranty and Collateral Agreement, dated as of the Closing Date and executed by Borrower and each Guarantor, substantially in the form of Exhibit G-1, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Guaranty and Pledge Agreement” means the Amended and Restated Limited Guaranty and Pledge Agreement, dated as of the Closing Date and executed by Holdings, substantially in the form of Exhibit G-2, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Hazardous Materials” means any chemical, material, substance or waste, exposure to which is prohibited, limited or regulated by any Governmental Authority, or that is defined or included as “hazardous” or “toxic,” or as a “pollutant” or “contaminant,” in or under any Environmental Law (including any “hazardous substance,” as defined in CERCLA, and any “hazardous waste,” as defined in the Resource Conservation and Recovery Act of 1976, as amended), or that poses or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment, and in any event including any petroleum or petroleum product, asbestos or asbestos-containing material, polychlorinated biphenyls, fungus or mold.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action required under an Environmental Law with respect to any of the foregoing.

“Hedge Agreement” an Interest Rate Agreement entered into between Borrower and any Lender Counterparty that has been designated as a Hedge Agreement by such Lender Counterparty and Borrower, by notice to Administrative Agent not later than 90 days after the execution and delivery thereof by Borrower (including, without limitation, any such agreement that was so designated prior to the Closing Date, including under a Prior Credit Agreement); provided that, the designation of any Interest Rate Agreement as a Hedge Agreement shall not create in favor of any Lender Counterparty any rights in connection with the management or release of any Collateral or of the management or release of obligations of any Guarantor under the Guarantee and Collateral Agreement.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender that are presently in effect or, to the extent allowed by law, under such applicable laws that may hereafter be in effect and that allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” as defined in Section 4.1(a).

“Holdings” means Regal Entertainment Holdings, Inc., a Delaware corporation.

“Increased Amount Date” as defined in Section 2.1(c)(i).

“Increased-Cost Lender” as defined in Section 2.20.

“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations or Synthetic Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party under bankers’ acceptance, letter of credit or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (h) all Contingent Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, (j) for the purposes of Section 7.1(b) only, all obligations of such Person in respect of Hedge Agreements, and (k) the liquidation value of any Preferred Stock of such Person or its Subsidiaries held by any Person other than such Person and its Wholly-Owned Subsidiaries; provided that, obligations incurred under the UA Pass-Through Trust Documents shall not constitute Indebtedness for any purposes hereunder.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto (whether such matter is initiated by a third party, the Borrower, Holdings, Parent or any other Loan Party or any Affiliate thereof), and any fees or expenses incurred by Indemnitees in enforcing its indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization on any of the Collateral or the enforcement of the Guaranty)), or (ii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Borrower or any of its Subsidiaries.

“Indemnitee” as defined in Section 9.3.

“Insolvency” means, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Installment” as defined in Section 2.11 or, with respect to any Series of New Term Loans, as defined in the applicable Joinder Agreement.

“Installment Date” as defined in Section 2.11 or, with respect to any Series of New Term Loans, as defined in the applicable Joinder Agreement.

“Insurance Requirements” all material terms of any insurance policy required pursuant to this Agreement or any Security Document and all material regulations and then current standards applicable to or affecting any Mortgaged Property or any part thereof or any use or condition thereof that may, at any time, be recommended by the Board of Fire Underwriters, if any, having jurisdiction over any Mortgaged Property, or any other body exercising similar functions.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, state, multinational or foreign laws or otherwise, including copyrights, patents, trademarks, service-marks, technology, know-how and processes, recipes, formulas, trade secrets, or licenses (under which the applicable Person is licensor or has assignable rights as a licensee) relating to any of the foregoing and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intellectual Property Security Agreement” as defined in the Guaranty and Collateral Agreement.

“Intercompany Note” means a promissory note evidencing Indebtedness payable by Borrower or any Loan Party (in each case, as payor) to any other Loan Party (as payee), substantially in the form of Exhibit I, or otherwise in form and substance satisfactory to Administrative Agent.

“Interest Payment Date” means (i) with respect to any Base Rate Loan, the last Business Day of each March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and the final maturity date of such Loan, and (ii) with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan, provided that, in the case of each Interest Period of longer than three months, “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one, two, three, six or (if available to all Lenders with Loans affected thereby) twelve months, as selected by Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be, and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided that, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) and (d), of this definition, end on the last Business Day of a calendar month, (c) no Interest Period with respect to any Term Loan shall extend beyond the Term Loan Maturity Date, and (d) no Interest Period with respect to any Revolving Loan shall extend beyond the Revolving Commitment Termination Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with the operations of Borrower and its Subsidiaries and not for speculative purposes.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Investment” as defined in Section 6.8. The amount of any Investment outstanding at any time shall be measured net of cash returns on any such Investments to the Borrower and its Restricted Subsidiaries constituting a repayment of such Investment or a return of capital on such Investment, but without giving effect to changes in the value thereof.

“Issuance Notice” means a notice substantially in the form of Exhibit A-3.

“Issuing Bank” means CS, as Issuing Bank hereunder, together with its permitted successors and assigns in such capacity.

“Joinder Agreement” as defined in Section 2.1(c)(i).

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time.

“L/C Maturity Date” as defined in Section 2.3(a).

“Lender” means each financial institution listed on the signature pages hereto as a Lender and any other Person that becomes a Lender hereto pursuant to an Assignment Agreement or a Joinder Agreement.

“Lender Counterparty” means a Lender (or an Affiliate thereof) or Agent (or an Affiliate thereof) that is a counterparty to a Hedge Agreement (including any Person who was a Lender (or an Affiliate of a Lender) or Agent (or an Affiliate thereof) as of the date such Person entered into a Hedge Agreement but subsequently ceased to be a Lender or Agent), including each such Affiliate that enters into a joinder agreement with Administrative Agent.

“Letter of Credit” means a standby letter of credit issued or to be issued by Issuing Bank pursuant to this Agreement.

“Letter-of-Credit Sublimit” means, as at any date of determination, the lesser of (i) $30,000,000, and (ii) the aggregate unused amount of the Revolving Commitments then in effect.

“Letter-of-Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount that is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding, and (ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Bank and not theretofore reimbursed by or on behalf of Borrower.

“Lien” means (i) any lien, mortgage, pledge, assignment, hypothecation, claim, restriction, security interest, fixed or floating charge, or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Line of Business” as defined in Section 6.15.

“Loan” means a Term Loan or a Revolving Loan.

“Loan Document” means any of this Agreement, the Parent Guaranty, the Notes, if any, the Security Documents, any documents or certificates executed by Borrower in favor of Issuing Bank relating to Letters of Credit, and all other documents, instruments or agreements executed and delivered by a Loan Party or by Holdings for the benefit of any Agent, Issuing Bank or any Lender in connection herewith.

“Loan Modification Agreement” shall mean any amendment to this Agreement (in form and substance reasonably satisfactory to the Administrative Agent) pursuant to which the Borrower and the Accepting Lenders agree to one or more Permitted Amendments.

“Loan Modification Offer” as defined in Section 2.22(a).

“Loan Party” means Borrower, each Guarantor and each other Subsidiary of Borrower that is a party to a Loan Document.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse change in or affecting (a) the condition (financial or otherwise), results of operation, assets, liabilities or management of the Loan Parties, taken as a whole, (b) the validity or enforceability of this Agreement or any of the other Loan Documents, (c) the validity, enforceability or priority of the Liens purported to be created by the Security Documents, or (d)  the rights or remedies of Administrative Agent and the Lenders hereunder or under any of the other Loan Documents; provided that, in no event shall an event that results in a material adverse change that is limited to an individual Mortgage constitute a Material Adverse Effect for purposes of clauses (b), (c) or (d) of this definition.

“Moody’s” means Moody’s Investor Services, Inc.

“Mortgage” means an Existing Mortgage or a New Mortgage.

“Mortgaged Property” means any Real Estate Asset that is subject to a Mortgage.

“Multiemployer Plan” means any Plan that is a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA.

“NCM” means National CineMedia, LLC.

“NCM Extraordinary Payments” means Cash payments (or Cash Equivalents) received by Borrower or any of its Restricted Subsidiaries as distributions, dividends or payments (directly or indirectly) on account of equity interests in NCM or NCM, Inc. (including through an Unrestricted Subsidiary that directly or indirectly owns an interest in NCM or NCM, Inc.), or redemptions or repurchases of equity interests of NCM or NCM, Inc. or such Unrestricted Subsidiary, which distributions, dividends, redemptions, repurchases or payments constitute a portion of the net proceeds of (i) an NCM Financing Transaction by NCM or NCM, Inc. or any of its Subsidiaries, (ii) a sale or disposition of assets by NCM or NCM, Inc. or any of its Subsidiaries, (iii) a sale or disposition of Excluded NCM Equity Interests, or (iv) payments under contracts between NCM, Inc., NCM or any of its Subsidiaries, on the one hand, and Borrower or any of its Restricted Subsidiaries, on the other, representing up front payments, down payments or other payments or prepayments outside the ordinary course of business and constituting compensation to Borrower and its Restricted Subsidiaries for services to be performed or access to be provided to facilities operated by Borrower and its Restricted Subsidiaries.

“NCM Financing Transaction” means (i) any capital market transaction, including, without limitation, any offering, issuance or sale of debt or equity Securities pursuant to a public offering or pursuant to a private placement with the intention to sell or distribute such Securities to “Qualified Institutional Buyers” as defined in Rule 144A adopted under the Securities Act, and (ii) any other debt financing transaction, including a bank or syndicated loan transaction or mezzanine or bridge facility (secured or unsecured), in each case relating to NCM, NCM, Inc., their respective subsidiaries, or parent entities of NCM or NCM, Inc. that are not Restricted Subsidiaries or Loan Parties.

“Unit Adjustment Agreement” means the Common Unit Adjustment Agreement, dated as of February 13, 2007 among NCM, Inc., NCM, Regal CineMedia Holdings, LLC, American Multi-Cinema, Inc., Cinemark Media, Inc., Regal Cinemas, Inc. and Cinemark USA, Inc.

“NCM, Inc.” means National CineMedia, Inc.

“Net Cash Proceeds” means (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of Cash and cash equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when the benefit is received) of such Asset Sale or Recovery Event, net of reasonable and customary attorneys’ fees, accountants’ fees, and investment banking fees, amounts required to be applied (and that are so applied) to the repayment of Indebtedness secured by a Lien permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document), amounts arising from the sale of UA Subsidiaries (other than Capital Stock of a UA First-Tier Subsidiary) or assets of UA Subsidiaries required or permitted to be applied (and that are so applied) to the repayment of obligations under the UA Pass-Through Trust Documents, and other reasonable and customary fees and expenses, in each case, to the extent actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); and (b) in connection with any capital contribution or any issuance or sale of Capital Stock or debt securities or instruments or the incurrence of loans, the cash proceeds received from such capital contribution, issuance or incurrence, net of reasonable and customary attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other reasonable and customary fees and expenses, in each case, to the extent actually incurred in connection therewith (it being understood that cash and cash equivalents of operating companies whose Capital Stock is contributed to Borrower as an equity contribution will not constitute Net Cash Proceeds).

“New Mortgage” means a mortgage, deed of trust or deed to secure debt, as applicable, substantially in the form of Exhibit H or otherwise in form and substance reasonably acceptable to Administrative Agent, granted on or after the Closing Date in favor of Administrative Agent as security for the Obligations, as it may be amended, supplemented or otherwise modified from time to time.

“New Term Loan” means a loan made by a Lender to Borrower pursuant to Section 2.1(c).

“New Term Loan Commitments” as defined in Section 2.1(c)(i).

“New Term Loan Lender” as defined in Section 2.1(c)(i).

“Nonconsenting Lender” as defined in Section 2.20.

“Non-Recourse Debt” means Indebtedness (i) as to which neither Borrower nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender and (ii) as to which the lenders thereunder will not have any recourse to the Capital Stock or assets of Borrower or any of its Restricted Subsidiaries.

“Non-US Lender” as defined in Section 2.19(e).

“Note” means a Term Loan Note or a Revolving Loan Note.

“Notice” means a Funding Notice, an Issuance Notice, or a Conversion/Continuation Notice.

“Obligations” means all obligations of every nature of each Loan Party and of Holdings and Parent, including the Guarantied Obligations, from time to time owed to each Agent (including any former Agent), Lender, Lender Counterparty, or any of them, under any Loan Document or Hedge Agreement (including with respect to a Hedge Agreement, obligations owed thereunder to any person who was a Lender or Agent or an Affiliate of a Lender or Agent at the time such Hedge Agreement was entered into), whether for principal, interest (including interest that, but for the filing of a petition in bankruptcy with respect to such Loan Party or Holdings or Parent, would have accrued on any Obligation, whether or not a claim is allowed against such Loan Party or Holdings or Parent for such interest in the related bankruptcy proceeding), Reimbursement Obligations, payments for early termination of Hedge Agreements, fees, expenses, indemnifications or otherwise.  Notwithstanding anything to the contrary contained herein or in any other Credit Document, in no event will Obligations include any Excluded Swap Obligations.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its bylaws, as amended, (ii) with respect to any limited partnership, its certificate or articles of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its certificate or articles of organization, as amended, and its operating agreement, as amended.  In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Original Credit Agreement” as defined in the preamble hereto.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents.

“Parent” means Regal Entertainment Group, a Delaware corporation.

“Parent Entity” means a Person that, directly or indirectly, holds 80% or more of Borrower’s Capital Stock (excluding any debt security that is convertible into or exchangeable for Capital Stock) that at the time is entitled to vote in the election of, as applicable, directors, members or partners generally.

“Parent Guaranty” means the Parent Guaranty, dated as of the date hereof and executed by Parent, substantially in the form of Exhibit G-3, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Title III of Pub. L. 107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Code or Section 302 of ERISA.

“Permits” means the collective reference to (i) Environmental Permits, and (ii) any and all other franchises, licenses, leases, permits, approvals, notifications, certifications, registrations, authorizations, exemptions, qualifications, easements, rights of way, Liens and other rights, privileges and approvals required under any Requirement of Law.

“Permitted Acquisition” as defined in Section 6.8(f).

“Permitted Investors” means (x) the Sponsor and any of its Affiliates and (b) Parent and wholly-owned Subsidiaries thereof.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.3.

“Permitted Secured Indebtedness” as defined in Section 6.2(f).

“Permitted Secured Refinancing” as defined in Section 6.2(j).

“Permitted Senior Refinancing” as defined in Section 6.2(l).

“Permitted Subordinated Indebtedness” as defined in Section 6.2(i).

“Permitted Subordinated Refinancing” as defined in Section 6.2(k).

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Plan” means, at a particular time, any employee benefit plan that is covered by ERISA and that Borrower or any Commonly-Controlled Entity maintains, administers, contributes to or is required to contribute to or under which Borrower or any Commonly-Controlled Entity could incur any liability.

“Pledged Equity Interests” as defined in the Guaranty and Collateral Agreement.

“Preferred Stock” means any Capital Stock of any class or classes of a Person which is preferred as to payments of dividends, or as to distributions upon any liquidation or dissolution, over Capital Stock of any other class of such Person.

“Prime Rate” means the rate of interest per annum announced from time to time by CS as its prime commercial lending rate in effect at its principal office in New York City.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  CS or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Office” means, for each of Administrative Agent and Issuing Bank, such Person’s “Principal Office” as set forth on Appendix B, or such other office as such Person may from time to time designate in writing to Borrower, Administrative Agent and each Lender.

“Projections” as defined in Section 5.2(c).

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock.

“Prospective Defaulting Lender” as defined in Section 9.6(k).

“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Term Loan of any Lender, the percentage obtained by dividing (a) the Term Loan Exposure of that Lender, by (b) the aggregate Term Loan Exposure of all Lenders; (ii) with respect to all payments, computations and other matters relating to the Revolving Commitment or Revolving Loans of any Lender or any Letters of Credit issued or participations purchased therein by any Lender, the percentage obtained by dividing (a) the Revolving Loan Exposure of that Lender, by (b) the aggregate Revolving Loan Exposure of all Lenders; and (iii) for all other purposes with respect to each Lender, the percentage obtained by dividing (a) an amount equal to the sum of the Term Loan Exposure and the Revolving Loan Exposure of that Lender, by (b) an amount equal to the sum of the aggregate Term Loan Exposure and the aggregate Revolving Loan Exposure of all Lenders.

“Purchase Money Indebtedness” means, with respect to any Person, any Indebtedness of such Person to any seller or other Person incurred to finance the acquisition, construction, installation or improvement of any real or personal tangible property that is incurred concurrently with or within 120 days following such acquisition, construction, installation or improvement.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any of Borrower or its Restricted Subsidiaries in any real property.

“Recovery Event” means any cash settlement of or payment in excess of $5,000,000 in respect of any property or casualty insurance or any condemnation proceeding relating to any asset of any of Borrower or its Restricted Subsidiaries.

“Register” as defined in Section 2.6(b).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reimbursement Date” as defined in Section 2.3(d).

“Reimbursement Obligation” means the Obligation of Borrower to reimburse the Issuing Bank pursuant to Section 2.3(d) for amounts drawn under Letters of Credit.

“Reinvestment Deferred Amount” means, with respect to any Reinvestment Event, the aggregate Net Cash Proceeds that (i) are received by Borrower or any of its Restricted Subsidiaries in connection therewith, and (ii) are not applied to prepay the Term Loans pursuant to Section 2.13(a) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event” means any Asset Sale or Recovery Event in respect of which Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice” means a written notice executed by an Authorized Officer of Borrower stating that no Default or Event of Default has occurred and is continuing and that Borrower (directly or indirectly through a Wholly-Owned Subsidiary that is a Restricted Subsidiary to the extent otherwise permitted hereunder) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire long-term productive assets of the general type used in the business of Borrower and its Restricted Subsidiaries.

“Reinvestment Prepayment Amount” means, with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire long-term productive assets of the general type used in the business of Borrower and its Restricted Subsidiaries.

“Reinvestment Prepayment Date” means, with respect to any Reinvestment Event, the earlier of (a) the date occurring 364 days after such Reinvestment Event, and (b) the date on which Borrower shall have determined not to, or shall have otherwise ceased to, acquire long-term productive assets of the general type used in the business of Borrower and its Restricted Subsidiaries with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Fund” means, with respect to any Lender that is a fund engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course, any other fund so engaged that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Lender Assignment” has the meaning assigned to that term in Section 9.6(c).

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Reorganization” means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Replacement Lender” as defined in Section 2.20.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsection .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. Section 4043.

“Repricing Transaction” means (i) the prepayment or refinancing of all or a portion of the Term Loans with the incurrence by Parent, Borrower or any of their respective Subsidiaries of any long-term bank debt financing incurred for the primary purpose of repaying, refinancing, substituting or replacing the Term Loans (but not for consummating an acquisition not otherwise permitted under this Agreement)  and having an effective interest cost or weighted average yield (as reasonably determined by the Administrative Agent consistent with generally accepted financial practice and, in any event, excluding any arrangement or commitment fees in connection therewith) that is less than the interest rate for or weighted average yield (as reasonably determined by the Administrative Agent on the same basis) of the Term Loans, or (ii) any amendment to this Agreement or any other Loan Document relating to the interest rate for, or weighted average yield of, the Term Loans which has the effect of lowering the interest cost or weighted average yield (as reasonably determined by the Administrative Agent consistent with generally accepted financial practice and, in any event, excluding any arrangement or commitment fees in connection therewith) of the Term Loans from that in effect on the ~~First~~Second Amendment Effective Date; at the request of the Borrower, the Administrative Agent shall provide to the Borrower such determinations.

“Requirement of Law” means, as to any Person, such Person’s obligations in respect of its Organizational Documents, the common law, or any law, treaty, rule or regulation, judgment, decree or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding on such Person or any of its Property or to which such Person or any of its Property is subject.

“Requisite Class Lenders” means, at any time of determination, (i) for the Class of Lenders having Term Loan Exposure, Lenders holding more than 50% of the aggregate Term Loan Exposure of all Lenders, and (ii) for the Class of Lenders having Revolving Loan Exposure, Lenders holding more than 50% of the aggregate Revolving Loan Exposure of all Lenders.

“Requisite Lenders” means one or more Lenders having or holding Term Loan Exposure or Revolving Loan Exposure and representing more than 50% of the sum of the aggregate Term Loan Exposure and the aggregate Revolving Loan Exposure of all Lenders~~.~~

“Requisite Revolving Lenders” means, as of any date of determination, one or more Lenders having or holding Revolving Loan Exposure and representing more than 50% of the sum of the aggregate Revolving Loan Exposure of all Lenders.

“Requisite Term Lenders” means, as of any date of determination, one or more Lenders having or holding Term Loan Exposure representing more than 50% of the sum of the aggregate Term Loan Exposure of all Lenders.

“Restated Credit Agreement” as defined in the preamble hereto.

“Restricted Payment” as defined in Section 6.6.

“Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.  Unless otherwise indicated, references herein to a Restricted Subsidiary shall mean a Restricted Subsidiary of Borrower.

“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit hereunder.  The amount of each Lender’s Revolving Commitment, if any, is set forth on Appendix A-2 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate amount of all the Revolving Commitments as of the Closing Date is $85,000,000.

“Revolving Commitment Period” means the period from the Closing Date, to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment Termination Date” means the earliest to occur of (i) May 19, 2015, (ii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.12(b), and (iii) the date of the termination of the Revolving Commitments pursuant to Section 7.1.

“Revolving Lender” means a Lender that has a Revolving Commitment.

“Revolving Loan Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of Revolving Commitments, that Lender’s Revolving Commitment; and (ii) after the termination of the Revolving Commitments, without duplication, the sum of (a) the aggregate outstanding principal amount of Revolving Loans of such Lender, (b) in the case of Issuing Bank, the aggregate Letter-of-Credit Usage (net of any participations therein by the other Lenders), and (c) the aggregate amount of all participations by such Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit.

“Revolving Loan” means a loan made by a Lender to Borrower pursuant to Section 2.2.

“Revolving Loan Note” means a promissory note in the form of Exhibit B-2, as it may be amended, supplemented or otherwise modified from time to time.

“Revolving Threshold” means, at any time, 25% of the aggregate amount of the Revolving Commitments at such time.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“SEC” means the Securities and Exchange Commission.

“Second Amendment” means that certain Second Amendment to Sixth Amended and Restated Credit Agreement, dated as of April [   ], 2013, by and among Parent, Holdings, the Borrower, the Guarantors, and the Administrative Agent (and the lenders consenting thereto).

“Second Amendment Effective Date” means April [   ], 2013.

“Second Restated Credit Agreement” as defined in the preamble hereto.

“Secured Parties” as defined in the Guaranty and Collateral Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Documents” means the Guaranty and Collateral Agreement, the Guaranty and Pledge Agreement, the Intellectual Property Security Agreement, the Control Agreements (if any), the Mortgages and all other instruments, documents and agreements delivered by any Loan Party or Holdings pursuant to this Agreement or any of the other Loan Documents in order to grant to Administrative Agent, for the benefit of Secured Parties, a Lien on any Real Estate Asset or any other Property of such Loan Party or Holdings as security for the Obligations.

“Senior Notes” means the unsecured Senior Notes issued pursuant to the Senior Notes Indenture prior to the Closing Date in an aggregate principal amount of $400,000,000.

“Senior Notes Indenture” means the Indenture, dated as of July 15, 2009, by and among the Borrower and U.S. Bank National Association, as Indenture Trustee, governing the Borrower’s 8 5/8% Senior Notes due July 15, 2019~~.~~ and the First Supplemental Indenture, dated as of May 19, 2010, among Parent, the Borrower, certain subsidiaries of the Borrower party thereto as guarantors and U.S. Bank National Association, as Trustee.

“Series” as defined in Section 2.1(c)(i).

“Single-Employer Plan” means any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvency Certificate” means a certificate of the chief financial officer of Borrower substantially in the form of Exhibit F-2.

“Solvent” means, with respect to any Person, that as of the date of determination, both (i) (a) the sum of such Person’s liabilities (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (b) such Person’s capital is not unreasonably small in relation to its business or with respect to any contemplated or undertaken transaction; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Change of Control” means a “Change of Control” as defined in, or any similar term in, any other document relating to Indebtedness in an aggregate outstanding principal amount in excess of $25,000,000 permitted under Section 6.2(i), 6.2(k), 6.2(l) or 6.2(n).

“Sponsor” means Anschutz Company.

“Subordinated Debt” means, at any date, the aggregate principal amount of all Funded Debt of Borrower and its Restricted Subsidiaries at such date that is incurred, assumed or permitted to exist pursuant to Section 6.2(i) or 6.2(k), determined on a consolidated basis in accordance with GAAP (without regard to any election by the Borrower, Parent, Holdings or any other Person to measure an item of Indebtedness using fair value or any other discount to par that may be applicable under GAAP).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity (i) of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) in which such Person directly or indirectly (through such Person or one or more Subsidiaries of that Person or a combination thereof) has more than a 50% equity interest and the power (directly or indirectly) to direct or cause the direction of the management and policies of such entity; provided that, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.  Unless otherwise indicated, references to a Subsidiary shall mean a Subsidiary of Borrower provided, further, that in no event shall an association or similar entity that (x) is formed by the owners of parcels within multi-parcel retail or mixed use centers for the purpose of operating, maintaining and repairing common areas within such centers, (y) conducts no business other than the business described in the foregoing clause (x) and matters reasonably incidental thereto and (z) generates net income of less than $100,000 per Fiscal Year, constitute a Subsidiary.

“Subsidiary Guarantor” means any Guarantor that is a Subsidiary of Borrower.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1 a(47) of the Commodity Exchange Act.

“Synthetic Lease Obligations” means all monetary obligations of a Person under (a) a so-called synthetic, off-balance-sheet or tax-retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but that, upon the insolvency or bankruptcy of such Person, would be characterized as indebtedness of such Person (without regard to accounting treatment).

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided that, “Tax on the overall net income” of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (or, in the case of a Lender, its lending office) is located or in which that Person (or, in the case of a Lender, its lending office) is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (or, in the case of a Lender, its applicable lending office).

“Tax Payment” as defined in Section 6.6(f).

“Term Loan” means a loan made by a Lender to Borrower pursuant to Section 2.1, the Existing Term Loans and any loans constituting a Permitted Secured Refinancing of Term Loans.  The aggregate outstanding principal amount of the Term Loans on the Closing Date is $1,250,000,000. The aggregate outstanding principal amount of the Term Loans on the First Amendment Effective Date is $1,006,000,000.

“Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Term Loan.

“Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loans of such Lender, plus, to the extent any New Term Loan Lender has outstanding Term Loan Commitments prior to funding such New Term Loan Lender’s New Term Loans, for purposes of calculating Requisite Lenders and Requisite Class Lenders, such outstanding New Term Loan Commitments of such Lender.

“Term Loan Maturity Date” means the earlier of (i) August 23, 2017, and (ii) the date on which all Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Term Loan Note” means a promissory note in the form of Exhibit B-1, as it may be amended, supplemented or otherwise modified from time to time.

“Terminated Lender” as defined in Section 2.20.

“Third Restated Credit Agreement” as defined in the preamble hereto.

“Total Utilization of Revolving Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of reimbursing Issuing Bank for any amount drawn under any Letter of Credit, but not yet so applied), and (ii) the Letter-of-Credit Usage.

“Transaction Costs” means the fees, costs and expenses payable by Borrower or any of its Subsidiaries in connection with the Closing Date Transactions.

“Type” means, in reference to Loans, whether such Loan is a Base Rate Loan or a Eurodollar Rate Loan.

“UA First-Tier Subsidiary” means, as of any date of determination, a UA Subsidiary in which Borrower or any Guarantor (or any combination thereof) directly owns more than 50% of the Capital Stock of such UA Subsidiary.

“UA Subsidiaries” means United Artists Theatre Circuit, Inc., a Maryland corporation, and its Subsidiaries.

“UA Pass-Through Certificates” means the Pass Through Certificates issued pursuant to the UA Pass-Through Trust Agreement, dated as of December 13, 1995, between United Artists Theatre Circuit, Inc., as Tenant, and Fleet National Bank of Connecticut, as Pass-Through Trustee.

“UA Pass-Through Certificates Restriction” means restrictions under the UA Pass-Through Trust Documents that prohibit the UA Subsidiaries from entering into the Guaranty and Collateral Agreement.

“UA Pass-Through Participation Agreement” means the Participation Agreement, dated as of December 13, 1995, between United Artists Theatre Circuit, Inc., as Tenant, Wilmington Trust Company, as the Corporate Owner Trustee and the Corporate Remainderman Trustee, William J. Wade, as the Individual Owner Trustee and the Individual Remainderman Trustee, Theatre Investors, Inc., as the Owner Participant, Northway Mall Associates LLC, as the Remainderman Participant, Alan B. Coffey as the Individual Indenture Trustee and Fleet National Bank of Connecticut, as the Corporate Indenture Trustee and the Pass Through Trustee.

“UA Pass-Through Trust Agreement” means the Pass Through Trust Agreement, dated as of December 13, 1995, between United Artists Theatre Circuit, Inc., as Tenant, and Fleet National Bank of Connecticut, as Pass Through Trustee.

“UA Pass-Through Trust Documents” means the UA Pass-Through Certificate, the UA Pass-Through Participation Agreement, the UA Pass-Through Trust Agreement, and related agreements and documents entered into in connection with the UA Pass-Through Trust Certificates.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“Unadjusted Eurodollar Rate Component” means that component of the interest costs to Borrower in respect of a Eurodollar Rate Loan that is based on the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate.

“Unrestricted Subsidiary” means any Subsidiary that (i) does not directly, indirectly, or beneficially own, hold or lease any Capital Stock of, Subordinated Debt of, or own, or hold any Lien on, any Property of, Borrower or any of its Restricted Subsidiaries (or any direct holding company parent of Borrower), (ii) ~~at~~not later than 90 days after the later of (x) the time ~~of its formation or acquisition or at~~such Subsidiary is formed or acquired or (y) the time such ~~Person becomes a~~ Subsidiary first acquires or holds total assets having a fair market value of $5,000 or more, is designated by the board of directors of Borrower to be an Unrestricted Subsidiary (provided that any Person satisfying clause (i) above at the time it becomes a Subsidiary of an Unrestricted Subsidiary shall be deemed designated an Unrestricted Subsidiary at such time without any action by the board of directors of Borrower) and (iii) of which Administrative Agent is notified pursuant to Section 5.2(b)(ii); provided that, such Subsidiary at the time of such designation (a) has no Indebtedness other than Non-Recourse Debt permitted hereunder; (b) is not a party to any agreement, contract, arrangement or understanding with Borrower or any of its Subsidiaries unless the terms of any such agreement, contract, arrangement or understanding (i) are no less favorable to Borrower or such Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not Affiliates of Borrower or (ii) comprise an Investment permitted pursuant to Section 6.8(j); (c) is a Person as to which none of Borrower or any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Capital Stock (excluding Investments permitted under Sections 6.8(j) and 6.8(q)) or (y) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified level of operating results; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Borrower or any of its Restricted Subsidiaries; provided further that, any such designation shall constitute an Investment on the date of such designation in an Unrestricted Subsidiary in an amount equal to the sum of (x) the fair market value of the equity interest in the Subsidiary to be designated as an Unrestricted Subsidiary held (directly or indirectly) by any Loan Party or Restricted Subsidiary (without duplication) and (y) the aggregate principal amount of any Indebtedness owed by such Subsidiary to any Loan Party or Restricted Subsidiary immediately prior to such designation.  The board of directors of Borrower may designate any Unrestricted Subsidiary (including any affiliate that becomes an

Unrestricted Subsidiary after the Closing Date) to be a Restricted Subsidiary; provided that, no Default or Event of Default is existing or will occur as a consequence thereof.  If at any time any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary (or is redesignated by the board of directors of Borrower as a Restricted Subsidiary), it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement (and shall be a Restricted Subsidiary), any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of such date and any Investments in such Subsidiary shall be deemed to be Investments in a Restricted Subsidiary (with the effect that an amount equal to the fair market value (valued as of the date of redesignation) of such Subsidiary to be redesignated as a Restricted Subsidiary (without duplication) shall be applied to increase the amounts available for Restricted Payments under Section 6.6(e)) as of such date (and, if such Indebtedness or Investments are not permitted to be incurred hereunder Borrower shall be in default under this Agreement).  Restricted Subsidiaries of Borrower may not thereafter be designated as Unrestricted Subsidiaries except within the period referred to in clause (ii) above.  Unrestricted Subsidiaries as of the Closing Date are listed on Schedule 1.1A.

“U.S. Holding Company” shall mean any Domestic Subsidiary of which substantially all of its assets consist of stock in Excluded Foreign Subsidiaries.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Weighted-Average Life to Maturity” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness multiplied by the amount of such payment, by (ii) the sum of all such payments.

“Wholly-Owned Subsidiary” means, as to any Person, all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by another Person directly and/or through other Wholly-Owned Subsidiaries of such other Person.

“Wholly-Owned Subsidiary Guarantor” means any Guarantor that is a Wholly-Owned Subsidiary of Borrower.

1.2                               Accounting Terms.  Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.  Financial statements and other information required to be delivered by Borrower to Lenders pursuant to Sections 5.1(a), 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation.  Notwithstanding the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements.

1.3                               Interpretation, Etc.  Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.  The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided.  The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.  Unless otherwise indicated, references to contracts or agreements shall mean such contracts or agreements as amended, restated, supplemented or otherwise modified from time to time.  For purposes of determining whether any Investment by Borrower or any of its Restricted Subsidiaries in any Unrestricted Subsidiary is on fair and reasonable terms no less favorable to the Borrower or such Restricted Subsidiary that it would obtain in an arms-length transaction with a Person that is not an Affiliate, such determination shall take into account the value derived by the Borrower or such Restricted Subsidiary from the increase in the value of the equity interests the Borrower or such Restricted Subsidiary holds in such Unrestricted Subsidiary as a result of such Investment.

1.4                               Relationship with Fifth Restated Credit Agreement.

As stated in the preamble hereof, this Agreement is intended to amend and restate the provisions of the Fifth Restated Credit Agreement, and except as expressly modified herein, the outstanding obligations under the Fifth Restated Credit Agreement shall from and after the Closing Date continue to be owing and be subject to the terms of this Agreement.  Upon the Closing Date, all references in the Notes and the other Loan Documents (including all Exhibits thereto) that are not being amended and restated concurrently herewith to (i) the “Credit Agreement” shall be deemed to include references to this Agreement, (ii) the “Lenders” or a “Lender” or “Administrative Agent” shall mean such terms as defined in this Agreement (and each such Lender shall be subject to and shall benefit from all of the provisions of this Agreement and the other Loan Documents as a Lender hereunder and thereunder) and (iii) (x) “Credit Suisse, Cayman Islands Branch” or “Credit Suisse First Boston”, in its capacity as Administrative Agent, shall mean “Credit Suisse AG, Cayman Islands Branch”, in its capacity as Administrative Agent, and (y) “Credit Suisse, Cayman Islands Branch” or “Credit Suisse First Boston” in its capacity as sole lead arranger and sole book runner shall mean “Credit Suisse Securities (USA) LLC”, in its capacity as joint lead arranger and joint bookrunner.  As to all periods occurring on or after the Closing Date, all of the covenants set forth in the Fifth Restated Credit Agreement shall be of no further force or effect (with respect to such periods), it being understood that all obligations of Borrower under the Fifth Restated Credit Agreement shall be governed by this Agreement from and after the Closing Date.

(a)          Notwithstanding anything to the contrary in Section 1.4(a), Borrower, Agents and the Lenders acknowledge and agree that all principal, interest, fees, costs,

reimbursable expenses and indemnification obligations accruing or arising under or in connection with the Fifth Restated Credit Agreement, or under any other Prior Credit Agreement through the Fifth Restated Credit Agreement, that remain unpaid and outstanding immediately prior to the effectiveness of this Agreement shall be and remain outstanding and payable as an Obligation under this Agreement and the other Loan Documents upon and after the effectiveness of this Agreement.

(b)         All calculations of Consolidated Excess Cash Flow for periods ended on or prior to the end of the First Fiscal Quarter of 2010, shall be calculated based on the definitions set forth in the Fifth Restated Credit Agreement; provided that, notwithstanding the foregoing, for purposes of Section 2.13, Consolidated Excess Cash Flow shall be based on the definitions set forth in this Agreement after giving effect to the Closing Date Transactions.

(c)          Each Appendix, Exhibit and Schedule hereto shall amend and restate each such Appendix, Exhibit and Schedule attached to the Fifth Restated Credit Agreement in their entirety.

1.5                               Confirmation, Ratification and Continuation of Term Loans.  Borrower hereby agrees that, as of the Closing Date (both before and after giving effect to this Agreement), it is fully and truly indebted to the Lenders for the full amount of the Term Loans stated herein.  Furthermore, without limiting any of the other provisions of this Agreement, upon the effectiveness of this Agreement (i) the Existing Term Loans shall constitute Term Loans hereunder and shall be subject to and shall benefit from all of the provisions of this Agreement and the other Loan Documents applicable to the Term Loans and (ii) the unpaid principal of and interest on the Existing Term Loans outstanding immediately prior to the effectiveness hereof shall constitute “Obligations” hereunder and under the other Loan Documents.

1.6                               Confirmation, Ratification and Conversion of Revolving Loans and Letters of Credit.  Borrower hereby agrees that, as of the Closing Date (both before and after giving effect to this Agreement), it is fully and truly indebted to the Lenders for the full amount of the Revolving Loans stated herein.  Furthermore, without limiting any of the other provisions of this Agreement, (i) immediately upon the effectiveness of this Agreement, the Existing Letters of Credit shall be deemed to have been issued hereunder and deemed to be Letters of Credit for all purposes hereunder and all participations in letters of credit issued under the Fifth Restated Credit Agreement shall be deemed to be terminated, (ii) concurrently with the effectiveness of this Agreement, the “Revolving Commitments” under (and as defined in) the Fifth Restated Credit Agreement shall be deemed terminated and the Revolving Commitments hereunder shall be the “Revolving Commitments” under (and as defined in) this Agreement and the Revolving Lenders shall be deemed to be those Lenders that hold a Revolving Commitment hereunder, (iii) immediately upon the effectiveness this Agreement, each Revolving Lender hereunder shall be deemed to have purchased a participation in the Letters of Credit deemed issued hereunder pursuant to the foregoing clause (i) in accordance with the provisions of Section 2.3(e) as if such Letters of Credit had initially been issued hereunder.

1.7                               Prior Periods. For periods prior to the Second Amendment Effective Date, interest shall be calculated according to this Agreement as in effect prior to the Second Amendment Effective Date.

1.8                               Pro Forma Compliance with Section 6.  References herein or in any other Loan Document to pro forma compliance with Section 6 or Section 6.1 or pro forma compliance generally with the covenants and agreements set forth in this Agreement shall require pro forma compliance with Section 6.1, regardless of whether Section 6.1 is then applicable.

SECTION 2.                                                    LOANS AND LETTERS OF CREDIT

2.1                               Term Loans.

(a)          Continuation of Existing Term Loans.  Subject to the terms and conditions hereof, each Lender severally agrees to continue such Lender’s Existing Term Loans, as Term Loans on the Closing Date to Borrower in an amount equal to such Lender’s Existing Term Loans.  Any amount of a Term Loan subsequently repaid or prepaid may not be reborrowed.  Subject to Sections 2.12(a) and 2.13, all amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the Term Loan Maturity Date, respectively.

(b)         Interest Period for Existing Term Loans; Borrowing Mechanics for Term Loans.

(i)             The Interest Period on each Existing Term Loan that is a Eurodollar Rate Loan (an “Existing Eurodollar Rate Loan”) shall continue from the commencement date of the Interest Period applicable thereto under the Fifth Restated Credit Agreement immediately prior to the effectiveness of this Agreement to the day such Interest Period was scheduled to expire immediately prior to giving effect to this Agreement.  Interest payable pursuant to Section 2.7(a) on Existing Eurodollar Rate Loans that are continued as Eurodollar Rate Loans shall, solely until the expiration of the Interest Period applicable thereto which commenced prior to the Closing Date, be computed with reference to the same Adjusted Eurodollar Rate used to compute the interest payable on Existing Eurodollar Rate Loans as in effect under the Fifth Restated Credit Agreement immediately prior to the effectiveness of this Agreement.

(ii)          The Interest Period on each Term Loan made under Section 6.2(j) on the First Amendment Effective Date (a “Refinancing Eurodollar Rate Loan”) shall continue from the commencement date of the Interest Period applicable to Term Loans under this Agreement immediately prior to the First Amendment Effective Date to the day such Interest Period was scheduled to expire immediately prior to giving effect to the First Amendment.  Interest payable pursuant to Section 2.7(a) on Refinancing Eurodollar Rate Loans that are continued as Eurodollar Rate Loans shall, solely until the expiration of the Interest Period applicable thereto which commenced prior to the First Amendment Effective Date, be computed with reference to the same Adjusted Eurodollar Rate used to compute the interest payable on Term Loans as in effect under this Agreement immediately prior to the effectiveness of the First Amendment.

(c)          New Term Loans.

(i)                                     Borrower may up to three times following the Closing Date, by written notice to Administrative Agent elect to request the establishment of additional Term Loan Commitments (the “New Term Loan Commitments”), by an amount not in excess of $200,000,000 in the aggregate, pursuant to this Section 2.1(c), and not less than $25,000,000 individually.  Each such notice shall specify (a) the date (each, an “Increased Amount Date”) on which Borrower proposes that the New Term Loan Commitments shall be effective, which shall be a date not less than one Business Day after the date on which such notice is delivered to Administrative Agent and (b) the identity of each Lender or other Person that is an Eligible Assignee (each, a “New Term Loan Lender”) to whom Borrower proposes any portion of such New Term Loan Commitments be allocated and the amounts of such allocations; provided that, any Lender approached to provide all or a portion of the New Term Loan Commitments may elect or decline, in its sole discretion, to provide a New Term Loan Commitment.  Such New Term Loan Commitments shall become effective as of such Increased Amount Date without further written consent or authorization from Lenders or the Administrative Agent; provided that, (a) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Term Loan Commitments; (b) both before and after giving effect to the making of any Series of New Term Loans, each of the conditions set forth in Section 3.2 shall be satisfied; (c) Borrower and its Subsidiaries shall be in pro forma compliance with each of the covenants set forth in Sections 5 and 6 after giving effect to such New Term Loan Commitments and New Term Loans; (d) the New Term Loan Commitments shall be effected pursuant to one or more Joinder Agreements (each, a “Joinder Agreement”) (which shall set forth, for such New Term Loan Commitments and the New Term Loans made pursuant thereto, the Applicable Margin and scheduled amortization thereof and the final maturity thereof) executed and delivered by Borrower, Administrative Agent and each New Term Loan Lender; and (e) Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by Administrative Agent in connection with any such transaction.  Any New Term Loans funded pursuant to any one Joinder Agreement shall be designated a separate series (each a “Series”) of New Term Loans for all purposes of this Agreement.  Upon and after the effectiveness of New Term Loan Commitments, subject to the satisfaction of the foregoing terms and conditions and other applicable terms and conditions in this Agreement and the Joinder Agreement, (a) each New Term Loan Lender of such Series shall make a New Term Loan to Borrower in an amount equal to its pro rata portion of the New Term Loan Commitment being funded, and (b) each New Term Loan Lender of any Series shall become a Lender hereunder with respect to the New Term Loan Commitment of such Series and the New Term Loans of such Series made pursuant thereto.  Administrative Agent shall notify Lenders promptly upon receipt of Borrower’s notice of each Increased Amount Date and the amount of New Term Loan Commitments of such Series.  Each New Term Loan Commitment with respect to any Series shall terminate immediately and without further action upon funding of such New Term Loan.  The terms and provisions of the New Term Loans and New Term Loan Commitments of any Series shall be, except as otherwise set forth herein or permitted under this Section 2.1(c)(i) and set forth in the applicable Joinder Agreement, identical to Term Loans.  In any event (a) the applicable maturity date of each Series of New Term Loans shall be no earlier than the Final Maturity Date, (b) the Weighted-Average Life to Maturity of all New Term Loans of any Series shall be no shorter than the Weighted-Average Life to Maturity of the Terms Loans outstanding on the Closing Date under this Agreement and (c) with respect to any New Term Loans created hereunder, if the initial yield on such New Term Loans (as reasonably determined by the Administrative Agent to be equal to the sum of (x) the margin applicable to such New Term Loans above the Adjusted Eurodollar Rate and (y) if such New Term Loans are initially made at a discount or the Lenders making the same receive a fee directly or indirectly from or on behalf of the Borrower for doing so (excluding customary arranger or commitment fees paid to the Arrangers or their affiliates), and such discount and fees are in excess of 0.50% (the amount of such discount or upfront fees, in excess of 0.50% expressed as a percentage of such New Term Loans, being referred to herein as “Upfront Fees”), the amount of such Upfront Fees divided by the lesser of (A) the average life to maturity of such New Term Loans and (B) four) exceeds the Applicable Margin for any Term Loans that are Eurodollar Loans by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Yield Differential”), then the Applicable Margin (without respect to Eurodollar Rate Loans or Base Rate Loans) then in effect for such Term Loans shall automatically be increased by the Yield Differential, effective upon the making of the New Term Loans; provided that, if the lowest permissible rate applicable to such New Term Loans is higher than the lowest permissible rate applicable to other Term Loans (as a result of a “floor” or similar feature), then the difference between such lowest permissible rate and zero shall be used in calculating the Yield Differential for purposes of this clause (c).  Notwithstanding anything to the contrary contained herein, Borrower, Guarantors and Administrative Agent may execute such amendments and/or amendments and restatements to this Agreement and the other Loan Documents as may be necessary or advisable to effectuate the provisions of this subsection 2.1(c)(i), and each Joinder Agreement may, without the consent of any other Lenders, effect any such amendments and/or amendments and restatements to this Agreement and the other Loan Documents as may be necessary or advisable to effectuate the provisions of this subsection 2.1(c)(i).

(ii)                                  Borrower shall deliver to Administrative Agent a fully executed Funding Notice no later than (x) for New Term Loans that are Base Rate Loans, one Business Day prior to the requested funding of a New Term Loan, and (y) for New Term Loans that are Eurodollar Rate Loans, three Business Days prior to the requested funding of a New Term Loan, it being understood that any such Funding Notice may be delivered concurrently with notice by Borrower to Administrative Agent requesting New Term Loan Commitments as provided for in subsection 2.1(c)(i).  Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender with a New Term Loan Commitment relating to the proposed borrowing.

(iii)                               Each Lender with a New Term Loan Commitment shall make its New Term Loan, as provided above, available to Administrative Agent not later than 12:00 p.m. (New York City time) on the date specified for such funding by Borrower on the applicable Funding Notice, by wire transfer of same day funds in Dollars, at Administrative Agent’s Principal Office.  Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such New Term Loans available to Borrower on such date by causing an amount of same day funds in Dollars equal to the proceeds of all such New Term Loans received by Administrative Agent from Lenders to be credited to the account of Borrower as designated in writing to Administrative Agent by Borrower in the applicable Funding Notice.

2.2                               Revolving Loans.

(a)          Replacement of Existing Revolving Commitments.  The Existing Revolving Commitments are hereby terminated and replaced with the Revolving Commitments, as more particularly described on Appendix A-2.

(b)         Revolving Commitments.  During the Revolving Commitment Period, subject to the terms and conditions hereof, each Revolving Lender severally agrees to make Revolving Loans to Borrower in an aggregate amount up to but not exceeding such Lender’s Revolving Commitment; provided that, after giving effect to the making of any Revolving Loans in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect.  Amounts borrowed pursuant to this Section 2.2(b) may be repaid and reborrowed during the Revolving Commitment Period.  Each Revolving Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.

(c)          Borrowing Mechanics for Revolving Loans.

(i)             Except pursuant to Section 2.3(d), Revolving Loans that are Base Rate Loans shall be made in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount, and Revolving Loans that are Eurodollar Rate Loans shall be in an aggregate minimum amount of $3,000,000 and integral multiples of $1,000,000 in excess of that amount.

(ii)          Whenever Borrower desires that Lenders make Revolving Loans, Borrower shall deliver to Administrative Agent a fully executed and delivered Funding Notice no later than 10:00 a.m. (New York City time) at least three Business Days in advance of the proposed Credit Date in the case of a Eurodollar Rate Loan, and, in the case of a Revolving Loan that is a Base Rate Loan, a Funding Notice or irrevocable telephonic notice confirmed promptly in writing through a Funding Notice (which Funding Notice or telephonic notice must be received by the Administrative Agent not later than 11:00 a.m., New York City time, on the proposed Credit Date).  Except as otherwise provided herein, a Funding Notice for a Revolving Loan that is a Eurodollar

Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to make a borrowing in accordance therewith.

(iii)       Notice of receipt of each Funding Notice in respect of Revolving Loans, together with the amount of each Revolving Lender’s Pro Rata Share thereof, if any, shall be provided by Administrative Agent to each applicable Revolving Lender with reasonable promptness on the same day as Administrative Agent’s receipt of such Notice from Borrower.

(iv)      Each Revolving Lender shall make the amount of its Revolving Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at Administrative Agent’s Principal Office.  Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Revolving Loans available to Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received by Administrative Agent from Lenders to be credited to the account of Borrower as designated in writing to Administrative Agent by Borrower in the applicable Funding Notice.

2.3                               Issuance of Letters of Credit and Purchase of Participations Therein.

(a)          Letters of Credit.  During the Revolving Commitment Period, subject to the terms and conditions hereof, Issuing Bank agrees to issue Letters of Credit for the account of Borrower in the aggregate amount up to but not exceeding the Letter-of-Credit Sublimit; provided that, (i) each Letter of Credit shall be denominated in Dollars, (ii) the stated amount of each Letter of Credit shall not be less than $500,000 or such lesser amount as is acceptable to Issuing Bank, (iii) after giving effect to such issuance, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect, (iv) after giving effect to such issuance, in no event shall the Letter-of-Credit Usage exceed the Letter-of-Credit Sublimit then in effect, and (v) in no event shall any Letter of Credit have an expiration date later than the earlier of (1) five Business Days prior to the Revolving Commitment Termination Date (the “L/C Maturity Date”) and (2) the date that is one year from the date of issuance of such Letter of Credit.  Subject to the foregoing, Issuing Bank may agree (such agreement not to be unreasonably withheld) that a Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each, unless Issuing Bank reasonably elects not to extend for any such additional period; provided that, Issuing Bank shall not extend any such Letter of Credit if it has received written notice that a Default or an Event of Default has occurred and is continuing at the time Issuing Bank must elect to allow such extension; provided further that, notwithstanding anything to the contrary contained in this Section 2.3 or elsewhere in this Agreement, in the event a Revolving Lender has become a Defaulting Lender or a Prospective Defaulting Lender, Issuing Bank shall not be required to issue or extend any Letter of Credit unless (i) Issuing Bank has entered into arrangements satisfactory to it and Borrower to eliminate Issuing Bank’s risk with respect to the participation in Letters of Credit by all such Defaulting Lenders and Prospective Defaulting Lenders, including by cash collateralizing each such Defaulting Lender’s or

Prospective Defaulting Lender’s Pro Rata Share of the Letter-of-Credit Usage or (ii) a reallocation of such Defaulting Lender’s or Prospective Defaulting Lender’s Pro Rata Share of Letter-of-Credit Usage (after giving effect to such Letter of Credit issuance) pursuant to Section 2.3(i) shall have occurred.

(b)         Notice of Issuance.  Whenever Borrower desires the issuance of a Letter of Credit, it shall deliver to Administrative Agent an Issuance Notice no later than 12:00 p.m. (New York City time) at least three Business Days, or in each case such shorter period as may be agreed to by Issuing Bank in any particular instance, in advance of the proposed date of issuance.  Upon satisfaction or waiver of the conditions set forth in Section 3.2, Issuing Bank shall issue the requested Letter of Credit only in accordance with Issuing Bank’s standard operating procedures.  Upon the issuance of any Letter of Credit or amendment or modification to a Letter of Credit, Issuing Bank shall promptly notify each Revolving Lender of such issuance, amendment or modification, which notice shall include the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.3(e).

(c)          Responsibility of Issuing Bank With Respect to Requests for Drawings and Payments.  In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, Issuing Bank shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit.  As between Borrower and Issuing Bank, Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by Issuing Bank, by the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, Issuing Bank shall not be responsible for:  (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw on such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, electronic mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, any of Issuing Bank’s rights or powers hereunder.  Without limiting the foregoing and in furtherance thereof, any action taken or omitted by Issuing Bank under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of Issuing Bank to Borrower.  Notwithstanding anything to the contrary contained in this Section 2.3(c), Borrower shall retain any and all rights it may have against Issuing Bank for any liability arising solely out of the gross negligence or willful misconduct of Issuing Bank, as finally determined by a court of competent jurisdiction in a nonappealable decision.

(d)         Reimbursement by Borrower of Amounts Drawn or Paid Under Letters of Credit.  In the event Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall promptly notify Borrower and Administrative Agent, and Borrower shall reimburse Issuing Bank on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars and in same day funds equal to the amount of such honored drawing; provided that, anything contained herein to the contrary notwithstanding, (i) unless Borrower shall have notified Administrative Agent and Issuing Bank prior to 10:00 a.m. (New York City time) on the date such drawing is honored that Borrower intends to reimburse Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, Borrower shall be deemed to have given a timely Funding Notice to Administrative Agent requesting the Revolving Lenders to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such honored drawing, and (ii) subject to satisfaction or waiver of the conditions specified in Section 3.2, the Revolving Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by Administrative Agent to reimburse Issuing Bank for the amount of such honored drawing; and provided further that, if for any reason proceeds of Revolving Loans are not received by Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, Borrower shall reimburse Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, that are so received.  Nothing in this Section 2.3(d) shall be deemed to relieve any Revolving Lender from its obligation to make Revolving Loans on the terms and conditions set forth herein, and Borrower shall retain any and all rights it may have against any Lender resulting from the failure of such Lender to make such Revolving Loans under this Section 2.3(d).

(e)          Revolving Lenders’ Purchase of Participations in Letters of Credit.  Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Pro Rata Share (with respect to the Revolving Commitments) of the maximum amount that is or at any time may become available to be drawn thereunder.  In the event that Borrower shall fail for any reason to reimburse Issuing Bank as provided in Section 2.3(d), Issuing Bank shall promptly notify each Revolving Lender of the unreimbursed amount of such honored drawing and of such Lender’s respective participation therein based on such Lender’s Pro Rata Share of the Revolving Commitments.  Each Revolving Lender shall make available to Issuing Bank an amount equal to its respective participation, in Dollars and in same day funds, at the office of Issuing Bank specified in such notice, not later than 12:00 p.m. (New York City time) on the first business day (under the laws of the jurisdiction in which such office of Issuing Bank is located) after the date notified by Issuing Bank.  In the event that any Revolving Lender fails to make available to Issuing Bank on such business day the amount of such Lender’s participation in such Letter of Credit as provided in this Section 2.3(e), Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by Issuing Bank for the correction of errors among banks, and thereafter at the Base Rate.  Nothing in this Section 2.3(e) shall be deemed to prejudice the right of any Revolving Lender to recover from Issuing Bank any amounts made available by such Lender to Issuing Bank pursuant to this Section 2.3(e) in the event that it is determined that the payment with respect to a Letter of Credit in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of Issuing Bank, as finally determined by a court of competent jurisdiction in a nonappealable decision.  In the event Issuing Bank shall have been reimbursed by other Revolving Lenders pursuant to this Section 2.3(e) for all or any portion of any drawing honored by Issuing Bank under a Letter of Credit, such Issuing Bank shall distribute to each Revolving Lender that has paid all amounts payable by it under this Section 2.3(e) with respect to such honored drawing such Lender’s Pro Rata Share of all payments subsequently received by Issuing Bank from Borrower in reimbursement of such honored drawing when such payments are received.  Any such distribution shall be made to a Revolving Lender at its primary address set forth below its name on Appendix B or at such other address as such Lender may request.

(f)            Obligations Absolute.  The obligation of Borrower to reimburse Issuing Bank for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by Revolving Lenders pursuant to Section 2.3(d) and the obligations of such Lenders under Section 2.3(e) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances:  (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set-off, defense or other right that Borrower or any Revolving Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), Issuing Bank, any other Lender or any other Person or, in the case of a Lender, against Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Borrower or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by Issuing Bank under any Letter of Credit against presentation of a draft or other document that does not substantially comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrower or any of its Subsidiaries; (vi) any breach hereof or any other Loan Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (viii) the fact that an Event of Default or a Default shall have occurred and be continuing; provided that, in each case, payment by Issuing Bank under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of Issuing Bank under the circumstances in question, as finally determined by a court of competent jurisdiction in a nonappealable decision.

(g)         Indemnification.  Without duplication of any obligation of Borrower under Section 9.2 or 9.3, in addition to amounts payable as provided herein, Borrower hereby agrees to protect, indemnify, pay and save harmless Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) that Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by Issuing Bank, other than as a result of (1) the gross negligence or willful misconduct of Issuing Bank, as finally determined by a court of competent jurisdiction in a nonappealable decision, or (2) the wrongful dishonor by Issuing Bank of a proper demand for payment made under any Letter of Credit issued by it, or (ii) the failure of Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act.

(h)         Notwithstanding anything to the contrary herein, the Existing Letters of Credit shall be deemed to have been issued hereunder and deemed to be Letters of Credit for all purposes hereunder.

(i)             Notwithstanding anything to the contrary herein, if any Revolving Lender becomes a Defaulting Lender or a Prospective Defaulting Lender and the Issuing Bank has declined to issue or extend a Letter of Credit pursuant to the last proviso of Section 2.3(a) or the Issuing Bank otherwise elects in relation to previously issued Letters of Credit, then:

(i)             at the election of the Borrower or the Issuing Bank, such portion of such Defaulting Lender’s Pro Rata Share of Letter-of-Credit Usage and participations in Letters of Credit held by such Defaulting Lender or Prospective Defaulting Lender shall be reallocated among all other Revolving Lenders that are not Defaulting Lenders or Prospective Defaulting Lenders (a “Non-Defaulting Lender”) in proportion with their Pro Rata Share of Letter-of-Credit Usage, but only to the extent the Total Utilization of Revolving Commitments does not exceed the sum of all such Non-Defaulting Lenders’ Revolving Commitments;

(ii)          any letter of credit fees payable to a Defaulting Lender or Prospective Defaulting Lender with respect to any Letter-of-Credit Usage reallocated pursuant to clause (i) above shall be payable instead to the Non-Defaulting Lenders in proportion to their Pro Rata Share of such Letter-of-Credit Usage so allocated to them; and

(iii)       in the event that a Defaulting Lender ceases to be a Defaulting Lender or Prospective Defaulting Lender (as determined by both the Issuing Bank and the Borrower in their sole discretion) then the portion of such Defaulting Lender’s Pro Rata Share of Letter-of-Credit Usage and participations in Letters of Credit reallocated to Non-Defaulting Lenders pursuant to clause (i) above shall be reallocated to such previously Defaulting Lender or Prospective Defaulting Lender and such previously Defaulting Lender or Prospective Defaulting Lender shall be entitled to receive the letter of credit fees payable in respect of such Letter-of-Credit Usage following the date of such reallocation.

It being understood and agreed that no reallocation of Letter-of-Credit Usage or participations in Letters of Credit pursuant to this Section 2.3(i) shall result in the Issuing Bank being required to issue or extend any Letter of Credit unless the Issuing Bank is satisfied that such reallocation has eliminated its risk with respect to the participation in Letters of Credit by all Defaulting Lenders and or Prospective Defaulting Lenders.  The provisions of this Section 2.3(i) shall not limit or reduce any liability of any Defaulting Lender or any or Prospective Defaulting Lender for failure to perform its obligations under the Loan Documents (and Revolving Lenders and Issuing Bank may look to recover any amounts that would have been owing hereunder by any Defaulting Lender had such reallocation or other method of dealing with Defaulting Lenders not been implemented).

2.4                               Pro Rata Shares; Availability of Funds.

(a)          Pro Rata Shares.  All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Term Loan Commitment or any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b)         Availability of Funds.  Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on such Credit Date.  If such Lender’s Loan amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate.  If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Borrower and Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans for such Class of Loans.  Nothing in this Section 2.4(b) shall be deemed to relieve any Lender from its obligation to fulfill its Term Loan Commitments and Revolving Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.5                               Use of Proceeds.  The proceeds of any New Term Loans shall be applied by Borrower for working capital and general corporate purposes, including Permitted Acquisitions and the payment of dividends to the Parent pursuant to Section 6.6(c) for the purpose of redeeming, repurchasing or otherwise acquiring all or a portion of the Parent’s 6 ¼% Convertible

Senior Notes Due March 15, 2011.  The proceeds of the Revolving Loans and Letters of Credit made after the Closing Date shall be applied by Borrower for working capital and general corporate purposes of Borrower and its Subsidiaries; provided that, Revolving Loans may not be used to finance Permitted Acquisitions unless, at the time thereof, the aggregate unused amount of Revolving Commitments then in effect plus unrestricted and unencumbered Cash and Cash Equivalents (it being understood that, Cash and Cash Equivalents subject to Liens granted under the Security Documents shall not be deemed to be restricted or encumbered as a result thereof) held by Borrower and its Restricted Subsidiaries in excess of $30,000,000 is not less than $50,000,000.  Letters of Credit shall be used solely to support payment obligations incurred in the ordinary course of business by Borrower and its Restricted Subsidiaries.  No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.  Specifically, no portion of the proceeds of any Credit Extension may be used to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

2.6                               Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a)          Lenders’ Evidence of Debt.  Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof.  Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided that, the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or Borrower’s Obligations in respect of any applicable Loans; and provided further that, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b)         Register.  Administrative Agent shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Revolving Commitments and Loans of each Lender from time to time (the “Register”).  In the case of a Related Lender Assignment described in Section 9.6(c) that is not reflected in the Register, the assigning Lender shall maintain a comparable register, which shall be made available for inspection by Administrative Agent at any reasonable time and from time to time upon reasonable prior notice to such Lender.  The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.  Administrative Agent shall record in the Register the Revolving Commitments and the Loans, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided that, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or Borrower’s Obligations in respect of any Loan.  Borrower hereby designates Administrative Agent to serve as Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.6, and Borrower hereby agrees that, to the extent Administrative Agent serves in such capacity, Administrative Agent and its officers, directors, employees, agents and affiliates shall constitute “Indemnitees.”

(c)          Notes.  If so requested by any Lender by written notice to Borrower at least two Business Days prior to the Closing Date, or at any time thereafter, Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 9.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Term Loan or Revolving Loan, as the case may be.

2.7                               Interest on Loans.

(a)         Except as otherwise set forth herein, each Class of Loans shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof

(i)             in the case of Revolving Loans, (A) if a Base Rate Loan, at the Base Rate plus the Applicable Margin, or (B) if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin, and

(ii)          in the case of Term Loans,

(1)                                 if a Base Rate Loan, at the Base Rate plus the Applicable Margin, or

(2)                                 if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin.

(b)         The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by Borrower and notified to Administrative Agent (who shall promptly notify the relevant Lenders) pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be.  If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.

(c)          In connection with Eurodollar Rate Loans there shall be no more than 15 Interest Periods outstanding at any time.  In the event Borrower fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan).  In the event Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, Borrower shall be deemed to have selected an Interest Period of three months.  As soon as practicable on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding on all parties)

the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and each Lender.

(d)         Interest payable pursuant to Section 2.7(a) shall be computed (i) in the case of Base Rate Loans with reference to the Prime Rate, on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans or Base Rate Loans with reference to the Federal Funds Effective Rate, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues.  In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided that, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e)          Except as otherwise set forth herein, interest on each Loan shall be payable in arrears (i) on each Interest Payment Date applicable to that Loan; (ii) upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the principal amount being prepaid; and (iii) at maturity, including final maturity as the case may be; provided that, with respect to any voluntary prepayment of a Base Rate Loan (other than in connection with a voluntary prepayment of all Loans), accrued interest shall instead be payable on the applicable Interest Payment Date.

(f)           Borrower agrees to pay to Issuing Bank, with respect to drawings honored under any Letter of Credit, interest on the amount paid by Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of Borrower at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans, and (ii) thereafter, a rate that is 2.00% per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans.

(g)          Interest payable pursuant to Section 2.7(f) shall be computed on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.  Promptly upon receipt by Issuing Bank of any payment of interest pursuant to Section 2.7(f), Issuing Bank shall distribute to each Lender (other than Defaulting Lenders), out of the interest received by Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit.  In the event Issuing Bank shall have been reimbursed by Lenders for all or any portion of such honored drawing, Issuing Bank shall distribute to each Lender that has paid all amounts payable by it under Section 2.3(e) with respect to such honored drawing such Lender’s Pro Rata Share of any interest received by Issuing Bank in respect of that portion of such honored drawing so reimbursed by Lenders for the period from the date on which Issuing Bank was so reimbursed by Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by Borrower.

2.8                               Conversion/Continuation.

(a)         Subject to Section 2.17 and so long as no Default or Event of Default shall have occurred and then be continuing, Borrower shall have the option:

(i)             to convert at any time all or any part of any Term Loan or Revolving Loan equal to $3,000,000 and integral multiples of $1,000,000 in excess of that amount from one Type of Loan to another Type of Loan; provided that, a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless Borrower shall pay all amounts due under Section 2.17 in connection with any such conversion; or

(ii)          upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $3,000,000 and integral multiples of $1,000,000 in excess of that amount as a Eurodollar Rate Loan.

(b)         Borrower shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 10:00 a.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion or continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan).  Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to effect a conversion or continuation in accordance therewith.

2.9                               Default Interest.  If all or any portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans and Reimbursement Obligations (whether or not overdue) shall bear interest, from the date of such nonpayment until such amount is paid in full, at a rate per annum that is equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to Section 2.7(a) plus 2.00%, or (y) in the case of Reimbursement Obligations, the rate applicable to Revolving Loans that are Base Rate Loans plus 2.00%.  If all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest, from the date of such nonpayment until such amount is paid in full, at a rate per annum equal to the rate then applicable to Base Rate Loans under the relevant Class of Loans plus 2.00% (or, in the case of any such other amounts that do not relate to a particular Class of Loans, the rate then applicable to Revolving Loans that are Base Rate Loans plus 2.00%).

2.10                        Fees.

(a)         Borrower agrees to pay to Lenders having Revolving Loan Exposure:

(i)             commitment fees at the rate of 0.50% per annum on the average of the daily difference between (a) the Revolving Commitments, and (b) the sum of (x) the aggregate principal amount of outstanding Revolving Loans plus (y) the Letter-of-Credit Usage; and

(ii)          letter of credit fees (calculated on a per annum basis) equal to (1) the Applicable Margin for Revolving Loans that are Eurodollar Rate Loans, times (2) the average aggregate daily maximum amount available to be drawn under all such Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination).

All fees referred to in this Section 2.10(a) shall be paid to Administrative Agent at its Principal Office and upon receipt, Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.

(b)         Borrower agrees to pay directly to Issuing Bank, for its own account, the following fees:

(i)             a fronting fee equal to 0.25%, per annum, times the average aggregate daily maximum amount available to be drawn under all Letters of Credit (determined as of the close of business on any date of determination); and

(ii)          such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

(c)          All fees referred to in Section 2.10(a) and 2.10(b)(i) shall be calculated on the basis of a 360 day year and the actual number of days elapsed and shall be payable quarterly in arrears on the last Business Day of March, June, September and December of each year during the Revolving Commitment Period, commencing on the first such date to occur after the Closing Date (but calculated with respect to periods prior to the Closing Date based on Existing Revolving Commitments, Existing Revolving Loans and Existing Letters of Credit), and on the Revolving Commitment Termination Date.  The fees referred to in Section 2.10(b)(ii) shall be payable promptly following demand therefor.

(d)         The Borrower agrees to pay on the Closing Date (i) to each Lender party to this Agreement holding Term Loans on the Closing Date (immediately after giving effect to the Closing Date Transactions) that has consented to the amendments effectuated pursuant to this Agreement as fee compensation, a fee (the “Term Loan Closing Date Fee”) in an amount equal to 1.00% of the stated principal amount of such Lender’s Term Loans under this Agreement outstanding on the Closing Date (giving effect to repayments under Section 3.1(e)) and (ii) to each Revolving Lender party to this Agreement on the Closing Date that holds Revolving Commitments set forth on Schedule A-2 hereto, as fee compensation, a fee (the “Revolving Closing Date Fee” and, together with the Term Loan Closing Date Fee, the “Closing Date Fees”) in an amount equal to 1.00% of the amount of such Lender’s Revolving Commitments under this Agreement (immediately after giving effect to the Closing Date Transactions).  The Closing Date Fees will in all respects be fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter.

(e)          In addition to the foregoing fees, Borrower agrees to pay to Agents such other fees in the amounts and at the times separately agreed on.

2.11                        Scheduled Payments.  The principal amounts of the Term Loans of each Lender (other than New Term Loans, for which scheduled payments shall be made as provided for in the Joinder Agreement relating to such New Term Loan) shall be repaid in consecutive quarterly installments (each, an “Installment”) in an amount equal to such Lender’s Pro Rata Share (determined with respect to Term Loans other than New Term Loans) of the aggregate amounts set forth below on the last Business Day of each calendar quarter (each, an “Installment Date”), commencing March 31, 2011:

Installment Date	Installment
March 31, 2011	$2,515,000.00
June 30, 2011	$2,515,000.00
September 30, 2011	$2,515,000.00
December 31, 2011	$2,515,000.00
March 31, 2012	$2,515,000.00
June 30, 2012	$2,515,000.00
September 30, 2012	$2,515,000.00
December 31, 2012	$2,515,000.00
March 31, 2013	$2,515,000.00
June 30, 2013	$2,515,000.00
September 30, 2013	$2,515,000.00
December 31, 2013	$2,515,000.00

Installment Date	Installment
March 31, 2014	$2,515,000.00
June 30, 2014	$2,515,000.00
September 30, 2014	$2,515,000.00
December 31, 2014	$2,515,000.00
March 31, 2015	$2,515,000.00
June 30, 2015	$2,515,000.00
September 30, 2015	$2,515,000.00
December 31, 2015	$2,515,000.00
March 31, 2016	$2,515,000.00
June 30, 2016	$2,515,000.00
September 30, 2016	$2,515,000.00
December 31, 2016	$2,515,000.00
March 31, 2017	$2,515,000.00
June 30, 2017	$2,515,000.00
Term Loan Maturity Date	$940,610,000.00

Notwithstanding the foregoing, (x) such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans, as the case may be, in accordance with Sections 2.12, 2.13 and 2.14, as applicable; and (y) the Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Term Loan Maturity Date.

2.12                        Voluntary Prepayments/Commitment Reductions.

(a)         Voluntary Prepayments.

(i)             Any time and from time to time:

(1)                                 with respect to Base Rate Loans, Borrower may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount; and

(2)                                 with respect to Eurodollar Rate Loans, Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount;

(ii)          All such prepayments shall be made:

(1)                                 upon not less than one Business Day’s prior written or telephonic notice in the case of Base Rate Loans; and

(2)                                 upon not less than three Business Days’ prior written or telephonic notice in the case of Eurodollar Rate Loans;

in each case given to Administrative Agent, by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will promptly transmit such telephonic or original notice for Term Loans or Revolving Loans, as the case may be, by telefacsimile to each Lender).  Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein (unless such notice is conditioned on a refinancing, including in connection with an issuance of debt or equity securities, in which case such notice may be revoked on or prior to such prepayment date subject to Section 2.17 hereof).  Any such voluntary prepayment shall be applied as specified in Section 2.14(a).

(b)         Voluntary Commitment Reductions.

(i)             Borrower may, upon not less than three Business Days’ prior written or telephonic notice confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction; provided that, any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount.

(ii)          Borrower’s notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in Borrower’s notice and shall reduce the Revolving Commitment of each Lender proportionately to its Pro Rata Share thereof (unless such notice is conditioned on a refinancing, including in connection with an issuance of debt or equity securities, in which case such notice may be revoked on or prior to such date and no such reduction shall occur as a result thereof in the case of such a revocation).

2.13                        Mandatory Prepayments.

(a)         Asset Sales and Recovery Events.  If on any date Borrower or any of its Restricted Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event, then, unless a Reinvestment Notice is permitted to be delivered in respect thereof and is so delivered within 30 days from the date that such Net Cash Proceeds are received, such Net Cash Proceeds shall be applied within 30 days from the date that such Net Cash Proceeds are received toward the prepayment of the Term Loans as set forth in Section 2.14(b); provided that, if a Default or Event of Default has occurred and is continuing at the time such Net Cash Proceeds are received by Borrower or any of its Restricted Subsidiaries, then such Net Cash Proceeds shall be applied toward the prepayment of the Term Loans and the reduction of the Revolving Commitments on the date so received; provided further that, notwithstanding the foregoing, (i) the aggregate Net Cash Proceeds from Asset Sales and Recovery Events that may be excluded from the foregoing prepayment requirement pursuant to one or more Reinvestment Notices shall not exceed $100,000,000 in any Fiscal Year, and (ii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans as set forth in Section 2.14(b).

(b)         Issuance of Equity Securities.  On the date of receipt by Borrower of any Net Cash Proceeds from a capital contribution to, or the issuance of any Capital Stock of, Borrower, Borrower shall prepay the Loans as set forth in Section 2.14(b) in an aggregate amount equal to 50% of such Net Cash Proceeds; provided that, during any period in which the Consolidated Leverage Ratio (determined for any such period by reference to the most recent Compliance Certificate delivered pursuant to Section 5.2(b) calculating the Consolidated Leverage Ratio) shall be 3.75:1.00 or less, Borrower shall not be required to make the prepayments otherwise required by this Section 2.13(b).

(c)          Issuance of Indebtedness.  On the date of receipt by Borrower or any of its Subsidiaries of any Net Cash Proceeds from the incurrence of any Indebtedness of Borrower or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.2, except for Indebtedness incurred to refinance the Obligations permitted by Sections 6.2(j), 6.2(k)(i) and 6.2(l)(i)), Borrower shall prepay the Loans as set forth in Section 2.14(b) in an aggregate amount equal to 100% of such Net Cash Proceeds.

(d)         Consolidated Excess Cash Flow.  In the event that there shall be Consolidated Excess Cash Flow for Fiscal Year 2010, or for any Fiscal Year of Borrower thereafter, Borrower shall, no later than 90 days after the end of such Fiscal Year, prepay the Loans as set forth in Section 2.14(b) in an aggregate amount equal to the difference between (i) 50% of such Consolidated Excess Cash Flow and (ii) the sum of (A) voluntary repayments of principal of the Loans during such Fiscal Year (excluding repayments of Revolving Loans, except to the extent Commitments are permanently reduced in connection with such repayments and repayments financed with Indebtedness) and (B) an amount equal to the principal amount of Loans repaid with Indebtedness incurred under Section 6.2(k) during such Fiscal Year; provided that, if the Consolidated Leverage Ratio as at the end of such Fiscal Year shall be 3.75:1.00 or less, Borrower shall not be required to make the prepayments otherwise required hereby.

(e)          Revolving Loans.  Borrower shall from time to time prepay the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Commitments shall not at any time exceed the Revolving Commitments then in effect.

(f)           Prepayment Certificate.  Concurrently with any prepayment of the Loans pursuant to Sections 2.13(a) through 2.13(d), Borrower shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable Net Cash Proceeds or Consolidated Excess Cash Flow, as the case may be.  In the event that Borrower shall subsequently determine that the actual amount of Net Cash Proceeds or Consolidated Excess Cash Flow exceeded the amount set forth in such certificate, Borrower shall promptly make an additional prepayment of the Loans in an amount equal to such excess, and Borrower shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

2.14                        Application of Prepayments/Reductions.

(a)         Application of Voluntary Prepayments by Type of Loans.  Any prepayment of any Loan pursuant to Section 2.12(a) shall be applied as specified by Borrower in the applicable notice of prepayment; provided that all prepayments of Term Loans shall be on a pro rata basis (in accordance with the respective outstanding principal amounts thereof); and provided that, in the event Borrower fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied as follows:

(i)             first, to repay outstanding Revolving Loans to the full extent thereof (without a corresponding reduction of the Revolving Commitments); and

(ii)          second, to prepay the Term Loans, on a pro rata basis.  Any prepayment of any Term Loan pursuant to Section 2.12(a) shall be further applied on a pro rata  basis to reduce the scheduled remaining Installments of principal on such Term Loan.

(b)         Application of Mandatory Prepayments by Type of Loans.  Any amount required to be paid pursuant to Sections 2.13(a) through 2.13(d) shall be applied as follows:

(i)             first, to prepay Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) and shall be further applied on a pro rata basis to the remaining scheduled Installments of principal of the Term Loans; and

(ii)          second, to prepay the Revolving Loans to the full extent thereof (without a corresponding reduction of the Revolving Commitments, except for prepayments required pursuant to (A) Section 2.13(a), if a Default or Event of Default has occurred and is continuing, and (B) Section 2.13(c)).

(c)          Application of Prepayments of Loans to Base Rate Loans and Eurodollar Rate Loans.  With respect to each Class of Loans being prepaid separately, any prepayment thereof shall be applied to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner that minimizes the amount of any payments required to be made by Borrower pursuant to Section 2.17(c).

2.15                        General Provisions Regarding Payments.

(a)         All payments by Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, set-off or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 p.m. (New York City time) on the date due at Administrative Agent’s Principal Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day at the Administrative Agent’s sole discretion.

(b)         All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Base Rate Loans that are not made in connection with a repayment of all Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid.

(c)          Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.

(d)         Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e)          Subject to the provisos set forth in the definition of “Interest Period,” whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the Revolving Commitment fees hereunder.

(f)           Borrower hereby authorizes Administrative Agent (but Administrative Agent shall not be obligated) to charge Borrower’s accounts with Administrative Agent (if any) in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(g)         Administrative Agent may, in its sole discretion, deem any payment by or on behalf of Borrower hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a nonconforming payment.  Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day.  Administrative Agent shall give prompt notice to Borrower and each applicable Lender in writing if any payment is nonconforming.  Any nonconforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 7.1(a).  Interest shall continue to accrue on any principal as to which a nonconforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.9 from the date such amount was due and payable until the date such amount is paid in full.

(h)         If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 7.1, all payments or proceeds received by the Administrative Agent hereunder in respect of any of the Obligations shall be applied in accordance with the application arrangements described in Section 6.4 of the Guaranty and Collateral Agreement.

2.16                        Ratable Sharing.  Lenders hereby agree among themselves that, except as otherwise provided in the Security Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to such Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) that is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment, and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously on the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest.  Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

2.17                        Making or Maintaining Eurodollar Rate Loans.

(a)          Inability to Determine Applicable Interest Rate.  In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding on all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile, electronically or by telephone confirmed in writing) to Borrower and each Lender of such determination, whereupon (i) Loans requested to be made as, or converted to, Eurodollar Rate Loans shall be made or continued as Base Rate Loans until such time as Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be a request for the making or continuing of Base Rate Loans.

(b)         Illegality or Impracticability of Eurodollar Rate Loans.  In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding on all parties hereto but shall be made only after consultation with Borrower and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof that materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile, electronically or by telephone confirmed in writing) to Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender).  Thereafter (1) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Affected Lender’s obligation to maintain its outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination.  Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, Borrower shall have the option, subject to the provisions of Section 2.17(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender).  Except as provided in the immediately preceding sentence, nothing in this Section 2.17(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms hereof.

(c)          Compensation for Breakage or Non Commencement of Interest Periods.  Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) that such Lender may sustain:  (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Borrower.

(d)         Booking of Eurodollar Rate Loans.  Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e)          Assumptions Concerning Funding of Eurodollar Rate Loans.  Calculation of all amounts payable to a Lender under this Section 2.17 and under Section 2.18 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided that, each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.17 and under Section 2.18.

2.18                        Increased Costs; Capital Adequacy.

(a)          Compensation For Increased Costs and Taxes.  Subject to the provisions of Section 2.19 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (which term shall include Issuing Bank for purposes of this Section 2.18(a)) shall determine (which determination shall, absent manifest error, be final and conclusive and binding on all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi governmental authority (whether or not having the force of law):  (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of the other Loan Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder.  Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.18(a), which statement shall be conclusive and binding on all parties hereto absent manifest error.

(b)         Capital Adequacy Adjustment.  In the event that any Lender (which term shall include Issuing Bank for purposes of this Section 2.18(b)) shall have determined that the adoption, effectiveness, phase in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Revolving Commitments or Letters of Credit, or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Borrower from such Lender of the statement referred to in the next sentence, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after tax basis for such reduction.  Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.18(b), which statement shall be conclusive and binding on all parties hereto absent manifest error.

2.19                        Taxes; Withholding, Etc.

(a)          Payments to Be Free and Clear.  All sums payable by any Loan Party hereunder and under the other Loan Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Lender or an Excluded FATCA Tax) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of any Loan Party or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

(b)         Withholding of Taxes.  If any Loan Party or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable to Administrative Agent or any Lender (which term shall include Issuing Bank for purposes of this Section 2.19(b)) under any of the Loan Documents:  (i) Borrower shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Borrower becomes aware of it; (ii) Borrower shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Loan Party) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender; (iii) the sum payable by such Loan Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction (including deductions applicable to additional sums payable under this Section), withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within 30 days after paying any sum from that it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Borrower shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided that, no such additional amount shall be required to be paid to any Lender under clause (iii) above except to the extent that any change (other than a change resulting in the imposition of an Excluded FATCA Tax other than any such change resulting from a legislative amendment to Sections 1471 through 1474 of the Code) after the date hereof (in the case of each Lender party hereto on the Closing Date) or after the effective date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date hereof (in the case of each Lender party hereto on the Closing Date) or at the date of such Assignment Agreement (in the case of each other Lender), as the case may be, in respect of payments to such Lender provided, further, that, notwithstanding the foregoing, in the case of any change in any requirement for a deduction, withholding or payment as is mentioned in clause (iii) above that resulted in an increase in the rate of such deduction, withholding or payment applicable to Lenders holding in excess of 50% of the aggregate Term Loan Exposure and Revolving Loan Exposure at such time, then to the extent any Person that was a Lender on the effective date of an Assignment Agreement was entitled to receive increased amounts from any Loan Party under clause (iii) above on the effective date of such Assignment Agreement by such Person to any other Lender, such other Lender shall be entitled to increased amounts under clause (iii) above.

(c)          Other Taxes.  In addition, Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(d)         Indemnification.  The Loan Parties shall indemnify each Agent, each Lender and Issuing Bank, within ten days after written demand therefor, for the full amount of any Taxes or Other Taxes paid by such Agent, Lender or Issuing Bank, as applicable, on or with respect to any payment by or on account of any obligation of the Loan Parties hereunder (including Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to a Loan Party by a Lender or Issuing Bank, by Administrative Agent on its own behalf, or on behalf of a Lender or Issuing Bank or by any other Agent, shall be conclusive absent manifest error.

(e)          Evidence of Exemption From U.S. Withholding Tax.  Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes (a “Non-US Lender”) and that is entitled to an exemption from or a reduction of withholding tax shall deliver to Administrative Agent for transmission to Borrower, on or prior to the Closing Date (in the case of each Lender party hereto on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrower or Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8ECI or W-8BEN, as the case may be (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Code and reasonably requested by Borrower to establish that such Lender is exempt from or subject to a reduced rate of withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents, or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Code and is claiming exemption from withholding of United States federal income tax under Section 871(h) or 881(c) of the Code, a Certificate Re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Code and reasonably requested by Borrower to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Loan Documents.  Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.19(e) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall deliver to Administrative Agent for transmission to Borrower two new original copies of Internal Revenue Service Form W-8ECI or Form W-8BEN, or a Certificate Re Non-Bank Status and two original copies of Internal Revenue Service Form W-8BEN, as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Code and reasonably requested by Borrower to confirm or establish that such Lender is exempt from or subject to a reduced rate of withholding of United States federal income tax with respect to payments to such Lender under the Loan Documents, or notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence.  Borrower shall not be required to pay any additional amount to any Non-US Lender under Section 2.19(b)(iii) if such Lender shall have failed (1) to deliver the forms, certificates or other evidence referred to in the second sentence of this Section 2.19(e), or (2) to notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence, as the case may be; provided that, if such Lender shall have satisfied the requirements of the first sentence of this Section 2.19(e) on or prior to the Closing Date (including under this Agreement prior to giving effect to the amendment and restatement hereof), on or prior to the date a New Term Loan is advanced by such Lender or on the date of the Assignment Agreement pursuant to which it became a Lender (or if the Lender making such assignment had satisfied such requirements prior to the date of such assignment), as applicable, nothing in this last sentence of Section 2.19(e) shall relieve Borrower of its obligation to pay any additional amounts pursuant this Section 2.19 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein.

(f)            Obligation to Mitigate.  Each Lender (which term shall include Issuing Bank for purposes of this Section 2.19) agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans or Letters of Credit, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.16, 2.17, or 2.18, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances that would cause such Lender to be an Affected Lender would cease to exist or the additional amounts that would otherwise be required to be paid to such Lender pursuant to Section 2.16, 2.17, or 2.18 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Revolving Commitments, Loans or Letters of Credit through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Revolving Commitments, Loans or Letters of Credit or the interests of such Lender; provided that, such Lender will not be obligated to utilize such other office pursuant to this Section 2.19 unless Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described in clause (i) above.  A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.19 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.

(g)         Defaulting Lenders.  Anything contained herein to the contrary notwithstanding, in the event that (i) during any Default Period with respect to any Lender that has become a Defaulting Lender as a result of a Funding Default or (ii) for so long as any Lender is a Defaulting Lender for any other reason, each such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents (and such Lender shall not be included for purposes of determining “Requisite Lenders” or “Requisite Class Lenders”); (b) to the extent permitted by applicable law (except as provided in the last sentence of this Section 2.19), until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero, (i) any voluntary prepayment of the Revolving Loans shall, if Borrower so directs at the time of making such voluntary prepayment, be applied to the Revolving Loans of other Lenders as if such Defaulting Lender had no Revolving Loans outstanding and the Revolving Loan Exposure of such Defaulting Lender were zero, and (ii) any mandatory prepayment of the Revolving Loans shall, if Borrower so directs at the time of making such mandatory prepayment, be applied to the Revolving Loans of other Lenders (but not to the Revolving Loans of such Defaulting Lender) as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender, it being understood and agreed that Borrower shall be entitled to retain any portion of any mandatory prepayment of the Revolving Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b); (c) such Defaulting Lender’s Revolving Commitment and outstanding Revolving Loans and (except as provided in Section 2.3(i) above) such Defaulting Lender’s Pro Rata Share of the Letter-of-Credit Usage shall be excluded for purposes of calculating the Revolving Commitment fee and letter of credit fees payable to Lenders in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any Revolving Commitment fee or letter of credit fee pursuant to Section 2.10 in respect of any Default Period with respect to such Defaulting Lender; and (d) the Total Utilization of Revolving Commitments as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender.  No Revolving Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.19, performance by Borrower of its obligations hereunder and the other Loan Documents shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.19.  The rights and remedies against a Defaulting Lender under this Section 2.19 are in addition to other rights and remedies that Borrower may have against such Defaulting Lender with respect to any Funding Default and that Administrative Agent, Issuing Bank or any other Lender may have against such Defaulting Lender with respect to any Funding Default.  Notwithstanding the foregoing, in the event of a failure of a Defaulting Lender to make payments owed hereunder to Administrative Agent or the Issuing Bank, Borrower shall be required to make all payments it would be required to make hereunder if there was no Defaulting Lender, and Administrative Agent, may apply all amounts that otherwise would have been payable to the Defaulting Lender under the Loan Documents to Administrative Agent or Issuing Bank, as the case may be, until the Default Excess with respect to such Defaulting Lender shall have been reduced to zero.

2.20                        Removal or Replacement of a Lender.  Anything contained herein to the contrary notwithstanding, in the event that:  (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.17, 2.18 or 2.19, (ii) the circumstances that have caused such Lender to be an Affected Lender or that entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Borrower’s request for such withdrawal; (b) (i) any Lender shall default in its obligation to fund any Revolving Loan or its portion of any unreimbursed payment under Section 2.3(e), (ii) the Default Period for such Defaulting Lender shall remain in effect, and (iii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after Borrower’s request that it cure such default; (c) any Lender shall otherwise become a Defaulting Lender other than as a result of a Funding Default; or (d) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 9.5(b) or 9.5(c), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Nonconsenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender, Defaulting Lender or Nonconsenting Lender (the “Terminated Lender”), Borrower may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign (i) in the case of an Increased-Cost Lender, all of its outstanding Loans and its Revolving Commitments, if any, in full, (ii) in the case of a Defaulting Lender, either (x) all Revolving Loans and Revolving Commitments of such Defaulting Lender or (y) all Loans and Revolving Commitments of such Defaulting Lender and (iii) in the case of a Nonconsenting Lender where the consent of (x) all Loans and Commitments is required, all of such Nonconsenting Lender’s Loans and Commitments, in full or (y) all Loans and Commitments (if any) of a particular Class is required, all of such Nonconsenting Lender’s Loans and Commitments of the particular Class for which consent is so required, in full, in each case, to one or more Eligible Assignees (each a “Replacement Lender”) reasonably acceptable to Administrative Agent in accordance with the provisions of Section 9.6, and Terminated Lender shall pay any fees payable thereunder in connection with such assignment; provided that, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued and unpaid interest on, (x) in the case of an Increased-Cost Lender or Nonconsenting Lender where the consent of all Loans and Commitments is required, all outstanding Loans of the Terminated Lender, (y) in the case of a Defaulting Lender, the Loans of such Defaulting Lender as elected by the Borrower as provided above and (z) in the case of a Nonconsenting Lender where the consent of all Loans and

Commitments (if any) of a particular Class is required, all outstanding Loans of the particular Class for which consent is so required held by the Nonconsenting Lender, (B) (x) in the case of a Defaulting Lender, Increased-Cost Lender or Nonconsenting Lender where the consent of all Loans and Commitments is required, an amount equal to all unreimbursed drawings under Letters of Credit that have been funded by such Terminated Lender, together with all then accrued and unpaid interest with respect thereto at such time, and (y) in the case of a Nonconsenting Lender where the consent of Revolving Lenders is required, an amount equal to all unreimbursed drawings under Letters of Credit that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) (x) in the case of a Defaulting Lender, Increased-Cost Lender or Nonconsenting Lender where the consent of all Loans and Commitments is required, an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.10 and (y) in the case of a Nonconsenting Lender where the consent of all Loans and Commitments (if any) of a particular Class is required, an amount equal to all accrued, but theretofore unpaid fees with respect to the particular Class owing to such Terminated Lender pursuant to Section 2.10; (2) on the date of such assignment, Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.17(c), 2.18 or 2.19, or otherwise as if it were a prepayment; and (3) in the event such Terminated Lender is a Nonconsenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Nonconsenting Lender; provided further that, Borrower may not make such election with respect to any Terminated Lender that is also an Issuing Bank unless, prior to the effectiveness of such election, Borrower shall have caused each outstanding Letter of Credit issued thereby to be cancelled.  Upon the payment of all amounts owing to any Terminated Lender pursuant to the foregoing and the termination or assignment of such Terminated Lender’s Revolving Commitments, if any, pursuant to the foregoing such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided that, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.  Each Lender hereby grants to the Administrative Agent and the Borrower an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender, as assignor, any Assignment Agreement or other agreement necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.20 in the event any such Lender that is a Terminated Lender fails to execute the agreements required under Section 9.6 in connection with an assignment pursuant to this Section 2.20, and any such agreements so executed by the Replacement Lender and Administrative Agent or the Borrower shall be effective for purposes of this Section 2.20 and for Section 9.6.

2.21                        Repricing Protection.  In the event that, after the ~~First~~Second Amendment Effective Date, but on or prior to the first anniversary thereof, any Repricing Transaction occurs, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Lenders holding Term Loans, (A) in the case of a prepayment or refinancing constituting a Repricing Transaction a premium of 1.0% of the aggregate amount of the Term Loans being prepaid and (B) in the case of an amendment constituting a Repricing Transaction, a payment equal to 1.0% of the aggregate amount of the applicable Term Loans outstanding immediately prior to such amendment. As a condition to effectiveness of any required assignment by any Nonconsenting Lender of its Term Loans pursuant to Section 2.20 in respect of any amendment, amendment and restatement or modification to this Agreement effective prior to the first anniversary of the ~~First~~Second Amendment Effective Date that has the effect of reducing the Applicable Margin or interest rate for any Term Loans from the Applicable Margin or interest rate in effect on the ~~First~~Second Amendment Effective Date, the Borrower shall pay to such Nonconsenting Lender its ratable portion of such payment referred to in clause (B) above. For purposes of clarity, the Borrower shall have no obligation to make any such payment referred to in clause (B) above to any Replacement Lender that is assigned such Nonconsenting Lender’s Term Loans pursuant to Section 2.20.

2.22                        Loan Modification Offers2.23  .(a) The Borrower may, by written notice to the Administrative Agent from time to time, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more Classes of Loans and/or Commitments (each Class subject to such a Loan Modification Offer, an “Affected Class”) to make one or more Permitted Amendments (as defined below) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower; provided that there shall be no more than six (6) Classes of Loans and/or Commitments in effect hereunder at any time.  Such notice shall set forth (i) the proposed terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective (which shall not be less than 10 Business Days nor more than 45 Business Days after the date of such notice) (or such shorter period as is acceptable to the Administrative Agent).  Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Affected Class that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Affected Class as to which such Lender’s acceptance has been made.  In the event that the aggregate amount of Term Loans and Revolving Commitments (which, for the avoidance of doubt, shall include any previously extended Extended Revolving Commitments of such Class) of Accepting Lenders exceeds the amount of Extended Term Loans and Extended Revolving Commitments permitted pursuant to the Loan Modification Offer (if any such restriction), Term Loans and Revolving Commitments subject to Loan Modification Offers shall be converted to Extended Term Loans and Extended Revolving Commitments on a pro rata basis based on the amount of Term Loans and Revolving Commitments included in each Accepting Lender’s acceptance of the Loan Modification Offer or as may be otherwise agreed to in the applicable Loan Modification Agreement.  Upon the effectiveness of any Permitted Amendment, subject to the payment of applicable amounts pursuant to Section 2.17(c) in connection therewith, in the case of an Affected Class of Revolving Commitments, the Company shall be deemed to have made such borrowings and repayments of the Revolving Loans, and the Lenders shall make such adjustments of outstanding Revolving Loans between and among them (as reasonably determined by the Administrative Agent), as shall be necessary to effect the reallocation of the Revolving Commitments such that, after giving effect thereto, the Revolving Loans shall be held by the Revolving Lenders  ratably in accordance with their Revolving Commitments.

(b)         The Borrower and each Accepting Lender shall execute and deliver to the Administrative Agent a Loan Modification Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted

Amendments and the terms and conditions thereof.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement.

(c)          Notwithstanding anything to the contrary contained in this Agreement, (i) on any date on which any Affected Class is converted to extend the related scheduled maturity date(s) in accordance with paragraph (a) above (an “Extension Date”), (I) in the case of the existing Term Loans of each Accepting Lender of the Affected Class, the aggregate principal amount of such existing Term Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Term Loans so converted by such Lender on such date (the “Extended Term Loans”), and the Extended Term Loans shall be established as a separate Class of Term Loans from the Affected Class of Term Loans and from any other Existing Class of Term Loans (together with any other Extended Term Loans so established on such date), and (II) in the case of the existing Revolving Commitments of each Accepting Lender with respect the Affected Class, the aggregate principal amount of such existing Revolving Commitments shall be deemed reduced by an amount equal to the aggregate principal amount of Revolving Commitments so converted by such Lender on such date (the “Extended Revolving Commitments”), and such Extended Revolving Commitments shall be established as a separate Class of Revolving Commitments from the  Affected Class and from any other Existing Class of Revolving Commitments (together with any other Extended Revolving Commitments so established on such date) and (ii) if, on any Extension Date, any Revolving Loans of any Accepting Lender are outstanding under the Affected Class of Revolving Commitments, such Revolving Loans (and any related participations) shall be deemed to be allocated as Revolving Loans (and related participations) under the Extended Revolving Commitments in the same proportion as such Accepting Lender’s Revolving Commitments of the Affected Class to such Accepting Lender’s Extended Revolving Commitments.

(d)         With respect to any Extended Revolving Commitments (i) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments) of the Revolving Loans under any Extended Revolving Commitments shall be made on a pro rata basis with any borrowings and repayments of the Existing Revolving Loans of the Affected Class (the mechanics for which may be implemented through the applicable Loan Modification Amendment and may include technical changes related to the borrowing and repayment procedures of the Affected Class), and (ii) such Extended Revolving Commitments shall be treated identically to all existing Revolving Commitments of the Affected Class for purposes of the obligations of a Revolving Lender in respect of Letters of Credit under Section 2.3; provided that, notwithstanding the foregoing, the applicable Loan Modification Amendment may provide that the L/C Maturity Date may be extended and the related obligations to issue Letters of Credit may be continued (pursuant to mechanics to be specified in the applicable Loan Modification Amendment) so long as the Issuing Bank has consented to such extensions (it being understood that no consent of any other Lender shall be required in connection with any such extension).  If so provided in the applicable Loan Modification Agreement, participations in Letters of Credit expiring after the L/C Maturity Date (without giving effect to such Loan Modification Agreement) shall be re-allocated to Accepting Lenders of the Affected Class in accordance with the terms of such Loan Modification Agreement and pursuant to such procedures as may be designated by the Administrative Agent.

(e)          Each of the parties hereto hereby agrees that, upon the effectiveness of any Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendments evidenced thereby and only with respect to the Loans and Commitments of the Accepting Lenders of the Affected Class (including any amendments necessary to treat the Loans and Commitments of the Accepting Lenders of the Affected Class as Term Loans, Revolving Loans and/or Revolving Commitments).  Notwithstanding the foregoing, no Permitted Amendment shall become effective under this Section 2.22 (a) unless the Administrative Agent, to the extent so reasonably requested by the Administrative Agent, shall have received corporate documents, officers’ certificates and legal opinions consistent with those delivered on the Closing Date under Section 3.1 and (b) no Default or Event of Default exists immediately prior to or immediately after giving effect to such Loan Modification Agreement, unless otherwise consented to by the Accepting Lenders in the applicable Loan Modification Agreement.

(f)            “Permitted Amendments” shall be (A) an extension of the final maturity date of the applicable Loans and/or Commitments of the Accepting Lenders, (B) a reduction, elimination or extension, of the scheduled amortization of the applicable Loans of the Accepting Lenders, (C) a change in rate of interest (including a change to the Applicable Margin and any provision establishing a minimum rate), premium or other amount with respect to the applicable Loans and/or Commitments of the Accepting Lenders and/or a change in the payment of fees to the Accepting Lenders (, including the inclusion of such additional fees to be payable to such Accepting Lenders in connection with the Loan Modification Agreement, (D) any additional or different financial or other covenants or other provisions that are agreed between the Borrower, the Administrative Agent and the Accepting Lenders; provided that such covenants and provisions are applicable only during periods after the Latest Maturity Date that is in effect on the effective date of such Permitted Amendment and (E) any other amendment to a Loan Document required to give effect to the Permitted Amendments described in clauses (A) to (D) of this Section 2.22(f).

This Section 2.22 shall supersede any provisions in Sections 2.16, 9.5 or 9.6 to the contrary.

SECTION 3.                                                    CONDITIONS PRECEDENT

3.1                               Closing Date.  The obligation of any Lender to make a Credit Extension on the Closing Date and the effectiveness of the amendment and restatement provided for in this Agreement is subject to the satisfaction, or waiver in accordance with Section 9.5, of the following conditions on or before the Closing Date:

(a)          Loan Documents.  Administrative Agent shall have received (i) an executed copy of this Agreement executed by the Borrower (and consented to by Holdings and each Guarantor), the Administrative Agent, the Issuing Bank, each of the Lenders providing Revolving Commitments and each of the Lenders holding Term Loans, (ii) an executed copy of the Guaranty and Collateral Agreement executed by Borrower and each Guarantor under the Guaranty and Collateral Agreement, (iii) an executed copy of the Guaranty and Pledge

Agreement executed by Holdings and acknowledged by Borrower and (iv) an executed copy of the Parent Guaranty executed by Parent and acknowledged by Borrower.

(b)         Organizational Documents; Incumbency.  Administrative Agent shall have received (i) a copy of each Organizational Document of Holdings, Parent and each Loan Party, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party; (iii) resolutions of the board of directors or similar governing body of Holdings, Parent and each Loan Party approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) such good standing certificates as Administrative Agent may request from the applicable Governmental Authority of Holdings, Parent and each Loan Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date; and (v) such other documents as Administrative Agent may reasonably request.

(c)          Organizational and Capital Structure.  The organizational structure and capital structure of Borrower and its Subsidiaries, both before and after giving effect to the transactions to occur on the Closing Date, shall be as set forth on Schedule 4.15.

(d)         Existing Indebtedness.  On the Closing Date, Administrative Agent shall have received evidence satisfactory to it that, after giving effect to the transactions contemplated by the Loan Documents, Borrower and its Subsidiaries shall have no Indebtedness other than the Indebtedness under the Loan Documents and otherwise as permitted under Section 6.2.

(e)          Existing Loans.  Any Existing Revolving Loans outstanding on the Closing Date shall be repaid concurrently with the effectiveness of the amendment and restatement of this Agreement.  The Existing Term Loans shall have been repaid in an amount necessary such that the principal amount of Existing Term Loans outstanding immediately prior to, or concurrently with, the effectiveness of this Agreement shall not exceed $1,250,000,000.

(f)            Transaction Costs.  On or prior to the Closing Date, Borrower shall have paid or made provision for the payment of the Transaction Costs.

(g)         Governmental Authorizations and Consents.  Each Loan Party, Holdings and Parent shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Loan Documents, and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent.  All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents, the other Closing Date Transactions or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(h)         Real Property Collateral.  On or prior to the Closing Date (or by the applicable time specified in Schedule 5.16), Administrative Agent shall have received (i) ALTA 11 mortgage modification endorsements with respect to each owned Mortgaged Property in each jurisdiction where such endorsement is commercially available or, to the extent not commercially available, other title endorsements reasonably specified by Administrative Agent for each such Mortgaged Property (to the extent commercially available at a cost reasonably determined by the Administrative Agent not to be in excess of the value of such endorsement) confirming that Existing Title Policies covering such properties will not be impaired or affected in any adverse respect by the transactions contemplated by this Agreement and (ii) flood hazard certificates with respect to each owned Mortgaged Property and, if such Mortgaged Property is a Flood Hazard Property evidence of flood insurance with respect to each such Mortgaged Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, in form and substance reasonably satisfactory to Administrative Agent.

(i)             Personal Property Collateral.  To create in favor of Administrative Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the personal property Collateral, Administrative Agent shall have received:

(i)             evidence satisfactory to Administrative Agent of the compliance by each Loan Party and Holdings with their obligations under the Guaranty and Collateral Agreement and the other Security Documents (including their obligations to execute and deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit or securities accounts, in each case, to the extent required therein);

(ii)          (A) the results of a recent search, by a Person satisfactory to Administrative Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of Holdings and any Loan Party in the jurisdictions applicable to Holdings and such Loan Party, together with copies of all such filings disclosed by such search, and (B) UCC financing statements (or similar documents) in the name of Holdings and each Loan Party, as debtor, for filing in all applicable jurisdictions as may be necessary to perfect the Lien granted to the Administrative Agent for the benefit of the Secured Parties under the Guaranty and Collateral Agreement; and

(iii)       evidence that each Loan Party and Holdings shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including any Intercompany Notes evidencing Indebtedness permitted to be incurred pursuant to Section 6.2(b)) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Administrative Agent.

(j)             Evidence of Insurance.  Administrative Agent shall have received a certificate from Borrower’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect and that Administrative Agent, for the benefit of Secured Parties, has been named as additional insured or loss payee, as applicable, thereunder to the extent required under Section 5.5.

(k)          Opinions of Counsel to Loan Parties, Parent and Holdings.  Administrative Agent and Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions of each of (i) Hogan Lovells US LLP, counsel for the Loan Parties, Parent and Holdings, in form satisfactory to Administrative Agent, and (ii) Bass, Berry & Simms PLC as to such other matters as Administrative Agent may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent (and each Loan Party, Parent and Holdings hereby instructs such counsel to deliver such opinions to Agents and Lenders).

(l)             Fees.  Borrower shall have paid the fees payable on the Closing Date referred to in Sections 2.10(b), (d) and (e).

(m)       Solvency Certificate.  On the Closing Date, Administrative Agent shall have received a Solvency Certificate from Borrower, dated the Closing Date, and addressed to Administrative Agent and Lenders, in form, scope and substance satisfactory to Administrative Agent, demonstrating that after giving effect to the consummation of the transactions to occur on the Closing Date and after giving effect to any applicable rights of contribution of such Person in respect of Guarantied Obligations, Borrower and its Subsidiaries are and will be Solvent.

(n)         Closing Date Certificate.  Borrower shall have delivered to Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto.

(o)         Credit Rating.  The credit facilities provided for under this Agreement shall have been assigned a credit rating by S&P and Moody’s.

(p)         No Litigation.  There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the opinion of Administrative Agent, singly or in the aggregate, could reasonably be expected to restrain, prevent or impose materially burdensome conditions on any of the Closing Date Transactions or any of the other transactions contemplated by the Loan Documents or that could have a Material Adverse Effect.

(q)         No Material Adverse Effect.  Since December 31, 2009, there shall not have occurred a Material Adverse Effect and there shall have been no development or event that could reasonably be expected to have a Material Adverse Effect.

(r)            Information for Regulators.  Administrative Agent shall have received, sufficiently in advance of the Closing Date, all documentation and other information required by Governmental Authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act.

(s)          Completion of Proceedings.  All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto shall be satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

(t)            Closing Date Representations and Warranties.

(i)             As of the Closing Date, the representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.

(ii)          As of the Closing Date, no event shall have occurred and be continuing or would result from the consummation of the transactions contemplated by this Agreement on the Closing Date that would constitute an Event of Default or a Default.

Each Lender, by delivering its signature page to this Agreement shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

3.2                               Conditions to Each Credit Extension.

(a)          Conditions Precedent.  The obligation of each Lender to make any Loan, or Issuing Bank to issue any Letter of Credit, on any Credit Date, including the Closing Date, are subject to the satisfaction, or waiver in accordance with Section 9.5, of the following conditions precedent:

(i)             Administrative Agent shall have received a fully executed and delivered Funding Notice or Issuance Notice, as the case may be;

(ii)          after making the Credit Extensions requested on such Credit Date, the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect;

(iii)       as of such Credit Date, the representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date;

(iv)      as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default; and

(v)         In the case of any incurrence of Revolving Loans or the issuance of any Letter of Credit, as the case may be, if after giving effect to such Credit Extension, the sum of (x) the aggregate principal amount of outstanding Revolving Loans, and (y) the  Letter-of-Credit Usage would equal or exceed the Revolving Threshold, the Consolidated Adjusted Leverage Ratio for the most recently ended period of four consecutive Fiscal Quarters for which financial statements have been delivered under Section 5.1(a) and (c) shall be equal to or less than the Consolidated Adjusted Leverage Ratio required under Section 6.1(a) (regardless of whether Section 6.1(a) is then applicable) and the Consolidated Leverage Ratio for the most recently ended period of four consecutive Fiscal Quarters for which financial statements have been delivered under Section 5.1(a) and (c) shall be equal to or less than the Consolidated Leverage Ratio required under Section 6.1(b) (regardless of whether Section 6.1(b) is then applicable).

(vi)      ~~(v)~~ on or before the date of issuance of any Letter of Credit, Administrative Agent shall have received all other information required by the applicable Issuance Notice, and such other documents or information as Issuing Bank may reasonably require in connection with the issuance of such Letter of Credit.

The Administrative Agent shall be entitled, but not obligated to, request and receive, prior to the making of any Credit Extension, additional information reasonably satisfactory to it confirming the satisfaction of any of the foregoing if, in the good faith judgment of the Administrative Agent such request is warranted under the circumstances.

(b)         Notices.  Any Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent.  In lieu of delivering a Notice, Borrower may give Administrative Agent telephonic notice by the required time of any proposed borrowing, conversion/continuation or issuance of a Letter of Credit, as the case may be; provided that, each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Administrative Agent on or before the applicable date of borrowing, continuation/conversion or issuance.  Neither Administrative Agent nor any Lender shall incur any liability to Borrower in acting on any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by an Authorized Officer or other person authorized on behalf of Borrower or for otherwise acting in good faith.

SECTION 4.                                                    REPRESENTATIONS AND WARRANTIES

To induce the Agents, Lenders and Issuing Bank to enter into this Agreement and to make each Credit Extension hereunder, Borrower represents and warrants to each Agent, Lender and Issuing Bank, on the Closing Date and on each Credit Date, that the following statements are true and correct:

4.1                               Financial Condition.

(a)          The audited consolidated balance sheets of Borrower and its consolidated Subsidiaries as at Fiscal Year end 2009, 2008 and 2007, and the related consolidated statements of income and of cash flows for such Fiscal Years, reported on and accompanied by an unqualified report from KPMG LLP, present fairly the consolidated financial condition of Borrower and its Subsidiaries as at such dates, and the consolidated results of its operations and its consolidated cash flows for the respective Fiscal Years then ended.  The unaudited consolidated balance sheet of Borrower and its Subsidiaries as at March 31, 2010 and the related unaudited consolidated statements of income and cash flows for the period ended on such date, present fairly the consolidated financial condition of Borrower and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the period then ended (subject to normal year-end audit adjustments).  All such financial statements, including the related schedules and notes thereto (collectively, the “Historical Financial Statements”), have been prepared in accordance with GAAP applied consistently throughout the periods involved.  As of the Closing Date, Borrower and its Subsidiaries do not have any material Contingent Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph (other than the Obligations).

(b)         On and as of the Closing Date, the projections of Borrower and its Subsidiaries for the period Fiscal Year 2010 through and including Fiscal Year 2014 and for the quarters beginning with the first quarter of 2010 and through the fourth quarter of 2010 (the “Closing Date Projections”) are based on good faith estimates and assumptions made by the management of Borrower; provided that, the Closing Date Projections are not to be viewed as facts and that actual results during the period or periods covered by the Closing Date Projections may differ from such Closing Date Projections and that the differences may be material; provided further that, as of the Closing Date, management of Borrower believed that the Closing Date Projections were reasonable and attainable.

4.2                               No Change.  As of the Closing Date and since December 31, 2009, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.  Since the Closing Date, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3                               Corporate Existence and Compliance with Laws.  Each of Holdings, Parent, Borrower and its Subsidiaries:  (a) is, except as described on Schedule 4.3, duly organized,

validly existing and, (x) in the case of the Borrower, in good standing under the laws of the jurisdiction of its organization and (y) in the case of Holdings, Parent and Subsidiaries of the Borrower, except as could not reasonably be expected to result in a Material Adverse Effect, in good standing under the laws of the jurisdiction of its organization, (b) has the corporate or other power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is~~, except as described on Schedule 4.3,~~ duly qualified as a foreign corporation, partnership, or limited liability company, as applicable, and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification and the failure to be so qualified or in good standing could reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4                               Corporate Power; Authorization; Enforceable Obligations.  Each Loan Party, Holdings and Parent has the requisite power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of Borrower, to borrow hereunder.  Each Loan Party, Holdings and Parent has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of Borrower, to authorize the borrowings on the terms and conditions of this Agreement.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents or with the consummation of the Closing Date Transactions, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings contemplated by Section 4.19.  Each Loan Document has been duly executed and delivered on behalf of Holdings, Parent and each Loan Party signatory thereto.  This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of Holdings, Parent and each Loan Party signatory thereto, enforceable against Holdings, Parent and each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5                               No Legal Bar.  The execution, delivery and performance of this Agreement, the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder, the use of the proceeds thereof and the consummation of the Closing Date Transactions will not violate any Requirement of Law or any material Contractual Obligation of Parent, Holdings, Borrower or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Loan Documents).  No Requirement of Law or Contractual Obligation applicable to Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

4.6                               No Material Litigation.  Except as set forth on Schedule 4.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to Borrower’s knowledge, threatened by or against Borrower or any of its Subsidiaries or against any of their respective properties or revenues (i) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (ii) that could reasonably be expected to have a Material Adverse Effect.

4.7                               No Default.  Neither Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

4.8                               Ownership of Property; Liens.  Each of Borrower and its Restricted Subsidiaries is the sole owner of, legally and beneficially, and has good, marketable and insurable title in fee simple to, or a valid leasehold interest in, all its Real Estate Assets, and good title to, or a valid leasehold interest in, all its other Property, and none of such Property is subject to any Liens, claims, liabilities, obligations, charges or restrictions of any kind, nature or description except for any Permitted Lien.  None of the Pledged Equity Interests is subject to any Lien except for Permitted Liens.

4.9                               Intellectual Property.

(a)          Borrower and each of its Restricted Subsidiaries owns, or is licensed to use, all material Intellectual Property necessary for the conduct of its business as currently conducted.  Except as described on Schedule 4.6, no material claim has been asserted or is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does Borrower know of any valid basis for any such claim, except with respect to claims that could not reasonably be expected to have a Material Adverse Effect.  To Borrower’s knowledge, the use of Intellectual Property by Borrower and its Restricted Subsidiaries does not infringe on the rights of any Person in any material respect, except with respect to the matters described on Schedule 4.6, or with respect to any matter that could not be reasonably expected to have a Material Adverse Effect.

(b)         As of the Closing Date, Schedule 4.9(b) (i) identifies each of the trademarks, service marks and trade name applications and registrations registered by, made by or otherwise held, directly or indirectly, by the Loan Parties and identifies which such Person registered, made or otherwise holds such Intellectual Property, and (ii) specifies as to each, the jurisdiction in which such Intellectual Property has been issued or registered (or, if applicable, in which an application for such issuance or registration has been filed), including the respective registration or application numbers and applicable dates of registration or application and expiration.

(c)          As of the Closing Date, Schedule 4.9(c) (i) identifies each of the patents and patent applications owned by, made by or otherwise held, directly or indirectly, by the Loan Parties and identifies which such Person owns, made or otherwise holds such Intellectual

Property, and (ii) specifies as to each, the jurisdiction in which such Intellectual Property has been issued or registered (or, if applicable, in which an application for such issuance or registration has been filed), including the respective patent or application numbers and applicable dates of issuance or application and expiration.

(d)         As of the Closing Date, Schedule 4.9(d) (i) identifies each of the copyrights and copyright applications and registrations registered by, made by or otherwise held, directly or indirectly, by the Loan Parties and identifies which such Person registered, made or otherwise holds such Intellectual Property, and (ii) specifies as to each, the jurisdiction in which such Intellectual Property has been issued or registered (or, if applicable, in which an application for such issuance or registration has been filed), including the respective registration or application numbers and applicable dates of registration or application and expiration.

(e)          As of the Closing Date, Schedule 4.9(e) identifies all material licenses, sublicenses and other agreements relating to Intellectual Property (other than licenses or sublicenses of individual motion pictures) to which any of the Loan Parties is a party and pursuant to which (i) any of the Loan Parties is a licensor or sublicensor or the equivalent (except for such agreements between Loan Parties) or (ii) any other Person (other than a Loan Party) is authorized to use any Intellectual Property as a licensee, sublicensee or the equivalent.

4.10                        Taxes.  Borrower and each of its Subsidiaries have filed or caused to be filed all federal, and material state and other tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority, in each case prior to delinquency (other than any taxes, the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Borrower or such Subsidiary, as the case may be); the contents of all such tax returns are correct and complete in all material respects, no tax Lien has been filed (other than with respect to real property taxes and assessments that are not yet delinquent), and, to Borrower’s knowledge, no claim is being asserted, with respect to any such tax, fee or other charge, other than with respect to taxes that are not yet due and payable.

4.11                        Federal Regulations.  No part of the proceeds of the Loans or Letters of Credit will be used for purchasing or carrying any “margin stock” (within the meaning of Regulation U) or to extend credit to others for the purpose of purchasing or carrying margin stock or for the purpose of purchasing, carrying or trading in any securities under such circumstances as to involve Borrower in a violation of Regulation X or to involve any broker or dealer in a violation of Regulation T.  No indebtedness being reduced or retired out of the proceeds of the Loans or Letters of Credit was or will be incurred for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U).  Following application of the proceeds of the Loans and Letters of Credit, “margin stock” (within the meaning of Regulation U) does not constitute more than 25% of the value of the assets of Borrower and its consolidated Subsidiaries.  None of the transactions contemplated by this Agreement (including the direct and indirect use of proceeds of the Loans and Letters of Credit) will violate or result in a violation of Regulation T,

Regulation U or Regulation X.  If requested by any Lender or Administrative Agent, Borrower will furnish to Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of Regulation U.

4.12                        Labor Matters.  There are no strikes, stoppages, slowdowns or other labor disputes against Borrower or any of its Subsidiaries pending or, to Borrower’s knowledge, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect.  Hours worked by and payment made to employees of Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect.  All payments due from Borrower or any of its Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of Borrower or the relevant Subsidiary.

4.13                        ERISA.  Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with all applicable provisions of ERISA and the Code.  No termination of a Single-Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period.  The present value of all accrued benefits under each Single-Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount.  Neither Borrower nor any Commonly-Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither Borrower nor any Commonly-Controlled Entity would become subject to any material liability under ERISA if Borrower or any such Commonly-Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made.  No such Multiemployer Plan is in Reorganization or Insolvent.

4.14                        Investment Company Act; Other Regulations.  None of Holdings, Parent or any Loan Party is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.  None of Holdings, Parent or any Loan Party is subject to regulation under any Requirement of Law (other than Regulation X) that limits or conditions its ability to incur Indebtedness.

4.15                        Subsidiaries.

(a)          The Subsidiaries listed on Schedule 4.15 constitute all the Subsidiaries of Borrower as of the Closing Date.  Schedule 4.15 sets forth, as of the Closing Date, the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage and number of each class of Capital Stock owned by Borrower and its Subsidiaries.  As of the Closing Date, Borrower has no direct subsidiaries other than Regal Cinemas, Inc., a Tennessee corporation.

(b)         There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature relating to any Capital Stock of Borrower.  Except to the extent not otherwise prohibited by the terms of this Agreement, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements of any nature relating to any Capital Stock of any of the Subsidiaries, except as disclosed on Schedule 4.15.  Neither Borrower nor any of its Subsidiaries have issued, or authorized the issuance of, any Disqualified Stock (except as expressly permitted under this Agreement).

4.16                        Use of Proceeds.  The proceeds of the Term Loans, Revolving Loans and the Letters of Credit made on or after the Closing Date shall be used in accordance with Section 2.5.

4.17                        Environmental Matters.  Other than as set forth on Schedule 4.17 and exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect:

(a)          Borrower and its Subsidiaries:  (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; and (ii) reasonably believe that compliance with all applicable Environmental Laws that are or are expected to become applicable to any of them will be timely attained and maintained, without material expense.

(b)         Hazardous Materials are not present at, on, under, or in any real property now or formerly owned, leased or operated by Borrower or any of its Subsidiaries, or at any other location (including any location to which Hazardous Materials have been sent for re-use or recycling or for treatment, storage, or disposal) that could reasonably be expected to (i) give rise to liability of Borrower or any of its Subsidiaries under any applicable Environmental Law or otherwise result in material costs to Borrower or any of its Subsidiaries, or (ii) interfere in any material respect with Borrower’s or any of its Subsidiaries’ continued operations, or (iii) impair the fair saleable value of any real property owned or leased by Borrower or any of its Subsidiaries.

(c)          There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which Borrower or any of its Subsidiaries is, or to Borrower’s knowledge could reasonably be expected to be, named as a party that is pending or, to Borrower’s knowledge, threatened.

(d)         Neither Borrower nor any of its Subsidiaries have received any written request for information, or been notified of any Environmental Claim that it is a potentially responsible party under or relating to CERCLA, or any similar Environmental Law, or with respect to any Hazardous Materials.

(e)          Neither Borrower nor any of its Subsidiaries have entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law and which is outstanding as of the Closing Date.

(f)            To Borrower’s knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents, including any Hazardous Materials Activity, that could reasonably be expected to form the basis of any Environmental Claim against Borrower or any of its Subsidiaries, or to Borrower’s knowledge, against any person or entity whose liability for any Environmental Claim Borrower has retained or assumed either contractually or by operation of law.

(g)         Borrower has provided to the Secured Parties all assessments, reports, data, results of investigations or audits, and other information that is in the possession of or reasonably available to Borrower or any of its Subsidiaries regarding environmental matters pertaining to, or the environmental condition of, the business of Borrower or any of its Subsidiaries, or the compliance (or noncompliance) by Borrower and its Subsidiaries with any Environmental Laws, except where any such information does not disclose any condition that could reasonably be expected to have a Material Adverse Effect.

4.18                        Accuracy of Information, Etc.  No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished to any Agent or Lender, by or on behalf of Borrower or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, when taken together with all other information so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading.  The projections and pro forma financial information contained in the materials referenced above are based on good faith estimates and assumptions believed by management of Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ materially from the projected results set forth therein.  There is no fact known to Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and written statements furnished to Agents and Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.19                        Security Documents.

(a)          The Guaranty and Collateral Agreement is effective to create, in favor of Administrative Agent for the benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the Collateral described therein and proceeds and products thereof.  In the case of (i) the Pledged Equity Interests represented by stock or other certificates, as of the date when such stock or other certificates representing such Pledged Equity Interests were delivered to Administrative Agent, and (ii) the other Collateral described in the Guaranty and Collateral Agreement that is subject to perfection by the filing of financing statements in the jurisdiction of organization of Borrower and each Guarantor, as of the date when financing statements in appropriate form were filed in the offices specified on Schedule 4.19(a), the Lien and security interest granted pursuant to the Guaranty and Collateral Agreement constituted, and such Lien and security interest continue to constitute, a fully-perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds and products thereof, as security for the Obligations (as defined in the Guaranty and Collateral Agreement), in each case prior and superior in right to any other Lien (except Permitted Liens).

(b)         As of the Closing Date, Schedule 4.19(b) sets forth a true, complete and correct list of all Real Estate Assets owned in fee by Borrower or any Restricted Subsidiary that are encumbered by an Existing Mortgage.  Each of the Mortgages is effective to create in favor of Administrative Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable Lien on, and security interest in, the Mortgaged Properties described therein, (i) with respect to each Existing Mortgage relating to Real Estate Assets owned in fee by Borrower or any Restricted Subsidiary, as of the Closing Date, and (ii) with respect to any New Mortgage entered into after the Closing Date, as of the date such Mortgage is timely and properly filed in the appropriate offices in respect of such Mortgages.  Each Mortgage shall constitute a fully-perfected Lien on, and security interest in, the Mortgaged Property described therein, as security for the Obligations, in each case prior and superior in right to the Lien of any other Person, other than Permitted Liens.

(c)          The Guaranty and Collateral Agreement is effective to create, in favor of Administrative Agent for the benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the Collateral consisting of Intellectual Property and proceeds and products thereof.  Upon the filing or recording of the Guaranty and Collateral Agreement (or a memorandum thereof in form and substance reasonably satisfactory to Administrative Agent) in the offices described in the Guaranty and Collateral Agreement (or such memorandum thereof), the Guaranty and Collateral Agreement (and each such memorandum thereof) will constitute a fully-perfected Lien on, and security interest in, all right, title and interest of Borrower and each Guarantor in the Intellectual Property Collateral described therein and the proceeds and products thereof, as security for the Obligations (as defined in the Guaranty and Collateral Agreement), in each case prior and superior in right to any other Person (except Permitted Liens).

(d)         The Guaranty and Pledge Agreement is effective to create, in favor of Administrative Agent for the benefit of the Secured Parties, a legal, valid, binding and enforceable Lien and security interest in all of the Capital Stock of Borrower, and upon the delivery of the certificates representing such Capital Stock to Administrative Agent, such Lien and security interest will constitute a perfected Lien, superior in right to and free and clear of any other Lien.

4.20                        Solvency.  Each Loan Party, Holdings and Parent is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection with the Loan Documents through and including the Closing Date and after giving effect to any applicable rights of contribution of such Person in respect of Guarantied Obligations, will be and will continue to be, Solvent.

4.21                        Senior Indebtedness.  The Obligations (including the Guarantied Obligations) constitute “Senior Indebtedness” and “Permitted Indebtedness” under and as defined in the documents relating to any Permitted Subordinated Indebtedness and any Permitted Subordinated Refinancing.  The Liens of Administrative Agent for the benefit of the Secured Parties on the Collateral are permitted under the terms of the documents relating to any Permitted Subordinated Indebtedness, any Permitted Subordinated Refinancing and any Permitted Senior Refinancing, and the Senior Notes.

4.22                        Regulation H.  Except for Real Estate Assets in respect of which federal flood insurance coverage and additional flood insurance coverage meeting the requirements of Section 5.5(d) hereof is maintained by the Loan Parties, no Mortgage encumbers any improved Real Estate Asset that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, as amended.

4.23                        Insurance.  The insurance policies currently maintained by Borrower and its Restricted Subsidiaries are with insurers of recognized financial responsibility and cover such losses and risks in such amounts as are prudent and customary in the businesses in which they are engaged; and none of Borrower or any of its Restricted Subsidiaries (i) has received notice from any insurer or agent of such insurer that substantial capital improvements or other material expenditures will have to be made in order to continue such insurance at a cost, with respect to such improvements or expenditures, that could reasonably be expected to have a Material Adverse Effect, or (ii) has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers at a cost that could not reasonably be expected to have a Material Adverse Effect.

4.24                        Real Estate.

(a)          As of the Closing Date, Schedule 4.24(a) sets forth a true, complete and correct list of all owned or leased Real Estate Assets used or occupied by Borrower or any of its Subsidiaries.

(b)         The Real Estate Assets and the current use thereof comply with (i) all applicable Requirements of Law (including building and zoning ordinances and codes), and neither Borrower nor any of its Subsidiaries is a nonconforming user of any Real Estate Asset, and (ii) all Insurance Requirements, in each case except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

(c)          No taking, condemnation or other eminent domain proceeding by any Governmental Authority has been commenced or, to the best of Borrower’s knowledge, is contemplated with respect to all or any portion of any material Real Estate Assets or for any materially adverse relocation of roadways providing access to such Real Estate Asset, in each case except as could not reasonably be expected to have a Material Adverse Effect.

(d)         There are no current, pending or, to Borrower’s best knowledge, proposed special or other assessments for public improvements or otherwise affecting any Mortgaged Property, nor are there any contemplated improvements to such Mortgaged Property that may result in such special or other assessments, in each case other than such assessments that will be paid prior to delinquency or as could not reasonably be expected to have a Material Adverse Effect.

(e)          Neither Borrower nor any of its Subsidiaries have suffered, permitted or initiated the joint assessment of any fee-owned Mortgaged Property with any other real property constituting a separate tax lot that would interfere with the legal foreclosure of such Mortgaged Property independent of any Real Estate Asset that is not a Mortgaged Property.

(f)            Each of Borrower and its Subsidiaries has obtained all material permits (including assembly permits), licenses, variances and certificates required by Requirements of Law to be obtained by such Person and necessary to the use and operation of the Mortgaged Properties, in each case except as could not reasonably be expected to have a Material Adverse Effect.  Each of Borrower and its Subsidiaries has obtained all permits (including assembly permits), licenses, variances and certificates required by Requirements of Law to be obtained by such Person and necessary to the use and operation of its Real Estate Assets other than Mortgaged Properties except to the extent that the failure to obtain such permits, licenses, variances and certificates could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.  The use being made of all Real Estate Assets is in material conformity with the certificate of occupancy or such other permits, licenses, variances and certificates for such Real Estate Assets and any other reciprocal easement agreements, restrictions, covenants or conditions affecting such Real Estate Assets, in each case except as could not reasonably be expected to have a Material Adverse Effect.

(g)         Except for maintenance and repairs in the ordinary course of business or as set forth on Schedule 4.24(g), to Borrower’s best knowledge, as of the Closing Date, all Real Estate Assets being used for the conduct of the business of any Loan Party are free from structural defects and all building systems contained therein are in good working order and condition, ordinary wear and tear excepted, suitable for the purposes for which they are currently being used, except as could not reasonably be expected to have a Material Adverse Effect.

(h)         As of the Closing Date, there are no outstanding options to purchase or rights of first refusal or restrictions on transferability affecting any owned Real Estate Assets except as set forth on Schedule 4.24(h).

(i)             Except as could not reasonably be expected to have a Material Adverse Effect, (i) all Real Estate Assets have adequate rights of access to public ways to permit the Real Estate Assets to be used for their intended purpose and is served by operating and adequate water, electric, telephone, sewer, sanitary sewer and storm drain facilities, (ii) all Real Estate Assets have the legal right to all public utilities necessary to the continued use and enjoyment of such Real Estate Assets, (iii) all roads necessary for the full utilization of the Real Estate Assets for their current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities or are the subject of access easements for the benefit of such Real Estate Assets, and (iv) all reciprocal easement agreements affecting any Real Estate Asset are in full force and effect and Borrower is not aware of any defaults thereunder.

(j)             No building or structure constituting a Real Estate Asset or any appurtenance thereto or equipment thereon, or the use, operation or maintenance thereof, violates any restrictive covenant or encroaches on any easement or on any property owned by others, which violation or encroachment materially interferes with the use or could reasonably be expected to materially adversely affect the value of such building, structure or appurtenance, in each case except as could not reasonably be expected to have a Material Adverse Effect.  As of the Closing Date, all buildings, structures, appurtenances and equipment necessary for the use of each Mortgaged Property for the purpose for which it is currently being used are located on such Mortgaged Property.

(k)          Each Real Estate Asset, including each lease, has adequate available parking to meet legal and operating requirements (after taking into account reciprocal easement agreements and other easements on adjoining or nearby land), in each case except as could not reasonably be expected to have a Material Adverse Effect.

(l)             As of the Closing Date, no portion of any Real Estate Asset has suffered any material damage by fire or other material casualty loss that has not heretofore been completely repaired and restored to its original condition, in each case except as could not reasonably be expected to have a Material Adverse Effect.

4.25                        Permits.

(a)          Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:  (i) each of Borrower and its Restricted Subsidiaries has obtained and holds all Permits required in respect of its Real Estate Assets and for any other property otherwise operated by or on behalf of, or for the benefit of, such Person and for the operation of each of its businesses as presently conducted and as proposed to be conducted, (ii) all such Permits are in full force and effect, and each of Borrower and its Restricted Subsidiaries has performed and observed all requirements of such Permits, (iii) no event has occurred that allows or results in, or after notice or lapse of time would allow or result in, revocation or termination by the issuer thereof or any other impairment of the rights of the holder of any such Permit, (iv) no such Permits contain any restrictions, either individually or in the aggregate, that are materially burdensome to any of Borrower and its Restricted Subsidiaries, or to the operation of any of its businesses or any property owned, leased or otherwise operated by such Person, (v) each of Borrower and its Restricted Subsidiaries reasonably believes that each of its Permits will be timely renewed and complied with, without material expense, and that any additional Permits that may be required of such Person will be timely obtained and complied with, without material expense, and (vi) Borrower has no knowledge or reason to believe that any Governmental Authority is considering limiting, suspending, revoking or renewing on materially burdensome terms any such Permit.

(b)         Except as provided in Sections 4.4 and 4.19, no consent or authorization of, filing with, Permit from, or other act by or in respect of, any Governmental Authority is required in connection with the execution, delivery, performance, validity or enforceability of, or enforcement of remedies (including foreclosure on the Collateral) pursuant to, this Agreement and the other Loan Documents.

4.26                        Leases.

(a)          Except as could not reasonably be expected to have a Material Adverse Effect, each of Borrower and its Restricted Subsidiaries has paid all such payments required to be made by it in respect of leasehold Real Estate Assets, and no landlord Lien (other than as constituting a Permitted Lien) has been filed, and to Borrower’s knowledge no claim is being asserted, with respect to any such payments (in each case, other than any claim the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on Borrower’s books).

(b)         Except as could not reasonably be expected to have a Material Adverse Effect, to Borrower’s best knowledge, each of the leases listed on Schedule 4.24(a) is in full force and effect and is legal, valid, binding and enforceable in accordance with its terms as of the Closing Date.  As of the Closing Date, except as set forth on Schedule 4.26(b), there is not under any such lease any existing breach, default, event of default or event or condition that, with or without notice or lapse of time or both, would constitute a breach, default or an event of default by a Loan Party, or, to Borrower’s best knowledge, by any other party to such lease that, in any such case, could reasonably be expected to result in the commencement of proceedings or actions to terminate such lease (other than any event or condition that is the subject of a good faith contest by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on Borrower’s books or that would not result in a Material Adverse Effect).

(c)          Except as could not reasonably be expected to have a Material Adverse Effect, as of the Closing Date, other than notices given or claims made in respect of the matters set forth on Schedule 4.26(b), no party to any material lease has given any Loan Party notice of or made a material claim with respect to any breach or default that has not now been cured (other than with respect to any event or condition that is the subject of a good faith contest by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on Borrower’s books).

(d)   Except as could not reasonably be expected to have a Material Adverse Effect, with respect to those leases that, as of the Closing Date, were assigned or subleased to a Loan Party by a third party, all consents to such assignments or sublease have been obtained.

(e)   Except as could not reasonably be expected to have a Material Adverse Effect, except as described in Section 4.24(h), as of the Closing Date, no Real Estate Asset is subject to any lease, sublease, license or other agreement granting to any Person other than Borrower or its Subsidiaries any right to the use, occupancy or enjoyment of such Real Estate Asset or any portion thereof.

SECTION 5.                AFFIRMATIVE COVENANTS

Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or any Agent hereunder, Borrower shall, and shall cause its Restricted Subsidiaries to:

5.1          Financial Statements and Other Reports.  Deliver to Administrative Agent and Lenders:

(a)   as soon as available, but in any event within 90 days after the end of each Fiscal Year, a copy of the audited consolidated balance sheet of Borrower and its consolidated Subsidiaries as at the end of such Fiscal Year and the related audited consolidated statements of income and of cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by independent certified public accountants of nationally recognized standing;

(b)   as soon as available, but in any event within 90 days after the end of each Fiscal Year, a copy of the unaudited consolidated balance sheet of Borrower and its consolidated Restricted Subsidiaries as at the end of such Fiscal Year and the related unaudited consolidated statements of income and of cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year; and

(c)   as soon as available, but in any event not later than 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the (i) unaudited consolidated balance sheet of Borrower and its consolidated Subsidiaries and (ii) unaudited consolidated balance sheet of Borrower and its consolidated Restricted Subsidiaries, each as at the end of such Fiscal Quarter and the related unaudited consolidated statements of income and of cash flows for such Fiscal Quarter and the portion of the Fiscal Year through the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the previous Fiscal Year, certified by an Authorized Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects when delivered and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except for any such application which is not consistent, as approved by such accountants or officer, as the case may be, and disclosed therein and except to the extent financial statements referred to in clause (b) or (c)(ii) which exclude Unrestricted Subsidiaries are not in accordance with GAAP solely as a result of such exclusion).

5.2          Certificates and Other Information.  Deliver to Administrative Agent and Lenders, or, in the case of clause (g) below, to the relevant Lender:

(a)   concurrently with the delivery of the financial statements referred to in Section 5.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

(b)   concurrently with the delivery of any financial statements pursuant to Section 5.1, (i) a certificate of an Authorized Officer stating that, to the best of each such Authorized Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Authorized Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) a certificate of an Authorized Officer listing (x) each Subsidiary (including any Subsidiary of an Unrestricted Subsidiary) that has been designated by the board of directors of the Borrower as an Unrestricted Subsidiary, or has otherwise become an Unrestricted Subsidiary, during the period prior to delivery of such certificate and subsequent to the delivery of any such earlier certificate and (y) each Unrestricted Subsidiary that has ceased to be an Unrestricted Subsidiary during such period and listing the amount of all Indebtedness of, and all Investments in, such Subsidiary as at the date such Subsidiary ceased to be an Unrestricted Subsidiary and (iii) a duly executed and completed Compliance Certificate;

(c)   as soon as available, and in any event no later than 45 days after the end of each Fiscal Year, a detailed consolidated budget for the following Fiscal Year (including a projected consolidated balance sheet of Borrower and its Restricted Subsidiaries as of the end of the following Fiscal Year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such Fiscal Year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of an Authorized Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Authorized Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(d)   within 45 days after the end of each of the first three Fiscal Quarters, and within 90 days after the end of each Fiscal Year, a narrative discussion and analysis of the financial condition and results of operations of Borrower and its Restricted Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, or for such Fiscal Year, as applicable, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous Fiscal Year;

(e)   no later than two Business Days (or such shorter period as reasonably agreed to by Administrative Agent) prior to the effectiveness thereof, copies of substantially final drafts of any proposed agreement, amendment, supplement, waiver or other modification, as applicable, with respect to documents relating to any Permitted Subordinated Indebtedness, any Permitted Subordinated Refinancing or any Permitted Senior Refinancing or the Senior Notes;

(f)    within five days after the same are sent, copies of all financial statements and reports that Borrower sends to the holders of any class of its debt securities or public equity securities and, and within five days after the same are filed, copies of all financial statements and reports that Borrower may make to, or file with, the SEC; and

(g)   promptly, such additional financial or other information as any Lender may from time to time reasonably request from Borrower or any of its Restricted Subsidiaries.

5.3          Payment of Obligations.  Borrower will, and will cause each of its Subsidiaries to, to the extent not otherwise prohibited hereunder or prohibited by the subordination or intercreditor provisions thereof, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of Borrower and its Restricted Subsidiaries, as the case may be, to the extent that the failure to pay, discharge or otherwise satisfy such obligations could not reasonably be expected to have a Material Adverse Effect.

5.4          Conduct of Business and Maintenance of Existence, Etc.  (a) (i) Preserve, renew and keep in full force and effect its corporate existence, and (ii) take all reasonable action to maintain all rights, privileges, franchises, Permits and licenses necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.4, and except, in the case of the foregoing clause (ii), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations (not incurred in violation hereof) and Requirements of Law (including reporting requirements in respect of the Patriot Act), except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.5          Maintenance of Properties; Leases; Insurance.

(a)   Except as could not reasonably be expected to have a Material Adverse Effect, keep all Property and systems useful and necessary in the business of Borrower and its Restricted Subsidiaries in good working order and condition, ordinary wear and tear excepted;

(b)   Except as could not reasonably be expected to have a Material Adverse Effect,  maintain, or obtain contractual commitments from relevant landlords to maintain, all rights of way, easements, grants, privileges, licenses, certificates, and permits necessary for the use of any Real Estate Asset (as used in the business of Borrower and its Restricted Subsidiaries);

(c)   except as could not reasonably be expected to have a Material Adverse Effect, comply with the terms of each leasehold Real Estate Asset so as not to permit any material uncured tenant default to exist thereunder (other than any matters being contested in good faith by appropriate proceedings);

(d)   maintain with financially sound and reputable insurance companies insurance on all its Property (including all inventory, equipment and vehicles) in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to Administrative Agent with copies for each Secured Party, upon written request, full information as to the insurance carried; provided that, each of Borrower and its Restricted Subsidiaries will maintain, to the extent obtainable on commercially reasonable terms, (i) property and casualty insurance on all Property on an all-risks basis (including the perils of flood and quake, loss by fire, explosion and theft and such other risks and hazards as are covered by a standard extended coverage insurance policy), covering the repair or replacement cost of all such Property and consequential loss coverage for business interruption and extra expense (which shall include construction expenses and such other business interruption expenses as are otherwise generally available to similar businesses), (ii) public liability insurance, and (iii) building law and ordinance coverage in such amount as to address to the satisfaction of Administrative Agent any increased cost of construction, debris removal and/or demolition expenses incurred as a result of the application of any building law and/or ordinance.  All such insurance with respect to Borrower and its Restricted Subsidiaries shall be provided by insurers or reinsurers that (x) in the case of United States insurers and reinsurers, have an A.M. Best policyholders rating of not less than A- with respect to primary insurance and B+ with respect to excess insurance, and (y) in the case of non-United States insurers or reinsurers, the providers of at least 80% of such insurance have either an ISI policyholders rating of not less than A, an A.M. Best policyholders rating of not less than A- or a surplus of not less than $500,000,000 with respect to primary insurance, and an ISI policyholders rating of not less than BBB with respect to excess insurance, or, if the relevant insurance is not available from such insurers, such other insurers as Administrative Agent may approve in writing.  All insurance with respect to Borrower and its Restricted Subsidiaries shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by Administrative Agent of written notice thereof, (ii) if reasonably requested by Administrative Agent, include a breach of warranty clause, (iii) contain a “Replacement Cost Endorsement” with a waiver of depreciation and a waiver of subrogation against any Secured Party, (iv) contain a standard noncontributory mortgagee clause naming Administrative Agent (and/or such other party as may be designated by Administrative Agent) as the party to which all payments made by such insurance company shall be paid, (v) if requested by Administrative Agent, contain endorsements providing that neither Borrower nor any of its Subsidiaries, any Secured Party or any other Person shall be a co-insurer under such insurance policies, and (vi) be reasonably satisfactory in all other respects to Administrative Agent.  Each Secured Party shall be an additional insured on all liability insurance policies of each of the Loan Parties and Administrative Agent shall be named as loss payee on all property and casualty insurance policies of each such Person;

(e)   deliver to Administrative Agent on behalf of the Secured Parties, (i) on the Closing Date, a certificate dated such date showing the amount and types of insurance coverage as of such date, (ii) upon request of Administrative Agent from time to time, full information as to the insurance carried by any of the Loan Parties, (iii) promptly following receipt of notice from any insurer, a copy of any notice of cancellation or material and adverse change in coverage of any of the Loan Parties from that existing on the Closing Date, (iv) forthwith, notice of any cancellation or nonrenewal of coverage of any of the Loan Parties that results in any Loan Party failing to comply with the requirements of Section 5.5(d), and (v) promptly after such information is available to any of Borrower or any of its Subsidiaries, full information as to any claim for an amount in excess of $5,000,000 with respect to any property and casualty insurance policy maintained by Borrower or any of its Subsidiaries; and

(f)    preserve and protect the Lien status of each respective Mortgage and, if any Lien (other than (i) unrecorded Liens permitted under Section 6.3 that arise by operation of law, (ii) other Liens permitted under Sections 6.3(e) and 6.3(i) and (iii) other Liens which are currently being contested in good faith by appropriate proceedings and where reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Loan Party, so long as no foreclosure, sale or similar enforcement proceeding has been commenced in respect thereof) is asserted against a Mortgaged Property, promptly and at its expense, give Administrative Agent a detailed written notice of such Lien and, to the extent not constituting a Permitted Lien, pay the underlying claim in full or take such other action so as to cause it to be released or bonded over in a manner satisfactory to Administrative Agent.

5.6          Inspection of Property; Books and Records; Discussions.  (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP (or, in the case of any Foreign Subsidiary, generally accepted accounting principles in such Foreign Subsidiary’s jurisdiction of organization) and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities, and (b) permit any representatives designated by Administrative Agent or any Lender to visit and inspect the financial records and the property of such Loan Party at reasonable times during normal business hours and upon reasonable advance notice (no more frequently than twice during any Fiscal Year and at the sole cost and expense of the Lenders, unless a Default or Event of Default shall have occurred and be continuing) and to make extracts from and copies of such financial records, and permit any representatives designated by Administrative Agent or any Lender to discuss the affairs, finances and condition of any Loan Party with and be advised as to the same by the officers thereof and the independent accountants therefor.

5.7          Notices.  Promptly (or sooner, if so indicated) after an Authorized Officer obtains knowledge thereof, give notice to Administrative Agent (who shall transmit such information to the Lenders), of:

(a)   the occurrence of any Default or Event of Default;

(b)   any (i) default, or event of default or alleged default under any Contractual Obligation of any Loan Party, or (ii) litigation, investigation or proceeding that may exist at any time between Borrower or any of its Subsidiaries and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c)   any litigation or proceeding affecting or relating to Borrower or any of its Restricted Subsidiaries in which the stated amount of damages claimed has been specified in writing and the portion of such stated amount that is not expected to be covered by insurance exceeds $10,000,000;

(d)   the following events, as soon as possible and in any event within 30 days after any Loan Party knows or has reason to know thereof:  (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan, or (ii) the institution of proceedings or the taking of any other action by the PBGC or Borrower or any Commonly-Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan;

(e)   any development or event that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(f)    notices of default in respect of the payment of base rent given to any Loan Party from landlords in connection with any leased properties, to the extent that, as of any date, the number of leases subject to such notices and pursuant to which the grace period, if any, for such payment default shall have lapsed with such default remaining uncured exceeds 5% of the total number of leased theaters occupied by Loan Parties;

(g)   any notice that any Governmental Authority may condition approval of, or any application for, an Environmental Permit or any other material Permit held by Borrower or any of its Restricted Subsidiaries on terms and conditions that are materially burdensome to Borrower or any of its Restricted Subsidiaries, or to the operation of any of its businesses or any property owned, leased or otherwise operated by such Person;

(h)   on the date of the occurrence thereof, notice that (i) any or all of the obligations under any Permitted Subordinated Indebtedness, any Permitted Subordinated Refinancing or any Permitted Senior Refinancing or the Senior Notes have been accelerated, or (ii) the trustee or the required holders of Permitted Subordinated Indebtedness, Permitted Subordinated Refinancing or any Permitted Senior Refinancing or the Senior Notes have given notice that any or all such obligations are to be accelerated; and

(i)    the determination by the Borrower or any Restricted Subsidiary that any Digital Cinema Equipment (excluding any leasehold interests) is no longer intended in good faith to be, or reasonably expected to be, sold or contributed to a DCIP Entity under a DCIP

Investment Transaction, together with a schedule listing all such equipment in reasonable detail, including, to the extent available, all serial numbers thereto and the amount, if any, of all expenditures for the acquisition of such Digital Cinema Equipment.

Each notice pursuant to this Section shall be accompanied by a statement of an Authorized Officer setting forth details of the occurrence referred to therein and stating what action Borrower or the relevant Subsidiary proposes to take with respect thereto.

5.8          Environmental Laws.

(a)   Comply in all material respects with, and use commercially reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and Environmental Permits, and obtain, maintain and comply in all material respects with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants, if any, obtain, maintain and comply in all material respects with and maintain, any and all Environmental Permits.

(b)   Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

5.9          Additional Collateral, Etc.

(a)   With respect to any personal Property acquired after the Closing Date by Borrower or any of its Restricted Subsidiaries constituting possessory collateral required to be delivered to Administrative Agent pursuant to any other provision hereof or any other Loan Document, and any collateral accounts required to be created under this Agreement or any other Loan Document (but specifically excluding (x) any Collateral described in clauses (~~b), (~~c) or (d) of this Section 5.9, (y) any Collateral subject to a Lien expressly permitted by Sections 6.3(f) and 6.3(g) (but only for so long as so subject), and (z) Collateral acquired by an Excluded Foreign Subsidiary or a U.S. Holding Company), as to which Administrative Agent, for the benefit of the Secured Parties, does not have a perfected security interest, promptly (and, in any event, within 30 days (or such later date as may be permitted by the Administrative Agent) following the date of such acquisition):  (i) execute and deliver to Administrative Agent such amendments to the Guaranty and Collateral Agreement or such other documents as Administrative Agent deems necessary or advisable to grant to Administrative Agent, for the benefit of the Secured Parties, a security interest in such Collateral, and (ii) take all actions necessary or advisable to grant to Administrative Agent, for the benefit of the Secured Parties, a perfected First Priority security interest in such Collateral, including the filing of UCC financing statements in such jurisdictions as may be required by the Guaranty and Collateral Agreement or as may be requested by Administrative Agent.

(b)   ~~With respect to any fee Real Estate Asset acquired by Borrower or any of its Restricted Subsidiaries after the Closing Date having a value (together with improvements~~

~~thereof) of at least $2,500,000 (other than with respect to any such Real Estate Asset, (w) owned by an Excluded Foreign Subsidiary, or owned by a new Subsidiary subject to the requirements of Section 5.9(c), (x) subject to a Lien expressly permitted by Sections 6.3(f) or 6.3(g) (but only for so long as so subject), (y) owned by any UA Subsidiary solely during the period that the UA Pass-Through Certificates Restriction is in effect, or (z) subject to a contract for sale within 45 days after acquisition; provided that, if such sale is not ultimately consummated within a reasonable period thereafter, the provisions of this Section 5.9(b) shall become applicable), promptly (and, in any event, within 45 days following the date of such acquisition or such later date permitted by Administrative Agent):  (i) execute and deliver a First Priority Mortgage (subject only to Permitted Liens) in favor of Administrative Agent, for the benefit of the Secured Parties, covering such Real Estate Asset, (ii) if requested by Administrative Agent, provide the Secured Parties with (x) title insurance covering such real property complying with the provisions of Schedule 5.9(b), in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by Administrative Agent) and (y) if requested by Administrative Agent, Phase I environmental reports (and where appropriate based on the results of such Phase I environmental reports and at the reasonable request of Administrative Agent, Phase II environmental reports) with respect to such Real Estate Asset, all in form and substance reasonably satisfactory to Administrative Agent; (iii) if requested by Administrative Agent, deliver to Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to Administrative Agent and (iv) a flood hazard certificate with respect to such Real Estate Assets and if such Real Estate Asset is a Flood Hazard Property, evidence of flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, in form and substance reasonably satisfactory to Administrative Agent.  In addition to the foregoing,~~ Borrower shall, at the request of Requisite Lenders, from time to time deliver to Administrative Agent such appraisals of Mortgaged Property as are required by Requirements of Law with respect to which Administrative Agent has been granted a Lien.

(c)   With respect to any new Subsidiary (other than (w) an Excluded Foreign Subsidiary or U.S. Holding Company, (x) any Unrestricted Subsidiary created or acquired pursuant to an Investment made in accordance with Section 6.8(j), 6.8(k) or 6.8(q), (y) any UA Subsidiary solely during the period that the UA Pass-Through Certificates Restriction is in effect, or (z) any Restricted Subsidiary with total assets having a fair market value of less than $5,000 (but only until such time as such Restricted Subsidiary has or acquires assets with a fair market value of $5,000 or more, or becomes an obligor with respect to any other Indebtedness)) created or acquired after the Closing Date (which, for the purposes of this Section 5.9(c), shall include (i) any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary or a U.S. Holding Company, or ceases to be an Unrestricted Subsidiary and becomes a Restricted Subsidiary, (ii) each UA Subsidiary as soon as the UA Pass-Through Certificates Restriction is not in effect, or (iii) any Restricted Subsidiary that ceases to meet the requirements of clause (z) above) by Borrower or any of its Restricted Subsidiaries:  (A) promptly (and, in any event, within ~~30~~90 days (or such later date as may be permitted by the Administrative Agent in its sole discretion) following such creation, acquisition or other event described above, except solely with respect to any Subsidiaries acquired pursuant to the Great Escapes Acquisition, within 60 days (or such later date as may be permitted by the Administrative Agent in its sole discretion) following the Second Amendment Effective Date) (i) execute and deliver to Administrative Agent such amendments to the Guaranty and Collateral Agreement, if any, as Administrative Agent deems necessary or advisable to grant to Administrative Agent, for the benefit of the Secured Parties, a perfected First Priority security interest in the Capital Stock of such new Subsidiary that is owned by Borrower or any of its Restricted Subsidiaries, (ii) deliver to Administrative Agent the certificates (if any) representing such Capital Stock, together with undated stock powers, indorsed in blank and delivered by an Authorized Officer of Borrower or such Restricted Subsidiary, as the case may be, and (iii) cause such new Subsidiary to become party to the Guaranty and Collateral Agreement as a Guarantor thereunder, ~~(B) promptly (and, in any event, within 45 days following the date of such acquisition or such later date as permitted by Administrative Agent) (I) execute and deliver a First Priority Mortgage (subject to Permitted Liens) in favor of Administrative Agent, for the benefit of the Secured Parties, covering any fee-owned Real Estate Asset of such Subsidiary having a fair market value (together with improvements thereof) of at least $2,500,000 (other than Real Estate Assets subject to a Lien expressly permitted by Sections 6.3(f) or 6.3(g) (but only for so long as so subject)) that is not subject to a contract for sale within 45 days following the date of acquisition, provided that, if such sale is not ultimately consummated within a reasonable period thereafter, delivery of such First Priority Mortgage shall thereafter be required in accordance with the provisions of this Section 5.9(c), and (II) if requested by Administrative Agent, provide the Secured Parties with (x) title insurance covering such Real Estate Asset in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by Administrative Agent) complying with the provisions of Schedule 5.9(b) together with any consents or estoppels deemed necessary or advisable by Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to Administrative Agent and (y) Phase I environmental reports (and where appropriate based upon such Phase I environmental reports and at the reasonable request of Administrative Agent, Phase II environmental reports) with respect to such real property, all in form and substance reasonably satisfactory to Administrative Agent; and (C~~and (B) if requested by Administrative Agent, deliver to Administrative Agent legal opinions relating to the matters described, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to Administrative Agent.

(d)   With respect to any new Excluded Foreign Subsidiary or U.S. Holding Company created or acquired after the Closing Date by Borrower or any of its Restricted Subsidiaries, promptly (and, in any event, within 30 days (or to the extent Section 5.9(c) is applicable, such later date set forth in Section 5.9(c) by which the holder of such Capital Stock is required to take the action referenced in Section 5.9(c), or such later date as may be permitted by the Administrative Agent in its sole discretion) following such creation or the date of such acquisition):  (i) execute and deliver to Administrative Agent such amendments to the Guaranty and Collateral Agreement as Administrative Agent deems necessary or advisable in order to grant to Administrative Agent, for the benefit of the Secured Parties, a perfected First Priority security interest in the Capital Stock of such new Subsidiary that is owned by Borrower or any Guarantor (provided that, in no event shall more than 65% of the total outstanding Capital Stock of any such Subsidiary be required to be so pledged, (ii) deliver to Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, indorsed in blank and delivered by an Authorized Officer of Borrower or such Domestic Subsidiary, as the case may be, and take such other action as may be necessary or, in the opinion of Administrative Agent, desirable to perfect the security interest of Administrative Agent thereon, and (iii) if requested by Administrative Agent, deliver to Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to Administrative Agent.

(e)   Notwithstanding anything to the contrary in this Section 5.9, clauses (a), (b), (c) and (d) of this Section 5.9 shall not apply to any Property, new Subsidiary ~~or~~, new Excluded Foreign Subsidiary or new U.S. Holding Company created or acquired after the Closing Date, as applicable, as to which Administrative Agent has determined in its sole discretion that the collateral value thereof is insufficient to justify the difficulty, time and/or expense of obtaining a perfected security interest therein.

5.10        Use of Proceeds.  Use the proceeds of the Loans only for the purposes specified in Section 2.5.

5.11        ERISA Documents.  Deliver to Administrative Agent, promptly upon Administrative Agent’s request, any or all of the following:  (i) a copy of each Plan (or, where any such Plan is not in writing, a complete description thereof) and, if applicable, related trust agreements or other funding instruments and all amendments thereto, and all written interpretations thereof and written descriptions thereof that have been distributed to employees or former employees of Borrower or any of its Subsidiaries; (ii) the most recent determination letter issued by the Internal Revenue Service with respect to each Plan; (iii) for the three most recent plan years preceding Administrative Agent’s request, Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Plan; (iv) a listing of all Multiemployer Plans, with the aggregate amount of the most recent annual contributions required to be made by Borrower or any Commonly-Controlled Entity to each such Plan and copies of the collective bargaining agreements requiring such contributions; (v) any information that has been provided to Borrower or any Commonly-Controlled Entity regarding withdrawal liability under any Multiemployer Plan; (vi) the aggregate amount of payments made under any employee welfare benefit plan (as defined in Section 3(1) of ERISA) to any retired employees of Borrower or any of its Subsidiaries (or any dependents thereof) during the most recently completed Fiscal Year; and (vii) documents reflecting any agreements between the PBGC and Borrower or any Commonly-Controlled Entity with respect to any Plan.

5.12        Unrestricted Subsidiaries.  Ensure that no Restricted Subsidiary is owned in whole or in part by an Unrestricted Subsidiary.

5.13        Interest Rate Protection.  Not later than 60 days after the Closing Date, Borrower shall enter into one or more Hedge Agreements in form and substance reasonably satisfactory to Administrative Agent,  to the extent necessary to cause at least 40% of the aggregate principal amount of Borrower’s long-term Funded Debt as of such date to be subject to either a fixed interest rate or protection against fluctuations in interest rates for at least the period through the third anniversary of the Closing Date.

5.14        Maintenance of Rating.  Maintain a rating in respect of each of (i) the credit facilities provided hereby and (ii) Borrower by S&P and by Moody’s.

5.15        Further Assurances.

From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as Administrative Agent may reasonably request, for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other property or assets hereafter acquired by Borrower or any of its Restricted Subsidiaries that may be deemed to be part of the Collateral), in each case, to the extent required pursuant to Section 5.9 or the Security Documents.  Upon the exercise by any Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents that requires any consent, approval, recording, qualification or authorization of any Governmental Authority, Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that such Agent or Lender may be required to obtain from Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

5.16        Post Closing Matters.  Cause to be delivered or performed the documents and other agreements set forth on Schedule 5.16 within the time frames specified therein.

SECTION 6.                NEGATIVE COVENANTS

Borrower covenants and agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or any Agent hereunder, Borrower shall not, nor shall it permit any of its Restricted Subsidiaries (and, with respect to Section 6.2, Unrestricted Subsidiaries) to, directly or indirectly:

6.1          Financial Covenants.

(a)   Maximum Consolidated Adjusted Leverage Ratio.  ~~Permit~~Except with the written consent of the Requisite Revolving Lenders, permit the Consolidated Adjusted Leverage Ratio as at the last day of any period of four consecutive Fiscal Quarters to exceed a ratio of 6.00:1.00.

(b)   Maximum Consolidated Leverage Ratio.  ~~Permit~~Except with the written consent of the Requisite Revolving Lenders, permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive Fiscal Quarters to exceed a ratio of 4.00:1.00.

~~(c) Minimum Consolidated Adjusted Interest Coverage Ratio.  Permit the Consolidated Adjusted Interest Coverage Ratio as at the last day of any period of four consecutive Fiscal Quarters to be less than 1.50:1.00.~~

Notwithstanding the foregoing, this Section 6.1(a) and 6.1(b) shall be in effect (and shall only be in effect) with respect to any period of four consecutive Fiscal Quarters when the sum of (a) the aggregate amount of Letter-of-Credit Usage and (b) the aggregate principal amount of outstanding Revolving Loans is equal to or greater than the Revolving Threshold as of the last day of such period of four consecutive Fiscal Quarters.

6.2          Indebtedness.  Directly or indirectly create, incur, assume, guarantee, or suffer to exist any Indebtedness, except:

(a)   the Obligations;

(b)   unsecured Indebtedness of any Subsidiary Guarantor to Borrower or to any other Subsidiary Guarantor; provided that, (i) all such Indebtedness shall be evidenced by one or more Intercompany Notes, each of which shall be subject to a First Priority Lien in favor of and pledged to Administrative Agent, as Collateral for the Obligations pursuant to the Guaranty and Collateral Agreement, (ii) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable Intercompany Note, and (iii) any payment by any such Guarantor under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Subsidiary to Borrower or to any of its Subsidiaries for whose benefit such payment is made;

(c)   Indebtedness of Borrower and its Restricted Subsidiaries constituting Purchase Money Indebtedness, Capital Lease Obligations or EITF 97-10 Capital Lease Obligations in an aggregate principal amount incurred in reliance on this clause (c) at any time outstanding not to exceed $100,000,000, including any refinancing of such Purchase Money Indebtedness, Capital Lease Obligations or EITF 97-10 Capital Lease Obligations, provided that, in connection with such refinancing, the principal amount thereof shall not exceed the principal amount of the Indebtedness so refinanced, plus accrued and unpaid interest thereon and fees owing thereon, plus fees and expenses relating to such refinancing, and the refinancing Indebtedness shall have a later maturity date and a longer Weighted-Average Life to Maturity than the Indebtedness so refinanced;

(d)   Indebtedness of Borrower or any of its Restricted Subsidiaries (i) listed on Schedule 6.2(d) on the Closing Date, (ii) constituting secured or unsecured Acquired Indebtedness, so long as (w) except as permitted under Section 6.2(e), no Persons (other than Persons acquired by Borrower or its Restricted Subsidiaries or contributed to Borrower or its Restricted Subsidiaries in connection with a Permitted Acquisition, or newly formed Persons by Borrower or any Guarantor for the purpose of consummating a Permitted Acquisition (and which newly formed Persons have no other assets other than those acquired in connection with such Permitted Acquisition)) shall be obligated to or liable for such Acquired Indebtedness, and no Liens shall secure such Acquired Indebtedness except for Liens created prior to such Permitted

Acquisition or capital contribution and not in contemplation thereof, on assets of the Persons so acquired or contributed, (x) such Acquired Indebtedness was not created in connection with or in contemplation of the relevant Permitted Acquisition or capital contribution (except to the extent such Acquired Indebtedness refinanced other Indebtedness to facilitate the acquired entity becoming a Restricted Subsidiary as required under Section 5.9), (y) the terms of such Acquired Indebtedness do not conflict with the terms of, or cause a Default under, this Agreement or any of the other Loan Documents, and (z) after giving effect to the incurrence of such Acquired Indebtedness and the consummation of the associated Permitted Acquisition, Borrower and its Subsidiaries shall be in pro forma compliance with the provisions of Sections 5 and 6 and (iii) constituting refinancings of Indebtedness permitted pursuant to this Section 6.2(d) (provided that, (w) refinancing Indebtedness under this Section 6.2(d) shall not be secured by assets that did not secure the Indebtedness so refinanced and shall not constitute obligations of Persons other than the Persons obligated on the Indebtedness so refinanced, (x) refinancing Indebtedness under this clause (d) shall have a later maturity date and a longer Weighted-Average Life to Maturity than the Indebtedness so refinanced, (y) the principal amount of such refinancing Indebtedness shall not exceed the principal amount of the Indebtedness so refinanced, plus accrued and unpaid interest and fees owing thereon, plus fees and expenses relating to such refinancing (including original issue discount and any tender fees or redemption premiums required to be paid thereon), and (z) such refinancing Indebtedness shall not cause any conflict with the terms of, or any Default under, this Agreement or any of the other Loan Documents);

(e)   unsecured Contingent Obligations made in the ordinary course of business by Borrower or any Guarantor of obligations of Borrower or any Guarantor; provided that, in the case of Contingent Obligations with respect to obligations referenced in Section 6.2(d), such Contingent Obligations are limited to customary and usual exceptions to non-recourse obligations in non-recourse financings, including liabilities for (x) fraud, waste, material misrepresentation or willful misconduct, (y) indemnification with respect to any Hazardous Materials Activity, or (z) other similar matters relating to intentional misconduct or bad acts;

(f)    (i) secured Indebtedness of Borrower and its Restricted Subsidiaries incurred (x) to make or finance Permitted Acquisitions and Capital Expenditures with respect to the assets acquired in any such Permitted Acquisition, to the extent that such Capital Expenditures are identified and reasonably satisfactory to Administrative Agent at the time of the incurrence of such Indebtedness, and are reasonably expected to be completed within 365 days following the consummation of such Permitted Acquisition, and (y) to pay related fees and expenses (including original issue discount), and (ii) secured Contingent Obligations of Borrower and any Guarantor in respect of such Indebtedness (collectively, “Permitted Secured Indebtedness”); provided that, (A) such Indebtedness is created under this Agreement on terms to be agreed on by Borrower, Administrative Agent and the lenders under such Permitted Secured Indebtedness, and (B) immediately after giving effect to the incurrence of such Indebtedness and the consummation of the associated Permitted Acquisition, (I) Borrower and its Restricted Subsidiaries shall be in pro forma compliance with the provisions of Sections 5 and 6, (II) the aggregate unused amount of Revolving Commitments then in effect plus unrestricted and unencumbered Cash and Cash Equivalents (provided that, Cash and Cash Equivalents subject to Liens granted under the Security Documents shall not be deemed to be restricted or encumbered as a result thereof) held by Borrower and its Restricted Subsidiaries in excess of $30,000,000 shall be not less than $50,000,000, (III) any such Indebtedness constituting Term Loan Exposure shall not have a scheduled final maturity prior to the Final Maturity Date and shall have a Weighted-Average Life to Maturity equal to or longer than each tranche of Term Loans then in effect, and (IV) any such Indebtedness constituting Revolving Loan Exposure shall not amortize and shall have a scheduled final maturity no earlier than the Revolving Commitment Termination Date.  Such Permitted Secured Indebtedness may constitute additional Term Loan Exposure and/or Revolving Loan Exposure, and may be implemented and conforming amendments made to this Agreement and other Loan Documents to reflect its implementation and the terms thereof without the consent of any Lender, as provided in Section 9.5(e); provided that, the aggregate amount of Permitted Secured Indebtedness and Permitted Secured Refinancing that may be outstanding as Revolving Loan Exposure shall not exceed $50,000,000;

(g)   Indebtedness of any Unrestricted Subsidiary consisting entirely of Non-Recourse Debt of up to $500,000,000 in the aggregate for all Unrestricted Subsidiaries (exclusive of any such Indebtedness incurred pursuant to an NCM Financing Transaction); provided that, if any such Indebtedness ceases to be Non-Recourse Debt of such Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary that was not permitted by this Section 6.2(g);

(h)   Contingent Obligations of (x) Unrestricted Subsidiaries in respect of the obligations of other Unrestricted Subsidiaries not otherwise prohibited hereunder, and (y) Restricted Subsidiaries that are not Guarantors in respect of the obligations of other Restricted Subsidiaries that are not Guarantors;

(i)    (i) unsecured Indebtedness of Borrower and its Restricted Subsidiaries incurred (x) to make or finance Permitted Acquisitions, and Capital Expenditures with respect to the assets acquired in such Permitted Acquisitions, to the extent that such Capital Expenditures are identified and reasonably satisfactory to Administrative Agent at the time of the incurrence of such Indebtedness, and are reasonably expected to be completed within 365 days following the consummation of such Permitted Acquisitions, and (y) to pay related fees and expenses (including original issue discount), (ii) unsecured Contingent Obligations of Borrower and any Guarantor in respect of such Indebtedness  and (iii) any refinancings of Indebtedness referred to in this Section 6.2(i) (collectively (including such refinancings), “Permitted Subordinated Indebtedness”); provided that, (A) such Permitted Subordinated Indebtedness (1) is subordinated to the Obligations pursuant to terms satisfactory to Administrative Agent, and is otherwise on such terms that are reasonably satisfactory to Administrative Agent, and (2) has a scheduled final maturity at least six months after the Final Maturity Date in effect when such Permitted Subordinated Indebtedness is incurred, and (B) after giving effect to the incurrence of such Permitted Subordinated Indebtedness and the consummation of any associated Permitted Acquisitions, Borrower and its Restricted Subsidiaries shall be in pro forma compliance with the provisions of Sections 5 and 6; provided further that, any refinancing permitted by Section 6.2(i)(iii) shall be (x) for a principal amount not to exceed the sum of (I) the principal amount of the Indebtedness so refinanced (or if issued with the original-issue discount, the accreted value thereof at the time of such refinancing), (II) accrued and unpaid interest, fees and expenses owing with respect thereto, (III) tender fees or redemption premiums required to be paid thereon, and (IV) fees and expenses (including original issue discount) relating to such refinancing;

(j)    (i) secured Indebtedness of Borrower and its Restricted Subsidiaries incurred to refinance the Obligations under the Loan Documents (and pay related fees and expenses in connection with the refinancing, and accrued and unpaid interest, fees and expenses on the Obligations) and (ii) secured Contingent Obligations of Borrower and any Guarantor in respect of such Indebtedness (collectively, “Permitted Secured Refinancing”); provided that, (A) such Permitted Secured Refinancing is created under this Agreement on terms to be agreed on by Borrower, Administrative Agent and the lenders under such Permitted Secured Refinancing, (B) after giving effect to such Permitted Secured Refinancing and the application of the proceeds thereof, Borrower and its Restricted Subsidiaries shall be in pro forma compliance with the provisions of Sections 5 and 6, (C) the principal amount thereof does not exceed the sum of the principal amount of the Indebtedness being so refinanced, accrued and unpaid interest and fees owing with respect thereto, and fees and expenses relating to such Permitted Secured Refinancing (including original issue discount), (D) the Net Cash Proceeds of such Permitted Secured Refinancing shall be applied to prepay Loans and, if applicable, permanently reduce Commitments in accordance with the requirements applicable thereto as set forth in Sections 2.13 and 2.14, (E) any such Permitted Secured Refinancing constituting Term Loan Exposure does not have a scheduled final maturity prior to the Final Maturity Date and shall have a Weighted-Average Life to Maturity equal to or longer than each tranche of Term Loans then in effect and (F) any such Permitted Secured Refinancing constituting Revolving Loan Exposure shall not amortize and shall have a scheduled final maturity no earlier than the Revolving Commitment Termination Date.  Such Permitted Secured Refinancing may constitute additional Term Loans and/or Revolving Loan Exposure (and in the case of Revolving Loan Exposure, may include unfunded revolving commitments replacing then existing Revolving Commitments), and may be implemented and conforming amendments made to this Agreement and other Loan Documents to reflect its implementation and the terms thereof without the consent of any Lender as provided in Section 9.5(e); provided  that, the aggregate amount of Permitted Secured Refinancing and Permitted Secured Indebtedness that may be outstanding as Revolving Loan Exposure, shall not exceed ~~$50,000,000;~~the amount of Revolving Loan Exposure existing at the time of such Permitted Secured Refinancing.

(k)   (i) subordinated Indebtedness of Borrower and its Restricted Subsidiaries incurred to refinance the Obligations under the Loan Documents, (ii) subordinated Contingent Obligations of Borrower and any Guarantor in respect of such Indebtedness, and (iii) any refinancing of such Indebtedness referred to in this Section 6.2(k) or Section 6.2(l) below (collectively, “Permitted Subordinated Refinancing”); provided that, (A) such Permitted Subordinated Refinancing shall be subordinated to the Obligations of Borrower and Guarantors pursuant to terms satisfactory to Administrative Agent, and is otherwise on such terms that are reasonably satisfactory to Administrative Agent, (B) such Permitted Subordinated Refinancing has a scheduled final maturity at least six months after the Final Maturity Date in effect when such Permitted Subordinated Refinancing is incurred, (C) after giving effect to the incurrence of such Permitted Subordinated Refinancing and the application thereof, Borrower and its Restricted Subsidiaries shall be in pro forma compliance with the provisions of Sections 5 and 6, (D) the principal amount thereof does not exceed the sum of (1) the principal amount of the Indebtedness being so refinanced (or if issued with original issue discount, the accreted value thereof at the time of such refinancing), (2) accrued and unpaid interest, fees and expenses owing with respect thereto, (3) any tender fees or redemption premiums required to be paid thereon, and (4) fees and expenses relating to such Permitted Subordinated Refinancing (including original issue discount), and (E) the Net Cash Proceeds of such Permitted Subordinated Refinancing shall be applied to prepay Loans and, if applicable, permanently reduce Commitments in accordance with the requirements applicable thereto as set forth in Sections 2.13 and 2.14 (except that with respect any refinancing pursuant to clause (iii) of this Section 6.2(k), the proceeds thereof shall be applied to repay or refinance Indebtedness incurred under this Section 6.2(k) or Section 6.2(l));

(l)    (i) unsecured senior Indebtedness of Borrower and its Restricted Subsidiaries incurred to refinance the Obligations under the Loan Documents, (ii) unsecured senior Contingent Obligations of Borrower and any Guarantor in respect of such Indebtedness and (iii) any unsecured refinancing of such Indebtedness referred to in this Section 6.2(l) (collectively, “Permitted Senior Refinancing”); provided that, (A) such Permitted Senior Refinancing shall be on terms reasonably satisfactory to Administrative Agent, (B) such Permitted Senior Refinancing has a scheduled final maturity at least six months after the Final Maturity Date in effect when such Permitted Senior Refinancing is incurred, (C) after giving effect to the incurrence of such Permitted Senior Refinancing and the application thereof, Borrower and its Restricted Subsidiaries shall be in pro forma compliance with the provisions of Sections 5 and 6, (D) the principal amount thereof does not exceed the sum of the principal amount of the Indebtedness being so refinanced, accrued and unpaid interest and fees owing with respect thereto, any tender fees or redemption premiums required to be paid thereon, and fees and expenses relating to such Permitted Senior Refinancing (including original issue discount), and (E) the Net Cash Proceeds of such Permitted Senior Refinancing shall be applied to prepay Loans, and, if applicable, permanently reduce Commitments in accordance with the requirements applicable thereto as set forth in Sections 2.13 and 2.14 (except that with respect any refinancing pursuant to clause (iii) of this Section 6.2(l), the proceeds thereof shall be applied to repay or refinance Indebtedness referred to in this Section 6.2(l)) (for the avoidance of doubt, it is understood and agreed that the Indebtedness incurred under the Senior Notes prior to the Closing Date constitutes Indebtedness incurred pursuant to this clause (l) and may be refinanced in accordance with this clause (l));

(m)  unsecured Indebtedness of a Foreign Subsidiary owed to another Foreign Subsidiary;

(n)   (i) unsecured senior Indebtedness or subordinated Indebtedness of Borrower and its Restricted Subsidiaries, in an aggregate principal amount not to exceed $260,000,000 (and unsecured guarantees by Loan Parties in respect thereof) and (ii) any unsecured refinancing of such unsecured senior Indebtedness or subordinated Indebtedness (and such guarantees); provided that, (A) any such Indebtedness and any such refinancing shall be on the terms applicable under the Senior Notes Indenture (other than pricing terms) or otherwise on terms reasonably satisfactory to Administrative Agent, (B) any such Indebtedness and any such refinancing has a scheduled final maturity at least six months after the Final Maturity Date in effect when such Indebtedness is incurred and, in the case of a refinancing, no earlier than the maturity date of the Indebtedness so refinanced (and no such Indebtedness has amortization or mandatory redemption or prepayment provisions which are applicable prior to the date which is six months after the Final Maturity Date, other than as provided in the Senior Notes Indenture or other customary asset sale and change of control provisions), (C) after giving effect to the incurrence of any such Indebtedness and the application thereof, Borrower and its Restricted Subsidiaries shall be in pro forma compliance with the provisions of Sections 5 and 6, (D) in the case of a refinancing pursuant to clause (ii) of this Section 6.2(n), the principal amount of the Indebtedness incurred in connection with any such refinancing does not exceed the sum of the principal amount of the Indebtedness being so refinanced, accrued and unpaid interest and fees owing with respect thereto, any tender fees or redemption premiums required to be paid thereon, and fees and expenses relating to such refinancing (including original issue discount) and (E) no Subsidiary of the Borrower shall be an obligor with respect to such Indebtedness unless such Subsidiary is also a Loan Party; and

(o)   additional Indebtedness of Borrower and its Subsidiaries in an aggregate principal amount (for Indebtedness of Borrower and all Subsidiaries) not to exceed $10,000,000 at any time outstanding.

6.3          Liens.  Create, incur, assume or permit to exist any Lien on any of its Property, whether now owned or hereafter acquired, or any income or profits therefrom, except for:

(a)   Liens for taxes not yet due (or, in the case of real property taxes and assessments, not yet delinquent) or that are being contested in good faith by appropriate proceedings; provided that, adequate reserves with respect thereto are maintained on the books of the applicable Loan Party, as the case may be, in conformity with GAAP;

(b)   carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings; provided that, adequate reserves with respect thereto are maintained on the books of the applicable Loan Party, as the case may be, in conformity with GAAP;

(c)   pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d)   deposits by or on behalf of any Restricted Subsidiary to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)   easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially interfere with the ordinary conduct of the business of Borrower or any of its Restricted Subsidiaries;

(f)    Liens listed on Schedule 6.3(f) in existence on the Closing Date and securing Indebtedness permitted by Section 6.2(d) or securing any Acquired Indebtedness (or refinancing thereof) permitted under Section 6.2(d)(ii) or 6.2(d)(iv); provided that, no such Lien is expanded (x) after the Closing Date (with respect to Liens listed on Schedule 6.3(f)), or (y) after the date of assumption of such Indebtedness (with respect to Liens securing Acquired Indebtedness or refinancing thereof) to cover any additional Property not covered immediately prior to such date (or the date of such assumption) and that the amount of Indebtedness secured thereby is not increased, except as permitted in Section 6.2(d)(iii);

(g)   Liens securing Indebtedness of Borrower or any Restricted Subsidiary incurred pursuant to Section 6.2(c); provided that, (i) such Liens shall be created substantially concurrently with the incurrence of such Indebtedness, (ii) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness (or the Indebtedness being refinanced pursuant to Section 6.2(c)), and (iii) the amount of Indebtedness secured thereby (in the case of a refinancing) is not increased, except as permitted in Section 6.2(c);

(h)   Liens created pursuant to the Loan Documents securing the Obligations;

(i)    any (x) interest or title of a lessor under any lease of real property entered into by Borrower or any of its Restricted Subsidiaries in the ordinary course of its business and covering only the assets so leased or Liens (not material in the aggregate) in favor of a lessor created by statute or by the terms of a lease limited to furniture, fixtures and equipment located at the leased property, and (y) interests or rights of a creditor of a landlord pursuant to a subordination or other similar agreement entered into in the ordinary course of business covering only the property subject to the terms of such lease;

(j)    any Liens in the nature of rights of first refusal, purchase options, call rights, redemption rights, and other restrictions on transfer (x) relating to equity interests in any Person not constituting a Restricted Subsidiary or (y) that, if exercised by the holder thereof would constitute a Disposition permitted under the Loan Documents;

(k)   Liens with respect to transactions permitted under Section 6.11 on the property so leased;

(l)    to the extent constituting Liens, obligations under Capital Lease Obligations and EITF 97-10 Capital Lease Obligations incurred pursuant to Section 6.2(c) and obligations under the UA Pass-Through Trust Documents; provided that, such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness or obligations;

(m)  the title exceptions disclosed in the title policies insuring the Mortgages (or, in the context of a New Mortgage to be granted, the title exceptions disclosed in a commitment to issue a title policy insuring such New Mortgage that are approved by Administrative Agent);

(n)   purported Liens evidenced by the filing of UCC financing statements relating solely to (x) operating leases of personal property entered into in the ordinary course of business or (y) other agreements relating to video game machines and other personal property that is not owned by the Borrower or any Restricted Subsidiary that are located on the premises of the Borrower or of any Restricted Subsidiary;

(o)   Liens on cash or cash equivalents of the Loan Parties securing obligations with respect to or in connection with any Defaulting Lender’s Pro Rata Share of Letter-of-Credit Usage; and

(p)   Liens not otherwise permitted pursuant to this Section 6.3 securing obligations of Borrower or any Restricted Subsidiary in an aggregate principal amount not to exceed $1,000,000 at any time outstanding.

6.4          Limitation on Fundamental Changes.  Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:

(a)   any Restricted Subsidiary may be (i) merged or consolidated with or into Borrower (provided that, Borrower shall be the continuing or surviving corporation) or with or into any Subsidiary Guarantor (provided that, such Subsidiary Guarantor shall be the continuing or surviving corporation), in each case so long as Borrower or such Wholly-Owned Subsidiary Guarantor would be deemed Solvent as a result of such merger or consolidation or (ii) dissolved (provided that, such Restricted Subsidiary owns substantially no assets and conducts substantially no business activities at such time;

(b)   any Restricted Subsidiary may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) (i) to Borrower or any Subsidiary Guarantor or (ii) to any other Person pursuant to a transaction permitted by Section 6.5;

(c)   Borrower may Dispose of assets (but not all or substantially all of its assets) to any Subsidiary Guarantor;

(d)   any Foreign Subsidiary may liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) or may be merged or consolidated with or into, or may dispose of all or substantially all of its assets to, any other Foreign Subsidiary;

(e)   any Restricted Subsidiary may merge or consolidate with Persons acquired pursuant to a Permitted Acquisition; and

(f)    during the period that the UA Pass-Through Certificates Restriction is in effect, any UA Subsidiary may be merged or consolidated with or into, and may dispose of all or substantially all of its assets to, Wholly-Owned Subsidiaries that are UA Subsidiaries.

6.5          Limitation on Disposition of Property.  Dispose of any Property (other than Cash or Cash Equivalents) of Borrower or any of its Restricted Subsidiaries (including receivables and leasehold interests), whether now owned or hereafter acquired, including, in the case of any Restricted Subsidiary, issuing or selling any shares of such Restricted Subsidiary’s Capital Stock to any Person, except for, subject to compliance with the requirements of Section 2.13(a):

(a)   the Disposition of obsolete or worn out property in the ordinary course of business;

(b)   (i) leases, subleases and concessions of interests in real and personal property, (ii) the sale of inventory and (iii) licenses of intellectual property, in each case in the ordinary course of business;

(c)   Dispositions permitted by Section 6.4 (other than Section 6.4(b)(ii));

(d)   the sale or issuance of (i) any Subsidiary’s Capital Stock to Borrower or any Subsidiary Guarantor, (ii) any Foreign Subsidiary’s Capital Stock to another Foreign Subsidiary, and (iii) during the period that the UA Pass-Through Certificates Restriction is in effect, any UA Subsidiary’s (other than a UA First-Tier Subsidiary) Capital Stock to another UA Subsidiary;

(e)   Dispositions by Borrower or any of its Restricted Subsidiaries of other assets having a fair market value not to exceed $100,000,000 in the aggregate for any Fiscal Year (commencing on the Closing Date, with respect to 2010 Fiscal Year);

(f)    any Recovery Event;

(g)   an exchange or “swap” of fixed, tangible assets of any Restricted Subsidiary for the assets of a Person other than Borrower or its Restricted Subsidiaries; provided that, (i) the assets received by Borrower or such Restricted Subsidiary will be used or useful in its respective Line of Business, and (ii) Borrower or such Restricted Subsidiary receives reasonable equivalent value for such assets, such equivalent value to be demonstrated to the reasonable satisfaction of Administrative Agent (or, in the case of an exchange or “swap” with a non-Affiliate of any Loan Party, as determined by the board of directors of the applicable Restricted Subsidiary); provided further that, the fair market value of all such assets exchanged or “swapped” in any Fiscal Year (commencing on the Closing Date, with respect to the 2010 Fiscal Year) does not exceed $100,000,000 in any such period;

(h)   Dispositions permitted under Section 6.8(j), (m), (q) or 6.11 with consideration payable in other than Cash or Cash Equivalents being determined according to the fair market value thereof.  For purposes of this Section 6.5(h) the fair market value of any disposed assets other than Cash or Cash Equivalents (i) shall, if such fair market value is less than $25,000,000, be as determined by the board of directors of Borrower, and (ii) shall, if such fair market value is $25,000,000 or more, be determined according to an opinion or valuation with respect to the fair market value of such assets from an independent investment banking firm, appraisal or valuation firm, in each case of national reputation in the United States, which opinion shall have been obtained and delivered to Administrative Agent not later than 30 days after the consummation of such disposition; provided, however, that in the case of any (A) assets disposed of within 30 days following the acquisition of such assets by Borrower or its Restricted Subsidiaries from a third party that is not an Affiliate in an arm’s-length transaction or (B) securities disposed that, at the time of disposition, are quoted on a national securities exchange, the requirements of the immediately preceding clauses (i) and (ii) shall not apply and the fair market value of the disposed assets shall be deemed, in the case of clause (A), to be the amount paid for such assets by Borrower or its Restricted Subsidiaries and in the case of clause (B), to be the amount determined according to the closing price of such securities on the applicable exchange as of the date of disposition; and

(i)    Dispositions of Excluded NCM Equity Interests.

6.6          Limitation on Restricted Payments.  Declare or pay any dividend (other than dividends payable solely in Capital Stock that is not Disqualified Stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of Borrower or any of its Restricted Subsidiaries, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Borrower or any of its Restricted Subsidiaries, or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating Borrower or any of its Restricted Subsidiaries to make payments to such Derivatives Counterparty as a result of any change in market value of any such Capital Stock (collectively, “Restricted Payments”), except that the following Restricted Payments may be made:

(a)   any Restricted Payment, to the extent that such Restricted Payment would constitute any dividend, distribution or other payment on or with respect to equity interests of an issuer to the extent payable solely in shares of Capital Stock of such issuer, other than Disqualified Stock;

(b)   the purchase or acquisition of Capital Stock of a Guarantor;

(c)   Restricted Payments, the proceeds of which Restricted Payments are used by the Parent within 10 Business Days following the making thereof, for the redemption, repurchase or acquisition or repayment of all or a portion of the Parent’s 6 ¼% Convertible Senior Notes Due March 15, 2011;

(d)   any Restricted Payment, to the extent that such Restricted Payment would constitute any dividend, distribution or other payment to Borrower or to any of the Guarantors, by Borrower or any of its Subsidiaries (and, in the case of any Restricted Subsidiary that is not a Wholly-Owned Subsidiary, payments to any other equity owner thereof made on or after the Closing Date in an aggregate amount not to exceed $10,000,000 so long as the Borrower or the Restricted Subsidiary which owns the equity interest in the Subsidiary making such Restricted Payment receives at least its proportionate share thereof);

(e)   any Restricted Payment if

(A)                                                   the value of such Restricted Payment, together with the aggregate value of all other Restricted Payments made on or after the Fourth Restated Credit Agreement Closing Date pursuant to this Section 6.6(e) (or Section 6.6(e) in the Fourth Restated Credit Agreement and the Fifth Restated Credit Agreement), does not exceed (I) the sum of (v) $100,000,000, (w) for the period commencing on May 1, 2004, and ending on July 1, 2004, and for each Fiscal Quarter of Borrower thereafter, the sum of 50% of the Consolidated Excess Cash Flow of Borrower for each such period, in each case for which financial statements have been delivered pursuant to Section 5.1(a) or 5.1(c) (of this Agreement or any Prior Credit Agreement) at the time of such Restricted Payment, (x) 100% of the aggregate Net Cash Proceeds received by Borrower as a capital contribution or from the issuance or sale to Holdings of Capital Stock of Borrower (other than Disqualified Stock), in each case, after the Fourth Restated Credit Agreement Closing Date and on or prior to the time of such Restricted Payment (but only to the extent such proceeds are not otherwise required to be applied to repay Loans pursuant to Sections 2.13(b) and 2.14) (of this Agreement or any Prior Credit Agreement), (y) the amount of NCM Extraordinary Payments, and (z) the fair market value of assets (excluding Foreign Subsidiaries, Unrestricted Subsidiaries and Foreign Assets) contributed as a capital contribution to Borrower (provided that, such assets are pledged as Collateral to Administrative Agent, and in the case of any Subsidiary so contributed, such Subsidiary becomes a Guarantor, in each case, to the extent required under Section 5.9 or under the Security Documents, within the applicable time periods set forth therein), less (II) the sum of (w) all taxes attributable to NCM Extraordinary Payments that have been paid or are due and payable, (x) Investments made by Borrower or any of its Subsidiaries pursuant to Section 6.8(j) (including direct or indirect Investments in Foreign Subsidiaries or Foreign Assets pursuant to Section 6.8(f) to the extent such Investments in Foreign Subsidiaries or Foreign Assets (measured at the fair market value thereof at the time of such Investment) exceed the then applicable Foreign Subsidiary Investment Basket), (y) prepayments, repurchases, redemptions or defeasances of Indebtedness made pursuant to Section 6.9(a)(ii), and (z) Capital Expenditures made pursuant to Section 6.7(b); and

(B)                                                   (x) at the time of such Restricted Payment, no Default or Event of Default shall have occurred and be continuing, and after giving effect to such Restricted Payment, Borrower and its Restricted Subsidiaries shall be in pro forma compliance with the financial covenants in Section 6.1(a) and (b) (provided that, for purposes of determining compliance with this clause (B), each such financial covenant shall be deemed to be 25 basis points more restrictive to Borrower and its Restricted Subsidiaries), and (y) such Restricted Payment is made in cash or Cash Equivalents.  For purposes of this Section 6.6, the fair market value of any assets other than cash contributed as a capital contribution to Borrower (i) shall, if such fair market value is less than $25,000,000, be as determined by the board of directors of Borrower, and (ii) shall, if such fair market value is $25,000,000 or more, be determined according to an opinion or valuation with respect to the fair market value of such assets from an independent investment banking firm, appraisal or valuation firm, in each case of national reputation in the United States, which opinion shall have been obtained and delivered to Administrative Agent not later than 30 days (or such later date as may be permitted by the Administrative Agent in its sole discretion) after the consummation of such capital contribution; provided, however, that in the case of any (A) assets contributed within ~~30~~90 days following the acquisition of such assets by an Affiliate of Borrower from a third party that is not an Affiliate in an arm’s-length transaction or (B) securities contributed that, at the time of contribution, are quoted on a national securities exchange, the requirements of the immediately preceding clauses (i) and (ii) shall not apply and the fair market value of the contributed assets shall be deemed, in the case of clause (A), to be the amount paid for such assets by such Affiliate and in the case of clause (B), to be the amount determined according to the closing price of such securities on the applicable exchange as of the date of contribution;

(f)    any payments to a Parent Entity, (1) to enable the Parent Entity to pay federal, state, local or foreign tax liabilities relating to Borrower’s operations, assets, or capital or those of Borrower’s Domestic Subsidiaries (a “Tax Payment”), in an amount equal to the lesser of (i) the amount of any tax liabilities that would otherwise be payable by Borrower and Borrower’s Domestic Subsidiaries to the appropriate taxing authorities to the extent that the Parent Entity has an obligation to pay such tax liabilities relating to Borrower’s operations, assets, or capital or those of Borrower’s Domestic Subsidiaries, and (ii) the amount determined by assuming that Borrower is the parent company of an affiliated group or similar foreign or state and local group, as the case may be (the “Borrower Affiliated Group”), filing a consolidated federal income tax return or similar foreign or state and local tax return, as the case may be, and that the Parent Entity and each such Domestic Subsidiary is a member of the Borrower Affiliated Group, provided that, any Tax Payments shall either be used by the Parent Entity to pay such tax liabilities within 90 days of the Parent Entity’s receipt of such payment or refunded to Borrower; and (2) in an aggregate amount not to exceed $1,000,000 per year to pay legal and accounting expenses, payroll and other compensation expenses in the ordinary course of business, and other corporate overhead expenses in the ordinary course of business; and

(g)   any Restricted Payment, to the extent that such Restricted Payment would constitute any dividend, distribution or other payment by (i) a Foreign Subsidiary to another Foreign Subsidiary, or (ii) a UA Subsidiary to another UA Subsidiary during the period that the UA Pass-Through Certificates Restriction is in effect.

6.7          Limitation on Capital Expenditures.  Make or commit to make any Capital Expenditure in any Fiscal Year, except:  (a) Capital Expenditures of Borrower or Restricted Subsidiaries of Borrower in the ordinary course of business not exceeding an amount equal to Consolidated EBITDA of Borrower and its Restricted Subsidiaries for the prior Fiscal Year multiplied by 0.35; provided that, (w) such amount shall be increased with respect to any Restricted Subsidiary acquired, or any assets acquired in a Permitted Acquisition, in each case in the then current Fiscal Year, by an amount equal to (i) Consolidated EBITDA of such acquired Restricted Subsidiary (calculated by reference to such acquired Restricted Subsidiary and its Restricted Subsidiaries only) during the last fiscal year of such Restricted Subsidiary for which audited financial statements are available, or (ii) the Consolidated EBITDA that would have been attributable to such acquired assets during the prior fiscal year (as reasonably determined by Borrower and approved by Administrative Agent), in each case, multiplied by 0.35, multiplied by a fraction, the numerator of which is 365 minus the number of days that elapsed in the then current Fiscal Year of Borrower prior to such acquisition, and the denominator of which is 365, (x) the amount available for Capital Expenditures in any Fiscal Year pursuant to this clause (a) and unused in such Fiscal Year may be carried forward to the immediately following Fiscal Year and may be used in such following Fiscal Year only (it being understood that unused amounts under the Fifth Restated Credit Agreement with respect to Fiscal Year 2009 may be carried forward to Fiscal Year 2010), (y) such carried forward amount will be used first in such following Fiscal Year, prior to using the amount otherwise available in such Fiscal Year pursuant to this clause (a), and (z) the maximum amount available of Capital Expenditures in any Fiscal Year that may be carried forward to the immediately following Fiscal Year shall not exceed the amount available for Capital Expenditures in such first Fiscal Year (without taking into account any amount carried over from the previous Fiscal Year); and (b) Capital Expenditures of Borrower and its Restricted Subsidiaries to the extent of any Net Cash Proceeds received by Borrower as a capital contribution or from issuances or sales to Holdings of Capital Stock of Borrower, in each case after the Fourth Restated Credit Agreement Closing Date, to the extent that (x) such Net Cash Proceeds are not required to be applied to repay Loans pursuant to Sections 2.13(b) and 2.14 (of this Agreement or any Prior Credit Agreement), and (y) Borrower could make a Restricted Payment of the same amount pursuant to Section 6.6(e) (it being understood that any such Capital Expenditures shall, without duplication, reduce dollar-for-dollar the amount available for Restricted Payments under Section 6.6(e)).  Permitted Acquisitions made in accordance with Section 6.8(f) shall not be deemed to be Capital Expenditures for the purposes of this Section 6.7.

6.8          Limitation on Investments.  Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase or otherwise acquire for value any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing (as well as any designation of a Subsidiary as an Unrestricted Subsidiary as provided in the definition of “Unrestricted Subsidiary”, “Investments”), except:

(a)   extensions of trade credit by Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(b)   Investments by Borrower or any of its Restricted Subsidiaries in Cash Equivalents;

(c)   Investments arising in connection with the incurrence of Indebtedness permitted by Section 6.2(b);

(d)   loans and advances to employees of Borrower or any of its Restricted Subsidiaries in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount not to exceed $2,000,000 at any one time outstanding;

(e)   Investments constituting Contingent Obligations permitted under Section 6.2;

(f)    acquisitions by Borrower or any of its Restricted Subsidiaries of Persons or ongoing businesses (including an operating theatre), whether pursuant to a capital contribution or purchase (each a “Permitted Acquisition”); provided that, (A) each such Permitted Acquisition is of a Person or ongoing business in a Line of Business in which the acquiror is permitted to engage pursuant to Section 6.15; (B) (i) any Person so acquired becomes a Restricted Subsidiary and a Guarantor under the Guaranty and Collateral Agreement and the other requirements of Section 5.9 and the Security Documents are satisfied within the applicable time periods set forth therein (other than (I) Foreign Subsidiaries to the extent that (x) the fair market value of all such Foreign Subsidiaries acquired pursuant to a Permitted Acquisition (determined at the time of acquisition) is less than the Foreign Subsidiary Investment Basket, plus the amount available for Investments under Section 6.8(j), or (y) such Foreign Subsidiaries are acquired pursuant to a capital contribution for no consideration and (II) Subsidiaries that are designated as Unrestricted Subsidiaries in accordance with the definition thereof as of the date of such Permitted Acquisition; provided that this clause (II) shall not prevent the subsequent designations of Persons acquired as Restricted Subsidiaries in accordance with the definition of “Unrestricted Subsidiary”), and (ii) ~~any~~in the case of any Restricted Subsidiary, the assets so acquired are pledged under the Guaranty and Collateral Agreement and the other Security Documents, within the time periods set forth in, and to the extent required under, the Loan Documents (provided that, any Foreign Assets shall only be permitted to be acquired pursuant to this Section 6.8(f) to the extent that (x) the fair market value of such assets (determined at the time of acquisition) is less than the Foreign Subsidiary Investment Basket plus the amount available for Investments under Section 6.8(j), or (y) such Foreign Assets are acquired pursuant to a capital contribution for no consideration); and (C) after giving effect to each such Permitted Acquisition, Borrower and its Restricted Subsidiaries shall be in pro forma compliance with the covenants and agreements set forth in this Agreement.  Foreign Subsidiaries or Foreign Assets, directly or indirectly acquired in connection with a Permitted Acquisition (except pursuant to a capital contribution), will first, reduce the Foreign Subsidiary Investment Basket and second, to the extent that the Foreign Subsidiary Investment Basket is reduced to zero, reduce the amount available for Investments under Section 6.8(j) and the amount available for Restricted Payments under Section 6.6(e) (in each case, according to the fair market value of such Foreign Subsidiaries or Foreign Assets at the time of such Permitted Acquisition).  The fair market value of any Foreign Subsidiaries or Foreign Assets acquired in a Permitted Acquisition shall (i) if such fair market value is less than

$25,000,000, be as determined by the board of directors of Borrower, and (ii) if such fair market value is $25,000,000 or more, be determined according to an opinion or valuation with respect to the fair market value of such Foreign Subsidiaries from an independent investment banking, appraisal or valuation firm, in each case of national reputation in the United States, which opinion shall have been obtained and delivered to Administrative Agent within 30 days (or such later date as may be approved by the Administrative Agent in its sole discretion) of the consummation of such Permitted Acquisition.  In connection with any Permitted Acquisition, Borrower may, with the prior written consent of Administrative Agent (such consent not to be unreasonably withheld) and, without the consent of any other Lender, (i) supplement the Schedules to this Agreement and the Guaranty and Collateral Agreement to reflect the assets and liabilities acquired pursuant to such Permitted Acquisition, and (ii) specify additional qualifications to the representations and warranties contained in this Agreement and the Guaranty and Collateral Agreement that cannot be implemented through such update of schedules; it being understood that such supplement and additional qualifications shall apply each time that the representations and warranties in this Agreement or the other Loan Documents are made or deemed made by a Loan Party on or after the date of the Permitted Acquisition;

(g)   Investments (other than those relating to the incurrence of Indebtedness permitted by Section 6.8(c)) by Borrower or its respective Restricted Subsidiaries in any Person that, prior to such Investment, is a Guarantor and Investments by any Restricted Subsidiary in Borrower;

(h)   Investments (other than with respect to Foreign Subsidiaries or Foreign Assets) held by Persons acquired pursuant to a Permitted Acquisition, to the extent that the fair market value thereof (if such fair market value exceeds $25,000,000, then such fair market value to be determined as provided with respect to Foreign Subsidiaries in Section 6.8(f)) at the time of such Permitted Acquisition is less than 5% of the consideration paid (including assumed liabilities) by Borrower and its Restricted Subsidiaries in connection with such Permitted Acquisition;

(i)    Investments by Borrower or any of its Restricted Subsidiaries in an amount not to exceed an amount necessary to (i) purchase all outstanding UA Pass-Through Certificates or repay the full outstanding principal amount, accrued interest and any penalty or premium on the UA Pass-Through Certificates, and (ii) purchase the equity interest in the trust that is the issuer of such UA Pass-Through Certificates; provided that, (A) each UA Subsidiary simultaneously becomes (x) a Restricted Subsidiary of Borrower or of any of its Restricted Subsidiaries, and (y) a Guarantor and (B) the other applicable requirements of Section 5.9 are satisfied within the applicable time periods set forth therein;

(j)    Investments by Borrower or any of its Restricted Subsidiaries, in each case, to the extent that Borrower could make a Restricted Payment of the same amount pursuant to Section 6.6(e) (it being understood that any such Investment shall, without duplication, reduce dollar-for-dollar the amount available for Restricted Payments under Section 6.6(e)~~);~~ and that any return that causes the outstanding amount of such Investment to decrease in accordance with the definition of Investment shall increase dollar-for dollar the amount available for Restricted Payments under Section 6.6(e));

(k)   the creation of new Subsidiaries with nominal capitalization, subject to all of the other provisions of this Agreement;

(l)    Investments made as a result of the receipt of non-Cash consideration from any Disposition made in accordance with Section 6.5; provided that, in no event shall such non-Cash consideration constitute more than 25% of the total consideration received in connection with such Disposition;

(m)  Investments by Borrower or its Restricted Subsidiaries in Foreign Subsidiaries in an aggregate amount outstanding ~~(measured at the time each such Investment is made based on the amount of each such Investment and without giving effect to changes in the value thereof)~~ not to exceed the Foreign Subsidiary Investment Basket then in effect;

(n)   Investments by a Foreign Subsidiary in another Foreign Subsidiary;

(o)   Investments during the period that the UA Pass-Through Certificates Restriction is in effect by a UA Subsidiary in another UA Subsidiary;

(p)   Investments as a result of the receipt of non-cash consideration in the settlement of any litigation or claims; and

(q)   Investments in (i) any Joint Ventures (or any subsidiary of a Joint Venture) (x) in which the business of such Joint Venture (or such subsidiary) is a business which would be a Line of Business permitted for the Borrower under Section 6.15 and (y) which is a corporation, limited partnership, limited liability company or other similar limited liability entity and (ii) Subsidiaries that are not Guarantors; provided that the aggregate amount of Investments made under this Section 6.8(q) shall not exceed  $100,000,000 at any time outstanding (with any non-cash Investments being valued at the fair market value thereof at the time of such investment)~~, net of cash returns on any such Investments to the Borrower and its Restricted Subsidiaries constituting a repayment of such Investment or a return of capital on such Investment~~.

Notwithstanding anything to the contrary contained herein, Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly purchase, own or carry Margin Stock; provided that,  (i) Borrower and its Restricted Subsidiaries may carry or own Margin Stock carried or owned by the Borrower and its Restricted Subsidiaries as of the First Amendment Effective Date and (ii) Borrower and its Restricted Subsidiaries may acquire additional Margin Stock so long as the consideration paid therefor does not exceed $50,000,000.00 in the aggregate.

6.9          Limitation on Optional Payments and Modifications of Indebtedness and Organizational Documents.  (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease, any

Indebtedness, or segregate funds for any such payment, prepayment, repurchase, redemption or defeasance, or enter into any derivative or other transaction with any Derivatives Counterparty obligating Borrower or any of its Subsidiaries to make payments to such Derivatives Counterparty as a result of any change in market value of such Indebtedness (which shall not include Hedge Agreements for purposes of this Section 6.9), other than (i) the prepayment, repurchase, redemption or defeasance of Indebtedness (including any offer related thereto) incurred hereunder or under Section 6.2(b), 6.2(c), 6.2(d), 6.2(m) and 6.2(o), (ii) the prepayment, repurchase, redemption or defeasance (including any offer related thereto) of Indebtedness to the extent Borrower could make a Restricted Payment of the same amount pursuant to Section 6.6(e) (it being understood that any such payment shall, without duplication, reduce dollar-for-dollar the amount available for Restricted Payments under Section 6.6(e)), (iii) offers to make any voluntary payment, prepayment, repurchase, redemption or defeasance that are conditioned upon approval of the Requisite Lenders or the Discharge of the Obligations, and (iv) refinancings (including pursuant to prepayment, repurchase, redemption or defeasance) of Indebtedness permitted pursuant to Sections 6.2(i), 6.2(k), 6.2(l) and 6.2(n); (b) without the prior consent of the Administrative Agent, amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms (including the subordination terms) of any Indebtedness incurred under Sections 6.2(i), 6.2(k), 6.2(l) and 6.2(n) (other than any such amendment, modification, waiver or other change that (i) is no less favorable to Borrower, its Restricted Subsidiaries and the Secured Parties than the provision so amended, modified or waived in any material respect, or (ii) (x) would extend the maturity or reduce the amount of any payment of principal thereof, reduce the rate or extend the date for payment of interest thereon or provide for the addition of guarantors as permitted under this Agreement and (y) does not involve the payment of a consent fee); (c) take any action to designate any Indebtedness (other than the Obligations, the Senior Notes and Indebtedness permitted under Sections 6.2(1) and, to the extent constituting Senior Indebtedness which is not subordinated, 6.2(n)) as “Designated Senior Indebtedness” (or any similar term referring to specifically enumerated Indebtedness entitled to block payments in respect of Permitted Subordinated Indebtedness or Permitted Subordinated Refinancing) for the purposes of any documents relating to Permitted Subordinated Indebtedness or Permitted Subordinated Refinancing; or (d) without the consent of Administrative Agent (not to be unreasonably withheld or delayed), amend or permit the amendment of its Organizational Documents in any manner that could reasonably be expected to be adverse to the Lenders in any material respect; provided that, this clause (d) shall not prohibit the consummation of any transaction permitted by Section 6.4.

6.10        Limitations on Transactions with Affiliates.  Enter into any transaction, including any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Borrower or any Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of Borrower or such Restricted Subsidiary, as the case may be (it being understood that Permitted Acquisitions shall be deemed to be in the ordinary course of business), and (c) on fair and reasonable terms no less favorable to Borrower or such Restricted Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.  Notwithstanding the foregoing, this Section 6.10 shall not prevent (x) Borrower or its Restricted Subsidiaries from (i) making Restricted Payments permitted under Section 6.6, or (ii) making Investments permitted by Sections 6.8(g), 6.8(i), 6.8(j) (with respect to Foreign Subsidiaries or Subsidiaries that are not Guarantors), 6.8(m), ~~or~~ 6.8(o), or 6.8(q) or (y) the issuance of Capital Stock by Borrower to Holdings.

6.11        Limitation on Sales and Leasebacks.  Enter into any arrangement with any Person pursuant to which (i) any of Borrower or its Restricted Subsidiaries sells or transfers Property, and (ii) any of Borrower or its Restricted Subsidiaries leases such sold or transferred Property from the Person to whom such Property was sold or transferred or from any other Person that has advanced funds on the security of such Property or rental obligations of such Loan Party, except for (x) the first $100,000,000 (in sale price) of such transactions consummated during the term of this Agreement and (y) the sale or transfer of Digital Cinema Equipment of the Borrower or any Restricted Subsidiary to any DCIP Entity as part of a sale and leaseback transaction with the DCIP Entities for such equipment, in which the Borrower or a Restricted Subsidiary is the lessee, in connection with the implementation, maintenance and support of digital cinema in theaters of the Borrower and its Restricted Subsidiaries (each such transaction described in the foregoing clause (y), a “DCIP Sale and Leaseback Transaction”).

6.12        Limitation on Changes in Fiscal Periods.  Change the Fiscal Year or method of determining Fiscal Quarters, in each case, without the prior written consent of Administrative Agent, except that Borrower may change its Fiscal Year to a Fiscal Year that commences on each January 1 and ends on each December 31.

6.13        Limitation on Negative Pledge Clauses.  Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of Borrower or any of its Restricted Subsidiaries to create, incur, assume or suffer to exist any Lien on any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any Guarantor, its obligations under the Guaranty and Collateral Agreement, other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens, Capital Lease Obligations, EITF 97-10 Capital Lease Obligations, DCIP Sale and Leaseback Transactions or other secured indebtedness otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) any agreements relating to Acquired Indebtedness permitted pursuant to Section 6.2(d)(ii) or refinancings thereof pursuant to Section 6.2(d)(iii) (so long as such restrictions are no more burdensome or restrictive than those contained in the Acquired Indebtedness so refinanced) (in each case, to the extent such agreements do not conflict with the provisions of Section 5.9), (d) customary nonassignment provisions or other restrictions on Liens arising under leases, subleases, licenses, joint venture agreements and other contracts entered into in the ordinary course of business, (e) exceptions set forth in the “Pledged Stock” definition contained in the Guaranty and Collateral Agreement and exceptions relating to the Capital Stock of Persons that are not Restricted Subsidiaries, and (f) during the period that the UA Pass-Through Certificates Restriction is in effect, restrictions with respect to the UA Subsidiaries contained in the UA Pass-Through Trust Documents.

6.14        Limitation on Restrictions on Subsidiary Distributions, Etc.  Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of

Borrower or any of its Restricted Subsidiaries (or, in the case of clause (a) only, any Restricted Subsidiary) to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay or subordinate any Indebtedness owed to, Borrower or any other Restricted Subsidiary, (b) make Investments in Borrower or any Restricted Subsidiary or (c) transfer any of its assets to Borrower or any Restricted Subsidiary, in each case, except for such encumbrances or restrictions existing under or by reason of (A) any restrictions existing under the Loan Documents, (B) any restrictions under Indebtedness permitted under Sections 6.2(i), 6.2(k), 6.2(l) and 6.2(n), (C) any restrictions under Acquired Indebtedness permitted under Section 6.2(d)(ii) or refinancings thereof pursuant to Section 6.2(d)(iii) (so long as such restrictions are no more burdensome or restrictive than those contained in the Acquired Indebtedness so refinanced), (D) any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, (E) customary non-assignment provisions or other restrictions on Liens arising under leases, subleases, licenses, joint venture agreements and other contracts entered into in the ordinary course of business (including, without limitation, those described on Schedule 4.24(h) in respect of Digital Cinema Equipment), (F) any agreements governing any purchase money Liens, Capital Lease Obligations, EITF 97-10 Capital Lease Obligations or other secured indebtedness otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (G) exceptions set forth in the “Pledged Stock” definition contained in the Guaranty and Collateral Agreement and exceptions relating to the Capital Stock of Persons that are not Restricted Subsidiaries, and (H) during the period that the UA Pass-Through Certificates Restriction is in effect, restrictions with respect to the UA Subsidiaries contained in the UA Pass-Through Trust Documents.

6.15        Limitation on Lines of Business.  Enter into any business, either directly or through any Subsidiary, except for those businesses in which Borrower and its Subsidiaries are engaged on the Closing Date or that are reasonably related thereto (each, a “Line of Business”).

6.16        Limitation on Hedge Agreements.  Enter into any Hedge Agreements other than Hedge Agreements entered into for non-speculative purposes.

6.17        [Omitted].~~.~~

6.18        Limitation on Issuance of Preferred Stock.  Issue any Preferred Stock (including Disqualified Stock).

6.19        Maintenance of Restricted Payments Basket for NCM Liabilities.  On any date that there is a deduction made under Section 6.6(e)(A)(II)(w), permit the amount of Restricted Payments that would be permitted under Section 6.6(e) as of such date to be less than zero.

SECTION 7.                                                    EVENTS OF DEFAULT

7.1                               Events of Default.  If any one or more of the following conditions or events shall occur:

(a)          Failure to Make Payments When Due.  Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any Loan Party shall fail to pay any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof;

(b)         Default in Other Agreements.  (I) Borrower or any of its Restricted Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including any Contingent Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto, or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created, or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Contingent Obligation) to become payable, or (II) Holdings shall (i) default in making any payment of any principal of any Indebtedness (including Contingent Obligations) on the scheduled or original due date with respect thereto, or (ii) default in the observance or performance of any agreement or condition relating to any Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause such Indebtedness to become due prior to its stated maturity (or in the case of any such Indebtedness constituting a Contingent Obligation) to become payable; provided that, a default, event or condition described in clause (I) or (II) of this paragraph (b) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (I) and (II) of this paragraph (b) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $25,000,000;

(c)          Breach of Certain Covenants.  Any Loan Party shall default in the observance or performance of any agreement contained in Section 2.5, 5.4(a) (with respect to Borrower only), 5.7(a), or 6, or Section 5.8(a) of the Guaranty and Collateral Agreement; provided that an Event of Default as a result of a breach of Section 6.1 shall not constitute an Event of Default with respect to any Term Loans unless and until the Requisite Revolving Lenders (or the Administrative Agent acting at the direction of the Requisite Revolving Lenders)  have declared all amounts outstanding under the Revolving Loans to be immediately due and payable or required all Letters of Credit to be cash collateralized or terminated all outstanding

Revolving Commitments, in each case in accordance with this Agreement, and such declaration has not been rescinded on or before such date (any such declaration or action by the Requisite Revolving Lenders or the Administrative Agent which has not been rescinded, a “Financial Covenant Remedy”).

(d)         Breach of Representations, Etc.  Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made;

(e)          Other Defaults Under Loan Documents.  Parent, Holdings or any Loan Party shall default in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other provision of this Section 7.1, and such default shall not have been remedied or waived within 30 days after the earlier of (i) an officer of Parent, Holdings or such Loan Party becoming aware of such default, or (ii) receipt by Borrower of notice from Administrative Agent or any Lender of such default;

(f)            Involuntary Bankruptcy; Appointment of Receiver, Etc.  (i) Parent, Holdings, Borrower or any of its Restricted Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Parent, Holdings, Borrower or any of its Restricted Subsidiaries shall make a general assignment for the benefit of its creditors; (ii) there shall be commenced against Parent, Holdings, Borrower or any of its Restricted Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; (iii) there shall be commenced against Parent, Holdings, Borrower or any of its Restricted Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; (iv) Parent, Holdings, Borrower or any of its Restricted Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Parent, Holdings, Borrower or any of its Restricted Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)         Voluntary Bankruptcy; Appointment of Receiver, Etc.  (i) Parent, Holdings, Borrower or any of its Restricted Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Parent, Holdings, Borrower or any of its Restricted Subsidiaries shall make any assignment for the benefit of creditors; (ii) Parent, Holdings, Borrower or any of its Restricted Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or (iii) the board of directors (or similar governing body) of Parent, Holdings, Borrower or any of its Restricted Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 7.1(f);

(h)         Judgments and Attachments.  One or more judgments or decrees shall be entered against Holdings, Borrower or any of its Restricted Subsidiaries involving for Holdings, Borrower and its Restricted Subsidiaries, taken as a whole, a liability (not paid or fully covered by insurance as to which the relevant insurance company has not disputed coverage) of $25,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof;

(i)             Dissolution.  Except in connection with a transaction permitted pursuant to Section 6.4(a)(ii), any order, judgment or decree shall be entered against any Loan Party decreeing the dissolution or split up of such Loan Party and such order shall remain undischarged or unstayed for a period in excess of 30 days;

(j)             Employee Benefit Plans. (i)  Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of Borrower or any Commonly-Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single-Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is likely to, result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single-Employer Plan shall terminate for purposes of Title IV of ERISA, (v) Borrower or any Commonly-Controlled Entity shall, or is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, (vi) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien under Section 412(n) of the Code or under ERISA, or (vii) any other similar event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vii) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect;

(k)          Change of Control.  (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Investors, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have ‘‘beneficial ownership’’ of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, by way of merger, consolidation or other business combination or purchase, of 50% or more of the total voting power of the Voting Stock of the Borrower, (ii) the adoption of a plan relating to the liquidation or dissolution of the Borrower; (iii) the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries, taken as a whole, to any Person other than one or more Permitted Investors; (iv) the first day on which a majority of the members of the Parent’s board of directors are not Continuing Directors;(v) a change of control under any of the indentures relating to the Existing Notes (for so long as any such Existing Notes are outstanding), (vi) Holdings shall cease to directly own and control, of record and beneficially, 100% of each class of outstanding Capital Stock of Borrower free and clear of all Liens (except Liens created by the Security Documents), (vii) Parent shall cease to be the beneficial owner of 100% of each class of outstanding Capital Stock of Borrower, or (viii) a Specified Change of Control shall occur; or

(l)             Guaranties, Security Documents and other Loan Documents.  At any time after the execution and delivery thereof, (i) the Guaranty and Collateral Agreement shall, for any reason other than the satisfaction in full of all Obligations, cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) any of the other Security Documents shall, for any reason (other than pursuant to the terms thereof), cease to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or this Agreement or any Security Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Administrative Agent shall not have or shall cease to have a valid and, to the extent required under the Loan Documents, perfected Lien in any Collateral purported to be covered by the Security Documents with the priority required by the relevant Security Document, in each case for any reason other than the failure of Administrative Agent or any Secured Party to take any action within its control, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document to which it is a party;

THEN, (1)(a) upon the occurrence of any Event of Default described in Section 7.1(f) or 7.1(g), automatically, and (~~2~~b) upon the occurrence of any other Event of Default (other than an Event of Default described in Section 7.1(c) relating to Section 6.1), at the request of (or with the consent of) Requisite Lenders, upon notice to Borrower by Administrative Agent, (A) the Revolving Commitments, if any, of each Lender having such Revolving Commitments and the obligation of Issuing Bank to issue any Letter of Credit shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Loan Party:  (I) the unpaid principal amount of and accrued interest on the Loans, (II) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), and (III) all other Obligations; provided that, the foregoing shall not affect in any way the obligations of Lenders under Section 2.3(e); (C) Administrative Agent may enforce any and all Liens and security interests created pursuant to Security Documents; and (D) Administrative Agent shall direct Borrower to pay (and Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 7.1(f) and 7.1(g) to pay) to Administrative Agent such additional amounts of cash, to be held as security for Borrower’s reimbursement Obligations in respect of Letters of Credit then outstanding, equal to the Letter-of-Credit Usage at such time~~.~~ and (2) upon the occurrence of any Event of Default described in Section 7.1(c) relating to Section 6.1, at the request of (or with the consent of) Requisite Revolving Lenders, upon notice to Borrower by Administrative Agent, (A) the Revolving Commitments, if any, of each Lender having Revolving Commitments and the obligation of Issuing Bank to issue any Letter of Credit shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Loan Party:  (I) the unpaid principal amount of and accrued interest on the Revolving Loans, (II) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), and (III) all other Obligations related to the Revolving Commitments, Revolving Loans or Letters of Credit; provided that, the foregoing shall not affect in any way the obligations of Lenders under Section 2.3(e); (C) Administrative Agent may enforce any and all rights and remedies relating to the Revolving Loans, Revolving Commitments or Letters of Credit and upon the direction of Requisite Lenders may enforce any and all Liens and security interests created pursuant to the Security Documents; and (D) Administrative Agent shall direct Borrower to pay to Administrative Agent such additional amounts of cash, to be held as security for Borrower’s reimbursement Obligations in respect of Letters of Credit then outstanding, equal to the Letter-of-Credit Usage at such time and (3) upon the occurrence of any Event of Default described in Section 7.1(c) relating to Section 6.1, upon and after the exercise of a Financial Covenant Remedy, at the request of (or with the consent of) Requisite Term Lenders, upon notice to Borrower by Administrative Agent,  (A) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Loan Party:  (I) the unpaid principal amount of and accrued interest on the Term Loans, and (II) all other Obligations; provided that, the foregoing shall not affect in any way the obligations of Lenders under Section 2.3(e); and (B) Administrative Agent may enforce any and all Liens and security interests created pursuant to Security Documents.

SECTION 8.                                                    AGENTS

8.1                               Appointment of Agents.  CS is hereby appointed the Administrative Agent hereunder and under the other Loan Documents and CS Securities, Barclays Capital, BOAS and DBS are hereby appointed the Arrangers hereunder and under the other Loan Documents, and each Lender hereby authorizes CS, CS Securities, Barclays Capital, BOAS and DBS to act in such capacities as its agents in accordance with the terms hereof and thereof.  Each Agent hereby agrees to act on the express conditions contained herein and the other Loan Documents, as applicable.  The provisions of this Section 8 are solely for the benefit of Agents and Lenders and no Loan Party shall have any rights as a third-party beneficiary of any of the provisions thereof.  In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower or any of its Subsidiaries.  Each of Arrangers and Administrative Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates.  No Arranger shall have any obligations under or related to the Loan Documents but shall be entitled to the benefits of this Section 8.  Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, the Arrangers are named as such for recognition purposes only, and in their respective capacities as such shall have no duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document; it being understood and agreed that each Arranger shall be entitled to all indemnification and reimbursement rights and exculpations in favor of the Agents provided herein and in the other Loan Documents.  Without limitation of the foregoing, no Arranger in its respective capacity as such shall, by reason of this Agreement or any other Loan Document, have any fiduciary relationship in respect of any Lender, Loan Party or any other Person.

8.2                               Powers and Duties.  Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto.  Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Loan Documents.  Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents, sub-agents or employees.  Each Agent and any sub-agent may assign and delegate such powers, rights, remedies and duties to, and exercise such powers, rights and remedies and perform such duties through, its Affiliates.  No Agent shall have, by reason hereof or any of the other Loan Documents, a fiduciary relationship in respect of any Lender or any Loan Party or any other Person; and nothing herein or in any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose on any Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein.

8.3                               General Immunity.

(a)          No Responsibility for Certain Matters.  No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Loan Party to any Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing.  Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter-of-Credit Usage or the component amounts thereof.

(b)         Exculpatory Provisions.  No Agent nor any of its Affiliates nor any officers, partners, directors, employees or agents of any Agent or Affiliates of any Agent shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Loan Documents except to the extent caused by such Agent’s gross negligence or willful misconduct as determined by a final, nonappealable judgment of a court of competent jurisdiction.  Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 9.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions.  Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, on any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it, and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 9.5).

8.4                               Agents Entitled to Act as Lender.  The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations on, any Agent in its individual capacity as a Lender hereunder.  With respect to its participation in the Loans and the Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity.  Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.

8.5                               Lenders’ Representations, Warranties and Acknowledgment.

(a)          Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Borrower and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Borrower and its Subsidiaries.  No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b)         Each Lender, by delivering its signature page to this Agreement, or consenting to the amendment and restatement of the Fifth Restated Credit Agreement or becoming a party hereto on or after the Closing Date shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

8.6                               Right to Indemnity.  Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Loan Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable counsel fees and disbursements) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided that, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent they are found in a final, nonappealable judgment of a court of competent jurisdiction to have resulted primarily from such Agent’s gross negligence or willful misconduct.  If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further that, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

8.7                               Successor Administrative Agent.  Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to Lenders and Borrower.  Upon any such notice of resignation, Requisite Lenders shall have the right, upon five Business Days’ notice to Borrower, to appoint a successor Administrative Agent, which successor Administrative Agent shall (unless a Default or Event of Default shall have occurred and be continuing) be subject to

Borrower’s approval, which approval shall not be unreasonably withheld or delayed.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Security Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Loan Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Security Documents, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents.  After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.  Any resignation or removal of Administrative Agent pursuant to this Section shall also constitute the resignation or removal of CS or its successor as Issuing Bank, and any successor Administrative Agent appointed pursuant to this Section 8.7 shall, upon its acceptance of such appointment, become the successor Issuing Bank for all purposes hereunder.  Notwithstanding the foregoing, if after 30 days from the date the Administrative Agent provides notice of its resignation as provided above (i) Borrower withholds its consent to the appointment of any successor Administrative Agent or (ii) the Administrative Agent or the Requisite Lenders shall notify the Borrower and the Lenders that no such successor has been located that is willing to accept such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring Administrative Agent may, in its sole discretion, elect to continue to hold such Collateral until such time as a successor Administrative Agent is appointed and such Collateral is assigned to such successor Administrative Agent or until further notice by the retiring Administrative Agent), (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Requisite Lenders appoint a successor Administrative Agent as provided for above (provided that, notwithstanding the foregoing, the retiring Administrative Agent may, in its sole discretion, elect to receive and distribute payments as paying agent for the Lenders, distribute communications and/or make determinations (in such capacity, the “Paying Agent”) until such time as a successor Administrative Agent is so appointed or until further notice by the retiring Administrative Agent) and (3) after the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 8 and Section 9.2 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting in such capacity (including, for the avoidance of doubt, after the resignation of such retiring Administrative Agent as provided in this Section 8.7) or as Paying Agent.

8.8                               Security Documents and Guaranty.

(a)          Agents under Security Documents and Guaranty.  Each Lender hereby further authorizes Administrative Agent, on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Guaranty, the Collateral and the Security Documents.  Subject to Section 9.5, without further written consent or authorization from Lenders, Administrative Agent may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby (including, without limitation, any assets held by a Guarantor that is released pursuant to the following clause (ii)) or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 9.5) have otherwise consented, (ii) release any Guarantor from its Guaranty and the Security Documents it is party to if all of the Capital Stock of such Guarantor is sold or Disposed of in a transaction permitted hereby, or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 9.5) have otherwise consented or (iii) release all of the Liens encumbering any Collateral upon a Discharge of the Obligations.

(b)         Right to Realize on Collateral and Enforce Guaranty.  Anything contained in any of the Loan Documents to the contrary notwithstanding, Borrower, Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize on any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by Administrative Agent, and (ii) in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale, any Lender may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Administrative Agent at such sale.

SECTION 9.                                                    MISCELLANEOUS

9.1                               Notices.

(a)          Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Loan Party, or any Agent, Lender or Issuing Bank, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Loan Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing.  Each notice hereunder shall be in writing and may be personally served, or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that, no notice to any Agent shall be effective until received by such Agent.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by Administrative Agent; provided that, the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by Administrative Agent and the applicable Lender.  Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that, approval of such procedures may be limited to particular notices or communications.

(b)         The Borrower hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to in Appendix B below has not been provided by the Administrative Agent to the Borrower, that it will, or will cause its Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Section 5, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Funding Notice, an Issuance Notice or a Conversion/Continuation Notice, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent.  In addition, the Borrower agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

(c)          The Borrower hereby acknowledges that (i) the Administrative Agent will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower, the Parent or the securities of the Borrower or the Parent) (each, a “Public Lender”).  The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or Parent or the securities of the Borrower or Parent for purposes of United States federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;”

and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.”  Notwithstanding the foregoing, the Loan Documents and notifications of changes in the terms of the Credit Agreement and the other Loan Documents shall be marked “PUBLIC” unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information.

(d)         THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”.  NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS AFFILIATES, OR ANY DIRECTORS, PARTNERS, TRUSTEES, OFFICERS, EMPLOYEES, AGENTS AND ADVISORS OF THE ADMINISTRATIVE AGENT OR ITS AFFILIATES, WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES, OR ANY DIRECTORS, PARTNERS, TRUSTEES, OFFICERS, EMPLOYEES, AGENTS AND ADVISORS OF THE ADMINISTRATIVE AGENT OR ITS AFFILIATES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM.  IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES, OR ANY DIRECTORS, PARTNERS, TRUSTEES, OFFICERS, EMPLOYEES, AGENTS AND ADVISORS OF THE ADMINISTRATIVE AGENT OR ITS AFFILIATES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET.

(e)          The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth in Appendix B (or as otherwise specified by the Administrative Agent in writing to the Borrower from time to time pursuant to Section 9.1(a)) shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents.  Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents.  Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

9.2                               Expenses.  Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to pay promptly (a) all the actual and reasonable costs and expenses incurred by Administrative Agent of preparation of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (b) all the costs of furnishing all opinions by counsel for Borrower and the other Loan Parties; (c) the reasonable fees, expenses and disbursements of counsel to Administrative Agent in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrower; (d) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of Administrative Agent, for the benefit of Lenders pursuant hereto, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to Administrative Agent and of counsel providing any opinions that Administrative Agent or Requisite Lenders may request in respect of the Collateral or the Liens created pursuant to the Security Documents; (e) all the actual costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers retained by, or with the consent of, the Administrative Agent, after the occurrence and during the continuance of any Default; (f) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Administrative Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other actual and reasonable costs and expenses incurred by Administrative Agent in connection with the syndication of the Loans and Commitments and the negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (h) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by Administrative Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization on any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings.

9.3                               Indemnity.

(a)          In addition to the payment of expenses pursuant to Section 9.2, whether or not the transactions contemplated hereby shall be consummated, each Loan Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent and Lender and the officers, partners, directors, trustees, employees, agents, advisors and Affiliates of each Agent and each Lender (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided that, no Loan Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities are found in a final, nonappealable judgment of a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of that Indemnitee.  To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 9.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Loan Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.  Amounts owing under this Section 9.3(a) shall be paid promptly following demand.

(b)         To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against Lenders, Agents and their respective Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Borrower and each other Loan Party hereby waives, releases and agrees not to sue on any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.  Without limiting the foregoing, and to the extent permitted by applicable law, Borrower agrees not to assert and to cause Parent, Holdings and the Subsidiaries not to assert, and hereby waives and agrees to cause Parent, Holdings and the Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee.

(c)          The Borrower, on behalf of itself and each other Loan Party, acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between any Loan Party, on the one hand, and any Secured Party, on the other hand, is intended to be or has been created in respect of this Agreement or the other Loan Documents, irrespective of whether such Secured Party has advised or is advising the Borrower or its Affiliates on other matters, (b) each Secured Party, on the one hand, and the Borrower or any of its Affiliates, on the other hand, has an arms-length business relationship that does not directly or indirectly give rise to, nor does the Borrower or any other Loan Party rely on, any fiduciary duty on the part of any Secured Party in connection with the Loan Documents, (c) the Borrower and the other Loan Parties are capable of evaluating and understanding, and they understand and accept, the terms, risks and conditions of the transactions contemplated by this Credit Agreement, (d) the Borrower and each other Loan Party has been advised that each Secured Party is engaged in a broad range of transactions that may involve interests that differ from their interests and that no Secured Party has any obligation to disclose such interests and transactions to the Borrower or any Loan Party or any of their Affiliates by virtue of any fiduciary, advisory or agency relationship, and (e) the Borrower and each Loan Party waives, to the fullest extent permitted by law, any claims it may have against any Secured Party for breach of fiduciary duty or alleged breach of fiduciary duty in connection with the Loan Documents and agree that no Secured Party shall have liability (whether direct or indirect) to the Borrower, any Loan Party or any of their Affiliates in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Borrower or any other Loan Party or any of their Affiliates, including their stockholders, employees or creditors.  Nothing contained in this Section 9.3(c) shall be deemed to permit any

Secured Party to use confidential information regarding the Borrower and its Subsidiaries and their businesses for any purposes other than in connection with the Loan Documents.

9.4                               Set-Off.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized by each Loan Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Loan Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Loan Party against and on account of the obligations and liabilities of any Loan Party to such Lender hereunder, the Letters of Credit and participations therein and under the other Loan Documents, including all claims of any nature or description arising out of or connected hereto, the Letters of Credit and participations therein or with any other Loan Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured.

9.5                               Amendments and Waivers.

(a)          Requisite Lenders’ Consent.  Subject to Sections 9.5(b), 9.5(c), 9.5(d) and 9.5(e) no amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders~~.~~; provided that notwithstanding the foregoing, only the written concurrence of the Requisite Revolving Lenders shall be required for (i) any amendment, waiver, consent or approval with respect to Section 6.1 (including any waiver, amendment or modification of Section 6.1 or the definitions of “Consolidated Adjusted Leverage Ratio” solely as utilized in and for purposes of Section 6.1 or Section 3.2(a)(v), “Consolidated Leverage Ratio” solely as utilized in and for purposes of Section 6.1 or Section 3.2(a)(v), or the component definitions thereof (but only to the extent of the effect of any such component definition on the definition of “Consolidated Adjusted Leverage Ratio” solely as utilized in and for purposes of Section 6.1 or Section 3.2(a)(v) or  “Consolidated Leverage Ratio” solely as utilized in and for purposes of Section 6.1 or Section 3.2(a)(v))), (ii) any waiver amendment or modification of the definitions of “Revolving Threshold” or “Requisite Revolving Lenders” or (iii) any amendment, waiver, consent or approval with respect to any Financial Covenant Default on or prior to a Financial Covenant Remedy with respect to such Financial Covenant Default (it being understood that notwithstanding anything to the contrary expressed or implied by clauses (i), (ii) or (iii) of this paragraph, any amendment, waiver, consent or approval with respect to Section 6.1 or the definitions of Consolidated Adjusted Leverage Ratio or Consolidated Leverage Ratio (or the components definitions thereof) shall not be effective for the purposes of changing or modifying or waiving the determination of pro forma compliance with Section 6 or pro forma compliance with Section 6.1 or pro forma compliance generally with the covenants and agreements set forth in this Agreement unless approved with the written concurrence of Requisite Lenders).

(b)         Affected Lenders’ Consent.  Without the written consent of each Lender (other than a Defaulting Lender, except with respect to clauses (i), (ii), (iv) and (vi) below) that would be directly affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i)             extend the scheduled final maturity of any Loan or Note;

(ii)          waive, reduce or postpone any Installment (but not prepayment);

(iii)       extend the stated expiration date of any Letter of Credit beyond the Revolving Commitment Termination Date;

(iv)      reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.1(c)(i) or 2.9) or any fee payable hereunder; provided that modifications to definitions used in the calculation of Consolidated Leverage Ratio shall not be deemed to be a reduction of the rate of interest or fees;

(v)         extend the time for payment of any such interest or fees;

(vi)      reduce (other than by payment) or forgive the principal amount of any Loan or any Reimbursement Obligation;

(vii)                                                 amend, modify, terminate or waive any provision of Section 2.16, 9.5(a), this Section 9.5(b), Section 9.5(c), or Section 6.4 of the Guaranty and Collateral Agreement;

(viii)                                                amend the percentage set forth in the definition of “Requisite Lenders”; provided that, extensions of credit approved by Requisite Lenders or permitted to be incurred pursuant to Section 2.1(c)(i), 6.2(f) or 6.2(j), may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Term Loan Commitments, the Term Loans, the Revolving Commitments and the Revolving Loans, as the case may be, are included on the Closing Date;

(ix)        release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty and Collateral Agreement except as expressly provided in the Loan Documents; or

(x)           consent to the assignment or transfer by any Loan Party of any of its rights and obligations under any Loan Document.

(c)          Other Consents.  No amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall:

(i)             increase any Revolving Commitment or Term Loan Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided that, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment or Term Loan Commitment of any Lender;

(ii)          amend the definition of “Requisite Class Lenders” without the consent of Requisite Class Lenders of each Class; provided that, extensions of credit approved by the Requisite Lenders or permitted to be incurred pursuant to Section 2.1(c)(i), 6.2(f) or 6.2(j) may be included in the determination of such “Requisite Class Lenders” on substantially the same basis as the Term Loan Commitments, the Term Loans, the Revolving Commitments and the Revolving Loans, as the case may be, are included on the Closing Date;

(iii)       alter the required application of any repayments or prepayments as between Classes pursuant to Section 2.14 without the consent of Requisite Class Lenders of each Class that is being allocated a lesser repayment or prepayment as a result thereof; provided that, Requisite Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment that is still required to be made is not altered; and provided further that, notwithstanding the foregoing, such application may be modified (including pursuant to Sections 6.2(f), 6.2(j) and 9.5(e)) to permit additional or modified extensions of credit constituting (x) term loans to share ratably with the Term Loans in the application of repayments or prepayments pursuant to Section 2.14 with the consent of Requisite Lenders or in connection with additional extensions of credit permitted under Section 2.1(c)(i), 6.2(f) or 6.2(j), or (y) revolving loans to share ratably with the Revolving Loans in the application of repayments or prepayments pursuant to Section 2.14 with the consent of the Requisite Lenders or in connection with additional extensions of credit permitted under Section 6.2(f) or 6.2(j);

(iv)      amend, modify, terminate or waive any obligation of the Revolving Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.3(e) without the written consent of Administrative Agent and of Issuing Bank; or

(v)         amend, modify, terminate or waive any provision of Section 8 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

(d)         Execution of Amendments, Loan Modification Agreements, Etc.  Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender,

execute amendments, modifications, waivers or consents on behalf of such Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.5 shall be binding on each Lender at the time outstanding, each future Lender and, if signed by a Loan Party, on such Loan Party.  Loan Modification Agreements  shall become effective in accordance with Section 2.22 and shall not require the consent of Lenders other than Accepting Lenders.

(e)          Certain Amendments Regarding Additional Loans and Refinancings.  Notwithstanding any other provision in this Section 9.5 to the contrary, (i) Borrower and Administrative Agent may, without the consent of any Lender, amend the schedules and representations and warranties contained in this Agreement and the Guaranty and Collateral Agreement, to the extent provided in Section 6.8(f), and (ii) this Agreement and the other Loan Documents may be amended (or amended and restated), without the consent of any Lender, to the extent deemed necessary to permit Permitted Secured Indebtedness and Permitted Secured Refinancing to be incurred under this Agreement and to share ratably in the benefits of this Agreement and the other Loan Documents (including the accrued interest and fees in respect thereof and in the benefits of all the Collateral) with other Loans (it being understood that Permitted Secured Indebtedness and Permitted Secured Refinancing shall rank pari passu with the other Loans).  In furtherance of the foregoing, Borrower and Administrative Agent, without the consent of any Lender, may amend (or amend and restate) this Agreement or any other Loan Document to (v) provide for Permitted Secured Indebtedness and/or Permitted Secured Refinancing to share ratably in the benefits of this Agreement and the other Loan Documents (including the accrued interest and fees in respect thereof and in the benefits of all the Collateral) with Lenders having Term Loan Exposure and Revolving Loan Exposure, as the case may be, (w) provide for, among other things, Permitted Secured Indebtedness and/or the Permitted Secured Refinancing, to the extent constituting Term Loan Exposure, to share ratably with Lenders having Term Loan Exposure, or to share ratably with or with preference to Lenders having Revolving Loan Exposure in the application of prepayments, (x) provide for, among other things, Permitted Secured Indebtedness and/or Permitted Secured Refinancing, to the extent constituting Revolving Loan Exposure, to share ratably with Lenders having Revolving Loan Exposure in the application of prepayments, (y) provide an amortization schedule, to the extent constituting Term Loan Exposure, and a maturity date for Permitted Secured Indebtedness and/or Permitted Secured Refinancing, and (z) include appropriately the Lenders holding Permitted Secured Indebtedness and/or Permitted Secured Refinancing in any determination of Requisite Lenders or Requisite Class Lenders for the Class of Lenders having Term Loan Exposure or Revolving Loan Exposure and to modify the terms, provisions and definitions hereof in order that such Permitted Secured Indebtedness and Permitted Secured Refinancing is appropriately treated in this Agreement, including in the definitions of Class, Obligations, Pro Rata Share, Requisite Lenders, Requisite Class Lenders, Revolving Loans, Revolving Commitments, Revolving Loan Exposure, Term Loans, Term Loan Commitments and Term Loan Exposure, it being understood that no Lender or Agent is committed or obligated to participate in such Permitted Secured Indebtedness and/or Permitted Secured Refinancing unless it agrees to do so in the document or agreement implementing such Permitted Secured Indebtedness or Permitted Secured Refinancing.  It is

further understood and agreed that this Agreement and the other Loan Documents may be amended, amended and restated or otherwise supplemented or modified as provided in Section 2.1(c)(i), without the approval of Lenders or Requisite Lenders.

9.6                               Successors and Assigns; Participations.

(a)          Generally.  This Agreement shall be binding on the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders.  No Loan Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Loan Party without the prior written consent of all Lenders.  Nothing in this Agreement, expressed or implied, shall be construed to confer on any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each Agent and Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)         Register.  Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and, except as provided in Section 9.6(e), no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by Administrative Agent and recorded in the Register as provided in Section 9.6(f).  In the case of a Related Lender Assignment described in Section 9.6(e) that is not reflected in the Register, the assigning Lender shall maintain a comparable register.  Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c)          Right to Assign.  Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans or other Obligation owing to it (provided that, each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan and any related Commitments):

(i)             to any Person meeting the criteria of clause (i) of the definition of the term of “Eligible Assignee” (a “Related Lender Assignment”) upon the giving of notice to Borrower and Administrative Agent, and for any assignment of Revolving Loans or Revolving Commitments, the consent of Administrative Agent and Issuing Bank (not be unreasonably withheld or delayed); and

(ii)          to any Person meeting the criteria of clause (ii) of the definition of the term of “Eligible Assignee” (other than a Person described in clause (i) above) and (except in the case of assignments made by or to CS) consented to by Administrative Agent, and, for any assignment of Revolving Loans or Revolving Commitments, Issuing

Bank and Borrower (such consent not to be (x) unreasonably withheld or delayed, or (y) in the case of Borrower, required at any time during the initial syndication of the Loans or at any time an Event of Default shall have occurred and then be continuing); provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received written notice thereof); provided, further that, each such assignment pursuant to this Section 9.6(c)(ii) shall be in an aggregate amount of not less than (A) $1,000,000 (or such lesser amount as may be agreed to by Borrower and Administrative Agent or as shall constitute the aggregate amount of the Revolving Commitments and Revolving Loans of the assigning Lender), with respect to the assignment of the Revolving Commitments and Revolving Loans, and (B) $1,000,000 (or such lesser amount as may be agreed to by Borrower and Administrative Agent or as shall constitute the aggregate amount of the Term Loan of the assigning Lender) with respect to the assignment of Term Loans (it being understood that, for purposes of this proviso, simultaneous assignments by a single Lender to Related Funds of such Lender shall be aggregated).

(d)         Mechanics.  The assigning Lender and the assignee thereof shall execute and deliver to Administrative Agent (i) an Assignment Agreement (A) by means of an electronic settlement system acceptable to Administrative Agent, or (B) manually, together with a processing and recordation fee of $3,500 (provided that, in the case of assignments to or from CS, as a Lender, no such fee shall apply), in the case of all other assignments (except that only one fee shall be payable in the case of contemporaneous assignments to Related Funds), and (ii) such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to Section 2.19(e); provided that, should a Lender or assignee party to an assignment made pursuant to Section 9.6(c)(i) deliver an Assignment Agreement to Administrative Agent for recording, such Lender or assignee shall also provide the relevant administrative details and applicable tax forms.

(e)          Related Lender Assignments.  Notwithstanding anything contained in this Section 9.6 to the contrary, a Lender may effect a Related Lender Assignment with respect to Term Loans held by it without delivering an Assignment Agreement to Administrative Agent or to Borrower and without payment of the assignment fee referred to in Section 9.6(d); provided that, if and when an Assignment Agreement is delivered to Administrative Agent, it is delivered via ClearPar, LLC, or such other electronic settlement system acceptable to the Administrative Agent; provided however, that (i) Borrower, Administrative Agent and the other Lenders shall continue to deal solely and directly with such assigning Lender in connection with such Lender’s rights and obligations under this Agreement until such Assignment Agreement has been delivered to Administrative Agent and recorded in the Register, and (ii) anything contained herein to the contrary notwithstanding, if such Related Lender Assignment is to a Person that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code), such assignee party to such Related Lender Assignment shall comply with Section 2.19(c) hereof as if such assignee party had delivered an Assignment Agreement to Administrative Agent on the effective date of such Related Lender Assignment.  The failure of such assigning Lender to deliver an Assignment

Agreement to Administrative Agent shall not affect the legality, validity or binding effect of such assignment.  Each assignee party to a Related Lender Assignment shall be deemed to have consented to be bound by the terms of this Agreement.

(f)    Notice of Assignment.  Upon its receipt of a duly executed and completed Assignment Agreement, together with the processing and recordation fee referred to in Section 9.6(d) (and any forms, certificates or other evidence required by this Agreement in connection therewith), Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to Borrower and shall maintain a copy of such Assignment Agreement.

(g)   Representations and Warranties of Assignee.  Each Lender, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Closing Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 9.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).

(h)   Effect of Assignment.  Subject to the terms and conditions of this Section 9.6, as of the “Effective Date” specified in the applicable Assignment Agreement:  (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights that survive the termination hereof under Section 9.8) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto; provided that, anything contained in any of the Loan Documents to the contrary notwithstanding, (y) Issuing Bank shall continue to have all rights and obligations thereof with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder and (z) such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect the Commitment of such assignee and any Revolving Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Revolving Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(i)    Participations.  Each Lender shall have the right at any time to sell one or more participations to any Person (other than Borrower, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments, Loans or in any other Obligation.  The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Commitment Termination Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement, or (iii) release all or substantially all of the Collateral under, or all or substantially all of the Guarantors from, the Security Documents (except as expressly provided in the Loan Documents) supporting the Loans hereunder in which such participant is participating.  Borrower agrees that each participant shall be entitled to the benefits of Sections 2.17(c), 2.18 and 2.19 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided that, (i) a participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Borrower’s prior written consent and (ii) a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.19 unless Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of Borrower, to comply with Section 2.19 as though it were a Lender.  To the extent permitted by law, each participant also shall be entitled to the benefits of Section 9.4 as though it were a Lender, provided that, such Participant agrees to be subject to Section 2.16 as though it were a Lender.

(j)    Certain Other Assignments.  Without notice to or the consent of Borrower or Administrative Agent, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.  Notwithstanding anything to the contrary contained herein, without notice to or the consent of Borrower or Administrative Agent, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Notes, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that, unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 9.6, (i) no such pledge shall release the pledging Lender from any of its obligations under this Agreement, and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under this Agreement and the Notes even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(k)   Defaulting Lenders.  In the event that (x) any Revolving Lender shall become a Defaulting Lender or (y) S&P, Moody’s and Thompson’s BankWatch (or InsuranceWatch Ratings Service, in the case of Lenders that are insurance companies (or Best’s Insurance Reports, if such insurance company is not rated by Insurance Watch Ratings Service)) shall, after the date that any Lender becomes a Revolving Lender, downgrade the long-term certificate deposit ratings of such Lender, and the resulting ratings shall be below BBB-, Baa3 and C (or BB, in the case of a Lender that is an insurance company (or B, in the case of an insurance company not rated by InsuranceWatch Ratings Service)) (or, with respect to any Revolving Lender that is not rated by any such ratings service or provider, the Issuing Bank shall have reasonably determined that there has occurred a material adverse change in the financial condition of any such Lender, or a material impairment of the ability of any such Lender to perform its obligations hereunder, as compared to such condition or ability as of the date that any such Lender became a Revolving Lender) (any Lender falling within the foregoing clause (y), a “Prospective Defaulting Lender”) then the Issuing Bank shall have the right, but not the obligation, at its own expense, upon notice to such Lender and the Administrative Agent, to replace such Lender with an assignee (in accordance with and subject to the restrictions contained in Section 9.6(c)), and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 9.6(c)) all its interests, rights and obligations in respect of its Revolving Commitment to such assignee; provided, however, that (i) no such assignment shall conflict with any law, rule and regulation or order of any Governmental Authority and (ii) the Issuing Bank or such assignee, as the case may be, shall pay to such Lender in immediately available funds on the date of such assignment the principal of and unpaid interest accrued to the date of payment on the Revolving Loans made by such Lender hereunder together with all then unpaid and accrued interest with respect thereto at such time and an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.10.

9.7          Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

9.8          Survival of Representations, Warranties and Agreements.  All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension.  Notwithstanding anything herein or implied by law to the contrary, the agreements of each Loan Party set forth in Sections 2.17(c), 2.18, 2.19, 9.2, 9.3 and 9.4 and the agreements of Lenders set forth in Sections 2.16, 9.3(b) and 9.6 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination hereof.

9.9          No Waiver; Remedies Cumulative.  No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Loan Documents or any of the Hedge Agreements.  Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

9.10        Marshalling; Payments Set Aside.  Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations.  To the extent that any Loan Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or set-off had not occurred.

9.11        Severability.  In case any provision in or obligation hereunder or under any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

9.12        Obligations Several; Independent Nature of Lenders’ Rights.  The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder.  Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity.  The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

9.13        Headings.  Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

9.14        APPLICABLE LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

9.15        CONSENT TO JURISDICTION.  ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY LOAN PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER LOAN DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH LOAN PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (a) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS, (b) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, (c) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE LOAN PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 9.1, (d) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (c) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE LOAN PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT, AND (e) AGREES AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

9.16        WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED ON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/COMPANY RELATIONSHIP THAT IS BEING ESTABLISHED.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED

THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED, WHETHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

9.17        Confidentiality.  Each Lender and Administrative Agent shall hold all information regarding Borrower and its Subsidiaries (other than Borrower Materials marked “Public” pursuant to Section 9.1(c)) and their businesses obtained by such Lender pursuant hereto and the other Loan Documents in accordance with such Lender’s or Administrative Agent’s (as applicable) customary procedures for handling confidential information of such nature and agrees it shall not disclose any such information other than (i) disclosures of such information to Affiliates of such Lender and Affiliates of Administrative Agent and to their respective agents and advisors (and to other persons authorized by a Lender or Administrative Agent (or their Affiliates) to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 9.17), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by a Lender of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) in Hedge Agreements (provided that, such counterparties and advisors are advised of and agree to be bound by the provisions of this Section 9.17), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Loan Parties received by it from any Agent or any Lender, (iv) disclosures required or requested by any governmental agency, self-regulatory organization or representative thereof or by The National Association of Insurance Commissioners (or its successor) or pursuant to legal or judicial process; provided that, unless specifically prohibited by applicable law or court order, each Lender and Administrative Agent shall make reasonable efforts to notify Borrower of any request by any governmental agency, self-regulatory organization or representative thereof (other than any such request in connection with any examination of the financial condition, compliance examination or other routine examination of such Lender or Administrative Agent by such governmental agency) for disclosure of any such information prior to disclosure of such information, (v) in connection with the exercise of any remedy or any enforcement action hereunder or under any other Loan Document and (vi) disclosures to Lenders or Agents, participants holding interests in any of the Obligations or any other Secured Party; provided that nothing herein shall prevent any Lender or Administrative Agent us from disclosing any such information to the extent that such information becomes publicly available other than by reason of disclosure by such Lender or Administrative Agent (as applicable) in violation of this Section 9.17.

9.18        Usury Savings Clause.  Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate.  If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest that would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect.  In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest that would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect.  Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws.  Accordingly, if any Lender contracts for, charges, or receives any consideration that constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Borrower.

9.19        Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

9.20        Patriot Act.  Each Lender and Administrative Agent (for itself and not on behalf of any other party) hereby notifies Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the names and addresses and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower in accordance with the Patriot Act.  Borrower will, and will cause each of its Subsidiaries to, provide, to the extent commercially reasonable or required by Requirements of Law, such information and take such actions as are reasonably requested by Administrative Agent or any Lender to assist Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

9.21        Integration.  This Agreement and the other Loan Documents represent the entire agreement of Parent, Holdings, Borrower, the Subsidiaries of Borrower, Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

9.22        Release of Collateral and Guaranty Obligations.

(a)   Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of Borrower in connection with any Disposition of Property permitted by the Loan Documents, Administrative Agent is hereby authorized (without notice to or vote or consent of any Lender, or any Affiliate of any Lender that is a party to any Hedge Agreement) to, and shall, take such actions as shall be required to release its security interest in any Collateral being Disposed of in such Disposition, and to release any Guarantied Obligations of (and Collateral held by) any Person being Disposed of in such Disposition, to the extent necessary to permit consummation of such Disposition in accordance with the Loan Documents; provided that, Borrower shall have delivered to Administrative Agent, at least five Business Days (or such shorter period as may be satisfactory to Administrative Agent) prior to the date of the proposed release, a written request for release identifying the relevant Collateral being Disposed of in such Disposition and the terms of such Disposition in reasonable detail, including the date thereof, the price thereof (if applicable) and any actual or reasonably estimated expenses in connection therewith, together with a certification by Borrower stating that such transaction is in compliance with this Agreement and the other Loan Documents and that the proceeds of such Disposition will be applied in accordance with this Agreement and the other Loan Documents.

(b)   Notwithstanding anything to the contrary contained herein or any other Loan Document, (i) upon the Discharge of the Obligations, upon request of Borrower, Administrative Agent shall (without notice to or vote or consent of any Lender, or any Affiliate of any Lender that is a party to any Hedge Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all the Guarantied Obligations provided for in any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Hedge Agreements~~.~~ and (ii) if Parent ceases to guarantee (whether as a result of the redemption, repurchase or acquisition or repayment thereof or otherwise) the Senior  Notes and Parent does not become a guarantor of any other Indebtedness of the Borrower or any of its Subsidiaries, the Parent Guaranty shall be released and, upon request of Borrower, Administrative Agent shall (without notice to or vote or consent of any Lender, or any Affiliate of any Lender that is a party to any Hedge Agreement) take such actions as shall be required to release the Parent Guaranty; provided that, with respect to Section 9.22(b)(ii), the Parent Guaranty shall be reinstated if at any time Parent is a guarantor of any Indebtedness (except Indebtedness incurred hereunder) of the Borrower or any of its Subsidiaries.

(c)   Notwithstanding anything to the contrary contained herein or in any other Loan Document, no Mortgage shall be required to be entered into or maintained in respect of any leasehold interest of the Borrower or any of its Subsidiaries.  Administrative Agent is hereby authorized (without notice to or vote or consent of any Lender, or any Affiliate of any Lender that is a party to any Hedge Agreement) to, and at the request and at the expense of Borrower shall, (i) take such actions as shall be required to release and terminate any security interest or mortgage granted prior to the Closing Date under any Existing Mortgage that covers any leasehold, but not fee, interest in any Real Estate Asset of the Borrower or its Subsidiaries, (ii) take such actions as shall be reasonably required to release the security interests in any Digital Cinema Equipment granted prior to the Closing Date and (iii) execute such documents as necessary to release United Artists Theatre Circuit II, LLC, a UA Subsidiary, as a Guarantor and a Grantor (as defined in the Guaranty and Collateral Agreement) under the Loan Documents and to terminate any UCC financing statements filed against such Person.

9.23        Effectiveness.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

9.24        Existing Agreements Superseded.

(a)   As and to the extent set forth in Section 1.4, the Fifth Restated Credit Agreement is superseded by this Agreement, which has been executed in renewal, amendment, restatement and modification, but not in novation or extinguishment of, the obligations under the Fifth Restated Credit Agreement.

(b)   Each Lender which has consented to or is party to the Second Amendment consents to and agrees to the terms of the Second Amendment and the amendments of this Agreement effectuated pursuant thereto.

9.25        Excluded Swap Obligations.  Notwithstanding anything herein or in any Security Document to the contrary, it is hereby acknowledged and agreed that the obligations secured by each of the Security Documents or guaranteed by any guaranty agreement made by a Loan Party in favor of the Administrative Agent, including the Guaranty, the Guaranty and Pledge Agreement and the Parent Guaranty, do not include the Excluded Swap Obligations.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

REGAL CINEMAS CORPORATION,
as Borrower

By:
Name:
Title:

[Sixth Amended and Restated Credit Agreement]

1

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Administrative Agent, Issuing Bank and a Lender

By:
Name:
Title:

By:
Name:
Title:

[Sixth Amended and Restated Credit Agreement]

2

,
as a Lender

By:
Name:
Title:

[Sixth Amended and Restated Credit Agreement]

3

APPENDIX A-1
TO SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

1.  Existing Term Loans

Term Loans outstanding under (and as defined in) the Fifth Restated Credit Agreement immediately prior to the effectiveness of this Agreement in an aggregate principal amount of $1,250,000,000.

2.  Existing Revolving Loans

As of the Closing Date, immediately prior to the effectiveness of this Agreement, there are no Revolving Loans outstanding under (and as defined in) the Fifth Restated Credit Agreement.

1

APPENDIX A-2
TO SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

Revolving Commitments

Lender	Revolving Loan Commitment
Credit Suisse AG, Cayman Islands Branch	$30,000,000
Barclays Bank PLC	$20,000,000
Bank of America, N.A.	$17,500,000
Deutsche Bank Trust Company Americas	$17,500,000
Total	$85,000,000.00

2

APPENDIX B
TO SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

Notice Addresses

REGAL CINEMAS CORPORATION, as Borrower 7132 Regal Lane Knoxville, TN 37918 Attention: Amy E. Miles, CEO Facsimile: (865) 922-3188 Telephone: (865) 925-1123

with a copy to:

Hogan Lovells US LLP

Columbia Square

555 Thirteenth Street, NW

Washington, DC 20004

Attention: Gordon C. Wilson, Esq.

Facsimile: (202) 637-5910

Telephone: (202) 637-5711

with an additional copy to:

Regal Cinemas, Inc.

7132 Regal Lane

Knoxville, TN 37918

Attention: General Counsel

Facsimile: (865) 922-3188

Telephone: (865) 922-1123

Credit Suisse AG, Cayman Islands Branch,

as Administrative Agent (for funding notices),

Arranger, Swingline Lender, and Issuing Bank

11 Madison Avenue

New York, New York 10010-3629

Attention: Agency Group

Facsimile: (212) 325-8304

Telephone: (212) 325-9205

(no copy recipients)

Credit Suisse AG, Cayman Islands Branch,

as Administrative Agent (for all purposes other

than funding notices)

11 Madison Avenue

New York, New York 10010-3629

Attention: William O’Daly

Facsimile: (212) 743-2254

Telephone: (212) 325-1986

with a copy to: Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue Los Angeles, California 90071 Attention: David C. Reamer, Esq. Facsimile: (212) 621-5600 Telephone: (213) 687-5000

3

Barclays Bank PLC Address: 70 Hudson Street Jersey City, NJ 07302 Attention: Joann Olivencia Facsimile: 212 412 7401 Telephone: 201 499 3727	(no copy recipients)

Bank of America, N.A. Address: 550 W. Main St., Suite 800 Knoxville, TN 37902 Attention: John M. Hall Facsimile: 865-244-3275 Telephone: 865-244-3272	Bank of America, N.A. Address: 550 W. Main St., Suite 800 Knoxville, TN 37902 Attention: Doris Phillips Facsimile: 865-244-4587 Telephone: 865-244-3268

Deutsche Bank Trust Company Americas Address: 60 Wall Street New York, NY 10005 Attention: Susan LeFevre Facsimile: 212-797-5692 / 5690 Telephone: 212-250-6114	(no copy recipients)

4

EXHIBIT B

AMENDMENT EFFECTIVE DATE CERTIFICATE

April [  ], 2013

THE UNDERSIGNED HEREBY CERTIFY, EACH IN HIS OR HER CAPACITY AS AN OFFICER OF REGAL CINEMAS CORPORATION, A DELAWARE CORPORATION (“BORROWER”) AND NOT INDIVIDUALLY, AS FOLLOWS:

1.  We are, respectively, the chief financial officer and the executive vice president of Borrower.

2.  We have reviewed the terms of Section 5 of the Second Amendment to the Sixth Amended and Restated Credit Agreement, dated as of April 19, 2013 (the “Amendment”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Parent, Holdings, the Borrower, the Guarantors and the Administrative Agent, and the definitions and provisions contained in the Credit Agreement relating thereto, and in our opinion we have made, or have caused to be made under our supervision, such examination or investigation as is necessary to enable us to express an informed opinion as to the matters referred to herein.

3.  Based upon our review and examination described in paragraph 2 above, we hereby certify, on behalf of Borrower and not in our individual capacities, that, after giving effect to the Amendment, as of the date hereof:

(i)            the representations and warranties of Borrower contained in each of the Loan Documents to which it is a party are true and correct in all material respects on and as of the Amendment Effective Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects on and as of such earlier date;

(ii)           Borrower has performed in all material respects all agreements and satisfied all conditions that the Agreement provides shall be performed or satisfied on or before the Amendment Effective Date; and

(iii)          no event has occurred and is continuing or would result from the consummation of the transactions contemplated by the Agreement on the date hereof that would constitute an Event of Default or a Default.

4.  Each Loan Party has requested Hogan Lovells US LLP to deliver to the Administrative Agent and Lenders a written opinion in form and substance satisfactory to Administrative Agent.

[Remainder of page intentionally left blank]

The foregoing certifications are made and delivered as of the date first written above.

REGAL CINEMAS CORPORATION

Name: Peter B. Brandow
Title: Executive Vice President

Name: David Ownby
Title: Chief Financial Officer

EXHIBIT C

ACKNOWLEDGEMENT AND CONSENT

See attached.

LENDER CONSENT TO THE SECOND AMENDMENT TO SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

April   , 2013

To:                             Credit Suisse, Cayman Islands Branch, as Administrative Agent

Eleven Madison Avenue

New York, NY 10010

Attention:  Agency Group

Re:                            Regal Cinemas Second Amendment to Sixth Amended and Restated Credit Agreement

Ladies and Gentlemen:

Reference is hereby made to (i) the Sixth Amended and Restated Credit Agreement, dated as of May 19, 2010 (as amended by the Permitted Secured Refinancing Agreement, dated as of February 23, 2011, the “Credit Agreement”), among Regal Cinemas Corporation, the banks and other financial institutions or entities party thereto as Lenders, and Credit Suisse AG, Cayman Islands Branch, as administrative agent, and Credit Suisse Securities (USA) LLC, as sole lead arranger and sole book runner and (ii) the Second Amendment to the Sixth Amended and Restated Credit Agreement among Regal Cinemas Corporation, certain affiliates and subsidiaries of Regal Cinemas Corporation and Credit Suisse AG, Cayman Islands Branch, as administrative agent (the “Second Amendment”), and the Credit Agreement, as amended by the Second Amendment, referred to in the Second Amendment in the form posted by, or on behalf of, the Administrative Agent via Intralinks, Syndtrak or a similar electronic transmission system.  Capitalized terms used but not defined herein having the meaning assigned to such terms in the Second Amendment.

Consent to Effectiveness of Second Amendment and Sixth Restated Credit Agreement.  By signing below, the undersigned, in its capacity as a Lender under the Credit Agreement, hereby acknowledges and consents to, and agrees to the terms of, the Second Amendment and hereby irrevocably authorizes Credit Suisse AG, Cayman Islands Branch, in its capacity as Administrative Agent, to execute the Second Amendment on behalf of the undersigned.

,
as a Lender

By:
Name:
Title:

EXHIBIT D

AMENDED EXHIBITS TO CREDIT AGREEMENT

See attached.

EXHIBIT A-1

FUNDING NOTICE

Reference is made to the Sixth Amended and Restated Credit Agreement, dated as of May 19, 2010 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, or otherwise renewed, refinanced or replaced from time to time (including subsequent or successive renewals, refinancings or replacements, and pursuant to one or more agreements or facilities), the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Regal Cinemas Corporation (“Borrower”), the Lenders party thereto from time to time, Credit Suisse AG, Cayman Islands Branch, as Administrative Agent, and the other agents party thereto.

Pursuant to Section [2.1(c)/2.2(c)] of the Credit Agreement, Borrower desires that Lenders make the following Loans to Borrower in accordance with the applicable terms and conditions of the Credit Agreement on [mm/dd/yyyy] (the “Credit Date”):

1. New Term Loan

• Base Rate Loans:	$[ , , ]

• Eurodollar Rate Loans, with an Initial
Interest Period of Months[*]:	$[ , , ]

2. Revolving Loans

• Base Rate Loans:	$[ , , ]

• Eurodollar Rate Loans, with an Initial Interest Period of Month(s)[*]:	$[ , , ]

Borrower hereby certifies, represents and warrants that:

(i)            after making the Loans requested on the Credit Date, the Total Utilization of Revolving Commitments will not exceed the Revolving Commitments then in effect;

(ii)           as of the Credit Date, the representations and warranties contained in the Credit Agreement and each other Loan Document are true and correct in all material respects on and as of the Credit Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects on and as of such earlier date; and

(iii)          as of the Credit Date, no event will have occurred and be continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Default.

(iv)          [if after giving effect to such Credit Extension, the sum of (x) the aggregate principal amount of outstanding Revolving Loans and (y) the Letter-of-Credit Usage would equal or exceed the Revolving Threshold, the Consolidated Adjusted Leverage Ratio for the most recently ended period of four consecutive Fiscal Quarters for which financial statements have been delivered under Section 5.1(a) and (c) is equal to or less than the Consolidated Adjusted Leverage Ratio required under Section 6.1(a) (regardless

[*]                                 insert: 1,2,3,6 or (if available to all lenders with loans affected thereby) 12

EXHIBIT A-1-1

of whether Section 6.1(a) is then applicable) and the Consolidated Leverage Ratio for the most recently ended period of four consecutive Fiscal Quarters for which financial statements have been delivered under Section 5.1(a) and (c) is equal to or less than the Consolidated Leverage Ratio required under Section 6.1(b) (regardless of whether Section 6.1(b) is then applicable).](1)

(1)                                  To be included only if Revolving Loans are requested pursuant to the Funding Notice.

EXHIBIT A-1-2

Date: [mm/dd/yyyy]	REGAL CINEMAS CORPORATION

By:
Name:
Title:

[Funding Notice]

EXHIBIT A-1-2

EXHIBIT A-3

ISSUANCE NOTICE

Reference is made to the Sixth Amended and Restated Credit Agreement, dated as of May 19, 2010 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, or otherwise renewed, refinanced or replaced from time to time (including subsequent or successive renewals, refinancings or replacements, and pursuant to one or more agreements or facilities), the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Regal Cinemas Corporation (“Borrower”), the Lenders party thereto from time to time, Credit Suisse AG, Cayman Islands Branch, as Administrative Agent, and the other agents party thereto.

Pursuant to Section 2.3 of the Credit Agreement, Borrower desires a Letter of Credit to be issued in accordance with the terms and conditions of the Credit Agreement on [mm/dd/yyyy] (the “Credit Date”) in an aggregate face amount of $[      ,      ,      ].

Attached hereto for each such Letter of Credit are the following:

(a)           the stated amount of such Letter of Credit;

(b)           the name and address of the beneficiary;

(c)           the expiration date; and

(d)           either (i) the verbatim text of such proposed Letter of Credit, or (ii) a description of the proposed terms and conditions of such Letter of Credit, including a precise description of any documents to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of such Letter of Credit, would require the Issuing Bank to make payment under such Letter of Credit.

Borrower hereby certifies, represents and warrants that:

(i)            after issuing such Letter of Credit requested on the Credit Date, the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect;

(ii)           as of the Credit Date, the representations and warranties contained in the Credit Agreement and each other Loan Document are true and correct in all material respects on and as of the Credit Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects on and as of such earlier date; and

(iii)          as of such Credit Date, no event has occurred and is continuing or would result from the consummation of the issuance contemplated hereby that would constitute an Event of Default or a Default.

(iv)          if after giving effect to such Credit Extension, the sum of (x) the aggregate principal amount of outstanding Revolving Loans and(y) the Letter-of-Credit Usage would equal or exceed the Revolving Threshold, the Consolidated Adjusted Leverage Ratio for the most recently ended period of four consecutive Fiscal Quarters for which financial statements have been delivered under Section 5.1(a) and (c) is equal to or less than the Consolidated Adjusted Leverage Ratio required under Section 6.1(a) (regardless of whether Section 6.1(a) is then applicable) and the Consolidated Leverage Ratio for the most recently

EXHIBIT A-3-1

ended period of four consecutive Fiscal Quarters for which financial statements have been delivered under Section 5.1(a) and (c) is equal to or less than the Consolidated Leverage Ratio required under Section 6.1(b) (regardless of whether Section 6.1(b) is then applicable).

EXHIBIT A-3-2

Date: [mm/dd/yyyy]	REGAL CINEMAS CORPORATION

By:
Name:
Title:

[Issuance Notice]

EXHIBIT A-3-2

EXHIBIT C

COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES, IN HIS CAPACITY AS AN OFFICER OF REGAL CINEMAS CORPORATION, A DELAWARE CORPORATION (“BORROWER”) AND NOT INDIVIDUALLY, AS FOLLOWS:

1.     I am the Chief Financial Officer of Borrower.

2.     I have reviewed the terms of that certain Sixth Amended and Restated Credit Agreement, dated as of May 19, 2010 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, or otherwise renewed, refinanced or replaced from time to time (including subsequent or successive renewals, refinancings or replacements, and pursuant to one or more agreements or facilities), the “Credit Agreement”; undefined capitalized terms used herein have the meanings assigned to them therein), by and among Borrower, the Lenders party thereto from time to time, Credit Suisse AG, Cayman Islands Branch, as Administrative Agent, and the other agents party thereto, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Borrower and its Restricted Subsidiaries during the accounting period covered by the attached financial statements.

3.     The examination described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event that constitutes an Event of Default or Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth in a separate attachment, if any, to this Certificate, which separate attachment describes in detail, the nature of the condition or event, the period during which it has existed and the action that Borrower or any of its Subsidiaries has taken, is taking, or proposes to take with respect to each such condition or event.

4.     To the best of my knowledge, each Loan Party has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in the Credit Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it.

5.     Attached hereto as Annex A, which is incorporated herein by this reference, are the computations showing compliance with the covenants set forth in Sections 6.1 (and if Section 6.1 is not applicable to the period covered by this Certificate, showing the Consolidated Adjusted Coverage Ratio and Consolidated Leverage Ratio for such period) and 6.7 of the Credit Agreement, and the computation showing Consolidated Excess Cash Flow [and the amount thereof required to be applied toward the repayments of Loans.]  [Attached hereto as Annex B, which is being delivered at Administrative Agent’s request and is incorporated herein by this reference, are the computations showing compliance with the covenants set forth in Section[s] [6.2,] [6.3,] [6.5,] [6.6,] [6.8,] [6.11 and 6.19] of the Credit Agreement.]

The foregoing certifications, together with the computations set forth on Annex A and the financial statements delivered with this Certificate in support hereof, are made and delivered [            ], 20[    ] pursuant to Section 5.2(b) of the Credit Agreement.

REGAL CINEMAS CORPORATION

By:
Name:
Title:

EXHIBIT C-1

ANNEX A TO
COMPLIANCE CERTIFICATE

For the Fiscal [Quarter][Year] ending [mm/dd/yyyy].

(i) Consolidated Adjusted Leverage Ratio
Consolidated Adjusted Leverage Ratio (item (i) divided by item (ii) below):	:1.00
Covenant maximum Consolidated Adjusted Leverage Ratio (as set forth in Section 6.1(a) of the Credit Agreement):	6.00:1.00
(a) Consolidated Adjusted Debt (item (a) below minus item (b) below plus item (c) below):	$
(i) Funded Debt(1) (the sum, without duplication, of items (1) through (5) below):	$
(1) Indebtedness for borrowed money:	$
(2) Obligations for the deferred purchase price of Property or services (other than trade payables incurred in the ordinary course of business):	$
(3) Obligations evidenced by notes, bonds, debentures or other similar instruments:	$

(4)   Indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property):

$
(5) Capital Lease Obligations or Synthetic Lease Obligations:	$
(ii) Unrestricted and unencumbered Cash and Cash Equivalents:	$
(iii) Consolidated Lease Expenses(2) multiplied by 8:	$
(b) Consolidated EBITDAR (item (a) below plus item (b) below):	$
(i) Consolidated EBITDA(3) (item (1) below plus item (2) below minus item (3) below):	$

(1)                                  Not including obligations incurred under the UA Pass-Through Trust Documents.

(2)                                 Not including payments in respect of Capital Lease Obligations or EITF 97-10 Capital Lease Obligations or lease obligations in respect of Digital Cinema Equipment owing to any DCIP entity, and in respect of Synthetic Lease Obligations.  Consolidated Lease Expense shall be calculated by giving effect to the adjustments to the asset base described in the definition of “Consolidated EBITDA” in the Credit Agreement.

(3)                                 “Consolidated EBITDA” for the applicable period shall be (A) determined on the basis that any Permitted Acquisitions, or other acquisitions or dispositions of revenue producing assets that were consummated during such period were consummated on the first day of such period, (B) determined on the basis that any designation of a Subsidiary as an Unrestricted Subsidiary or a Restricted Subsidiary, as the case may be, that occurred during such period occurred on the first day of such period, and (C) increased or decreased, as the case may be, to reflect the projected good faith identifiable and supportable net cost saving or additional net costs, as the case may be, resulting from any Permitted Acquisition consummated during such period by combining the operations of such acquisition with the operations of Borrower and its Restricted Subsidiaries (as determined by Borrower based on reasonable assumptions and computations set forth in sufficient detail and that are reasonably acceptable, in substance, to Administrative Agent, which determination shall be made on each date on which a Compliance Certificate for such applicable

EXHIBIT C-1

(1) Consolidated Net Income(1):	$
(2) Amounts deducted in determining Consolidated Net Income (the sum, without duplication, of items (A) through (H) below):	$
(A) Noncash minority interest expense:	$

(B)       Noncash charges (including noncash Consolidated Lease Expense and noncash theatre closing costs), amortization (including amortization of deferred financing fees), depreciation, noncash restructuring charges or reserves, and other noncash reserves and nonrecurring charges:

$
(C) Federal, state and local taxes (whether paid in cash or deferred) computed on the basis of income:	$
(D) Consolidated Interest Expense (item 3(ii) below) and noncash interest expense:	$

(E)        Expenses or charges incurred in connection with the issuance of debt or equity securities, and up-front fees paid with respect to credit facilities provided by banks and other financial institutions:

$

(F)        Transaction Costs and other one-time fees, costs and expenses (including legal fees and costs) in connection with the Closing Date Transactions and actions related thereto (including obtaining title insurance, making filings and recordings of mortgages, deeds of trust, financing statements and other actions contemplated by the Loan Documents):

$
(G) Expenses or charges incurred in connection with real estate financings:	$
(H) Fees and expenses paid in connection with Permitted Acquisitions and investments:	$
(3) Amounts included in determining Consolidated Net Income (the sum, without duplication, of items (A) through (C) below):	$

period is delivered, all in compliance with the requirements of Regulation S-X for a Form S-1 registration statement under the Securities Act); provided that, so long as such net savings or additional net costs will be realizable at any time during such period, it may be assumed, for the purpose of this footnote, that such net cost savings or additional net costs will be realizable during the entire period.

(1)                                  In calculating Consolidated Net Income for any period, there shall be excluded (a) the income (or deficit) of any Restricted Subsidiary accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with Borrower or any of its Restricted Subsidiaries, except as set forth in clause (A) of footnote 3, (b) the income (or deficit) of any Person (other than a Restricted Subsidiary) in which Borrower or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Borrower or such Restricted Subsidiary in the form of dividends or similar distributions; notwithstanding the foregoing, all dividends or similar distributions actually received by Borrower or such Restricted Subsidiary from NCM shall be included in Consolidated Net Income to the extent not excluded pursuant to clause (e) below, (c) the undistributed earnings of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Restricted Subsidiary, (d) all gains (but not losses) that are either extraordinary (as determined in accordance with GAAP) or are either unusual or nonrecurring (including any gain from the sale or other disposition of assets outside the ordinary course of business or from the issuance or sale of any capital stock and from any cancellation of indebtedness gains or income) and (e) NCM Extraordinary Payments and taxes relating to such NCM Extraordinary Payments.

EXHIBIT C-2

(A) Noncash gains:	$
(B) Nonrecurring gains:	$
(C) Cash payments made with respect to noncash charges or reserves included in item (2) above for a prior period:	$
(ii) Rent expenses(1):	$

(1)                                  Calculated by giving effect to the adjustments to the asset base described in the definition of “Consolidated EBITDA” in the Credit Agreement.

EXHIBIT C-3

(ii) Consolidated Leverage Ratio
Consolidated Leverage Ratio (item (i) below divided by item (ii) below):	:1.00
Covenant maximum Consolidated Leverage Ratio (as set forth in Section 6.1(b) of the Credit Agreement):	4.00:1.00
(a) Consolidated Total Debt (item (a) below minus item (b) below):	$
(i) Funded Debt (item 1(i)(a) above):	$
(ii) Unrestricted and unencumbered Cash and Cash Equivalents (item 1(i)(b) above):	$
(b) Consolidated EBITDA (item 1(ii)(a) above):	$

EXHIBIT C-4

(iii) Capital Expenditures
(a) Capital Expenditures(1) for the current Fiscal [Quarter][Year]:	$
(b) The amount available for Capital Expenditures in the previous Fiscal Year(2) carried forward to the current Fiscal Year(3):	$
(c) Capital Expenditures net of amount carried forward from the previous Fiscal Year (item (i) above minus item (ii) above (if positive), otherwise 0):	$
(d) Consolidated EBITDA(4) (item 1(ii)(a) above) multiplied by 0.35:	$
(e) Carry-forward amount (item (iv) above minus item (iii) above (if positive), otherwise 0):	$

(f)    Capital Expenditures in excess of amounts available therefor from the amount carried forward from the previous Fiscal Year and the current Fiscal Year’s Consolidated EBITDA (item (iii) above minus item (iv) above (if positive), otherwise 0):

$

(g)   Net Cash Proceeds received as a capital contribution or from issuances or sales to Holdings of Capital Stock of Borrower, in each case after the Closing Date, to the extent that (x) such Net Cash Proceeds are not required to be applied to repay Loans pursuant to Sections 2.13(b) and 2.14 of the Credit Agreement, and (y) Borrower could make a Restricted Payment of the same amount pursuant to Section 6.6(e) of the Credit Agreement:

$
(h) Item (vi) above minus item (vii) above (if positive, then Borrower is in covenant compliance)(5):	$

(1)                                  For purposes of this item 4, Capital Expenditures shall not include Permitted Acquisitions made in accordance with Section 6.8(f) of the Credit Agreement.

(2)                                  Pursuant to Section 6.7(a) of the Credit Agreement.

(3)                                  Pursuant to Section 6.7(a) of the Credit Agreement.

(4)                                  For purposes of this item 4(iv), Consolidated EBITDA shall be increased by an amount equal to (i) the Consolidated EBITDA during the last fiscal year for which audited financial statements are available of any Restricted Subsidiary acquired, or (ii) the Consolidated EBITDA that would have been attributable to any assets acquired in a Permitted Acquisition during the last fiscal year (as reasonably determined by Borrower and approved by Administrative Agent), in each case in the current Fiscal Year (calculated by reference to such acquired Restricted Subsidiary and its Restricted Subsidiaries only), multiplied by 0.35, multiplied by a fraction, the numerator of which is 365 minus the number of days that elapsed in the current Fiscal Year prior to such acquisition, and the denominator of which is 365).

(5)                                  Covenant compliance analysis to be included with the Compliance Certificates delivered concurrently with the delivery of the financial statements referred to in Section 5.1(a) of the Credit Agreement.

EXHIBIT C-5

(iv) Consolidated Excess Cash Flow
(a) Consolidated Net Income (item 1(ii)(a)(1) above):	$
(b) Add backs (in the case of items (b) through (d) below, to the extent deducted in calculating Consolidated Net Income) (the sum, without duplication, of items (a) through (c) below):	$
(i) Consolidated Working Capital Adjustment (item (1) below minus item (2) below):	$
(1) As at [first day of current Fiscal Year], the excess of Consolidated Current Assets over Consolidated Current Liabilities(1):	$
(2) As at [last day of current Fiscal Year], the excess of Consolidated Current Assets over Consolidated Current Liabilities:	$

(ii)   Expenses, premiums or charges incurred in connection with the issuance of debt or equity securities, fees paid in respect of credit facilities provided by banks and other financial institutions, and one-time fees, costs and expenses (including legal fees and costs) in connection with the Closing Date Transactions and actions related thereto (including obtaining title insurance, making filings and recordings of mortgages, deeds of trust, financing statements, and other actions contemplated by the Loan Documents):

$
(iii) Depreciation and amortization:	$
(iv) Other noncash charges or losses:	$
(c) Deductions (the sum, without duplication, of items (a) through (c) below):	$
(i) Voluntary and scheduled repayments of Consolidated Total Debt (excluding (1) voluntary repayments of the Loans, and (2) repayments financed with Indebtedness):	$

(ii)   Capital Expenditures made with internally-generated cash (net of any proceeds of (x) any related financings with respect to such expenditures, and (y) any Asset Sales used to finance such expenditures):

$
(iii) Noncash gains included in determining such Consolidated Net Income:	$
(d) Consolidated Excess Cash Flow (item (i) above plus item (ii) above minus item (iii) above):	$
Mandatory prepayment amount (if Consolidated Leverage Ratio (item 2 above) is greater than 3.75:1.00, then 50% of item (iv) above, otherwise enter 0)(2):	$

(1)                                  To exclude the current portion of any balance sheet liabilities attributable to NCM Extraordinary Payments.

(2)                                  To be included with the Compliance Certificates delivered concurrently with the delivery of the financial statements referred to in Section 5.1(a) of the Credit Agreement.

EXHIBIT C-6